UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a -12

OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (02-02)		Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

One Main Street

Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2022 Annual Meeting of Shareholders of Old National Bancorp (the "Company'') will be held as a virtual meeting on Wednesday, May 18, 2022, at 9:00 a.m., Central Time. You will be able to attend the Annual Meeting, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ONB2022 and entering your 16-digit control number located on your Proxy Card. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:

(1)	Election of the Company’s Board of Directors consisting of sixteen directors to serve for one year and until the election and qualification of their successors.

(2)	Approval of an amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan by 9,000,000 shares.

(3)	Approval of a non-binding advisory proposal on executive compensation.

(4)	Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

(5)	Transaction of such other business as may properly come before the meeting or any adjournments and postponements thereof.

The foregoing items of business, as well as instructions for accessing the virtual Annual Meeting, are more fully described in the Proxy Statement accompanying this Notice. Holders of common stock of record at the close of business on March 10, 2022 are entitled to notice of, and to vote at, the Annual Meeting. We will first mail the Notice of Internet Availability of Proxy Materials to certain of our shareholders on or about April 8, 2022. Shareholders who do not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper copy of our proxy materials, which will be sent on or about the same day. All proxy materials will be available by April 8, 2022 at www.oldnational.com/Proxy.

A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal office upon written request by a shareholder beginning five business days prior to the Annual Meeting and will remain accessible throughout the Annual Meeting at www.virtualshareholdermeeting.com/ONB2022.

By Order of the Board of Directors

Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary

April 8, 2022

IMPORTANT

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please vote your shares by completing and mailing your Proxy Card in the envelope provided (no postage is required if mailed in the United States), or vote by telephone or the Internet. Additional information on voting your shares is included in the attached Proxy Statement.

CERTAIN TERMS

Certain terms that we use in the accompanying Proxy Statement have particular meanings, as set forth below.

Term	Meaning
401(k) Plan	The Old National Bancorp Employee Stock Ownership and Savings Plan
Amended and Restated 2008 Incentive Compensation Plan	Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (amended and restated as of May 10, 2012, further amended and restated as of April 27, 2017, and further amended as of April 29, 2021)
Annual Meeting	2022 Annual Meeting of Shareholders of Old National Bancorp
Articles of Incorporation	Amended and Restated Articles of Incorporation of Old National Bancorp, as in effect currently
Board of Directors or Board	Board of Directors of Old National Bancorp
By-Laws	Amended and Restated By-Laws of Old National Bancorp, as in effect currently
common stock	Common Stock, no par value per share, of Old National Bancorp
Company, Old National, we, us or our	Old National Bancorp*
Compensation Committee	Talent Development and Compensation Committee of Old National Bancorp
Directors Deferred Compensation Plan	Old National Bancorp Directors Deferred Compensation Plan
EPS	Earnings per share
ESG	Environmental, social and governance
Exchange Act	Securities Exchange Act of 1934, as amended
Executive Deferred Compensation Plan	Old National Bancorp Executive Deferred Compensation Plan
FASB ASC	Financial Accounting Standards Board Account Standards Codification
First Midwest	First Midwest Bancorp, Inc.
First Midwest Bank	First Midwest Bank, which was a wholly-owned subsidiary of First Midwest Bancorp, Inc. prior to the Merger and which now is a division of Old National Bank
Form 10-K	Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021
Internal Revenue Code	Internal Revenue Code of 1986, as amended
^KRX Index	KBW Nasdaq Regional Banking Index (Old National Bancorp is included in this index)
Merger	The previously announced merger of equals transaction pursuant to which Old National Bancorp and First Midwest Bancorp, Inc. merged on February 15, 2022.
Merger Agreement	Agreement and Plan of Merger dated as of May 30, 2021 by and between Old National Bancorp and First Midwest Bancorp, Inc.
NASDAQ	The Nasdaq Stock Market
Named Executive Officers or NEOs	Executive officers named in the Summary Compensation Table contained in this Proxy Statement
Notice of Annual Meeting or Notice	The Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement
Notice and Access Card	The Notice of Internet Availability of Proxy Materials
Old National Bank or Bank	Old National Bank, which is a wholly-owned subsidiary of Old National Bancorp
Paycheck Protection Program or PPP	The U.S. Small Business Administration’s Paycheck Protection Program
Plan	Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (amended and restated as of May 10, 2012, further amended and restated as of April 27, 2017, and further amended as of April 29, 2021)
preferred stock	Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and Series C, of Old National Bancorp
Proxy	The designation of the authority to vote your shares of Old National Bancorp common stock at the Annual Meeting
Proxy Card	The proxy card or voting instruction form that accompanies this proxy statement
Proxy Statement	This Proxy Statement
Record Date	March 10, 2022 – the date that holders of common stock who are of record on the books and records of Old National Bancorp at the close of business on March 10, 2022 and who are entitled to notice of, and to vote at, the Annual Meeting
ROA	Return on assets
ROE	Return on equity
ROATCE	Return on average tangible common equity
SEC	United States Securities and Exchange Commission
STIP	Short Term Incentive Plan
TSR	Total Shareholder Return
WTW	Willis Towers Watson, the independent consultant to the Compensation Committee

*In this Proxy Statement, “we,” “our,” “us,” and the “Company” refer to Old National as a standalone company prior to February 15, 2022, the date we completed the Merger with First Midwest, and after February 15, 2022, refer to the combined Company as a result of the Merger.

One Main Street

Evansville, Indiana 47708

PROXY STATEMENT

For the Virtual Annual Meeting of Shareholders to be held on

May 18, 2022, at 9:00 a.m. Central Daylight Time

Access to Virtual Meeting:

www.virtualshareholdermeeting.com/ONB2022

PROXY STATEMENT – SUMMARY

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting your shares of Old National common stock.

GENERAL INFORMATION

Meeting: Annual Meeting of Shareholders         Date: Wednesday, May 18, 2022             Time: 9:00 a.m. Central Time

Location: Virtual/Online at www.virtualshareholdermeeting.com/ONB2022                      Record Date: March 10, 2022

Voting:	Shareholders as of the Record Date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each matter to be voted on at the Annual Meeting.

Admission:	To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/ONB2022. You will need the 16-digit control number included on your Notice and Access Card, your Proxy Card or your voting instruction form that accompanied this Proxy Statement.

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

Proposals ● Election of Directors	Recommendation FOR each director nominee	Page Reference 19

● Approval of an amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan by 9,000,000 shares.	FOR	31

● Approval of a non-binding advisory proposal on executive compensation	FOR	74

● Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022	FOR	75

DIRECTOR NOMINEES

See pages 19 through 27

Name	Age	Director Since	Principal Occupation	Independent

Barbara A. Boigegrain	64	2022	Former CEO & General Secretary, Wespath Benefits and Investments	Yes

Thomas L. Brown	65	2022	Former SVP & CFO, RLI Corp.; former partner, PricewaterhouseCoopers LLP	Yes

Kathryn J. Hayley	63	2022	CEO, Rosewood Advisory Services, LLC; former Executive Vice President, UnitedHealthcare	Yes

Peter J. Henseler	63	2022	Chairman, TOMY International	Yes

Daniel S. Hermann	64	2020	Founding member, Lechwe Holdings LLC; former CEO, AmeriQual Group, LLC	Yes

Ryan C. Kitchell	48	2018	Former EVP & Chief Financial Officer, Indiana University Health	Yes

Austin M. Ramirez	43	2020	President & CEO, Husco International	Yes

Ellen A. Rudnick	71	2022	Senior Advisor & Adjunct Professor of Entrepreneurship, University of Chicago Booth School of Business	Yes

James C. Ryan, III	50	2019	CEO, Old National Bancorp	No

Thomas E. Salmon	58	2018	Chairman & CEO, Berry Global Group, Inc.	Yes

Michael L. Scudder	61	2022	Executive Chairman, Old National Bancorp	No

Rebecca S. Skillman	71	2013	Chairperson, Radius Indiana; Former Lt. Governor, State of Indiana	Yes

Michael J. Small	64	2022	CEO, K4 Mobility LLC; former President and CEO of GoGo, Inc.	Yes

Derrick J. Stewart	44	2015	Senior Vice President, Education and Communication of the YMCA Retirement Fund	Yes

Stephen C. Van Arsdell	71	2022	Former Senior Partner, Chairman and CEO, Deloitte & Touche LLP	Yes

Katherine E. White	55	2015	Brigadier General, U.S. Army; Professor of Law, Wayne State University Law School	Yes

AMENDMENT TO 2008 INCENTIVE COMPENSATION PLAN

See page 31

Approval of an amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan to increase the number of shares of common stock authorized under the plan for equity awards to directors, officers and key employees of the Company by 9,000,000 shares. Additional shares are required due to the increased size of the Company and the greater number of participants under the plan following the closing of the Merger.

2021 EXECUTIVE COMPENSATION

Approval of a non-binding advisory proposal on compensation paid in 2021 to the Named Executive Officers of the Company. See the Compensation Discussion and Analysis beginning on page 41 for additional information on this compensation.

RATIFICATION OF INDEPENDENT AUDITORS

See page 75

Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

ABOUT OLD NATIONAL

TRANSFORMATIONAL MERGER OF EQUALS AND 2021 HIGHLIGHTS

About the Company

The Company is the holding company for Old National Bank and ranks among the top 35 banking companies headquartered in the United States. Since its founding in 1834, Old National Bank has focused on community banking by building long-term, highly-valued partnerships and keeping our clients at the center of all we do. In addition to providing extensive services in retail, mortgage and commercial banking, Old National Bank offers comprehensive wealth management, investment and capital market services, and its footprint includes Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota and Wisconsin.

In addition, for eleven consecutive years, the Company has been recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. This recognition honors companies demonstrating exceptional leadership and a commitment to business integrity through best-in-class ethics, compliance and governance practices. Old National Bank is one of only three U.S. banks recognized by Ethisphere Institute and one of five honorees in the banking industry worldwide.

Merger of Equals Transaction with First Midwest

2021 was a year of significant growth for the Company as it proceeded with its transformational merger of equals transaction with First Midwest, which was completed on February 15, 2022. The Merger received overwhelming support from the shareholders of both companies. As a result of the combination of two financially-strong and long-standing midwestern franchises, Old National Bank nearly doubled in size and became the sixth largest commercial bank headquartered in the Midwest based on assets. Old National now has more than $46 billion of assets, an additional $34 billion of assets under management and over 4,000 employees. A complete description of the Merger can be found in the Form 8-K filed by the Company with the SEC on June 2, 2021.

The rationale for this strategic combination was, and continues to be, to enhance and continue to deliver exceptional value to shareholders, clients, team members and the communities we serve, as well as to be the premier banking company in the Midwest, thereby allowing us to serve our clients well while maintaining our culture, integrity and community commitment. The business models, strategic focus, culture and values of the two organizations were highly compatible and well aligned.

Certain strategic benefits of the Merger include:

●	Top-tier commercial and community bank. With enhanced scale, a more diverse geographic footprint and a broader product suite, the Company has increased capability to serve both existing, new and larger clients as well as to compete even more effectively with the largest banks in our markets.

●	Highly compatible visions and cultures. The business models, missions, visions, culture, values and uncompromised integrity of Old National and First Midwest were highly compatible and well-aligned, including the complementary nature of products, clients and markets of the two companies and their shared commitment to local communities.

●	Merger synergies and financial benefits to shareholders. The synergies and financial benefits of the combined organization will allow us to leverage both legacy banks’ strengths and be poised to deliver strong financial performance and value creation for shareholders in 2022 and beyond.

●	Strengthened market position. With $46 billion in combined assets, the Merger created a bank with a presence in six of the largest Midwestern metropolitan areas, strong commercial banking capabilities, a robust retail footprint and a significant wealth platform.

●	Employee focus. With Old National's 11 consecutive years of being recognized as one of the World’s Most Ethical Companies, First Midwest’s multiple recognitions as a Best Place to Work and a shared commitment to diversity, equity and inclusion, the combined Company continues to be committed to fostering a strong culture of collaboration and trust and empowering its team members to flourish and be successful.

●	Community engagement. The Merger enables the combined Company to build on both Old National’s and First Midwest’s longstanding history of service, enhance our ability to champion community initiatives and drive positive change throughout our footprint.

●	Digital and technology capabilities. The Merger provides the combined Company with the scale and profitability to accelerate digital and technology capabilities to drive future investments in commercial, consumer and wealth management services.

2021 Highlights – Old National

In 2021, Old National delivered strong standalone operating results. Financial highlights for 2021 include:

●	Earnings per share of $1.67 compared to $1.36 in 2020
o	Adjusted earnings per share of $1.73 compared to $1.50 in 2020
●	Record net income of $277.5 million compared to $226.4 million in 2020
o	Record adjusted net income of $286.5 million compared to $250.3 million in 2020
●	Record wealth management revenues
●	Total loan and total commercial loan growth, excluding PPP loans, of 4.6% and 7.2%, respectively
●	Continued strong credit quality, with net charge-offs (recoveries) to average loans of (0.03)% compared to 0.02% in 2020
●	Adjusted return on average tangible common equity of 15.4% compared to 14.6% in 2020
●	Continued favorable adjusted efficiency ratio of 56.8%, which was consistent with 2020 and continues to reflect effective cost controls

2021 Highlights – First Midwest

In 2021, First Midwest also delivered strong standalone operating results. Financial highlights for 2021 include:

●	Earnings per share of $1.60 compared to $0.87 in 2020
o	Adjusted earnings per share of $1.70 compared to $1.18 in 2020
●	Net income of $181.5 million compared to $97.8 million in 2020
o	Adjusted net income of $193.8 million compared to $133.1 million in 2020
●	Record wealth management and mortgage banking revenues
●	Total loan and total commercial loan growth, excluding PPP loans, of 3.0% and 1.3%, respectively
●	Net charge-offs to average loans of 0.27% compared to 0.36% in 2020
●	Adjusted return on average tangible common equity of 13.0% compared to 9.4% in 2020
●	Adjusted efficiency ratio of 60.8%, which was the same in 2020 and continued to reflect effective cost controls

Better Together

Better Together describes the rationale and logic for the merger of equals transaction between Old National and First Midwest and is the core principle we follow as we integrate Old National and First Midwest. As described above, this merger of equals brought together two financially strong and well-managed banks with a shared passion for strengthening communities, exceeding client expectations and delivering superior performance. In summary, Old National and First Midwest, while being profitable, strong and stable standalone companies, are better together.

Corporate Social Responsibility

Following the Merger, the Company has greater resources available for executing on its environmental, social and governance initiatives, including its diversity, equity and inclusion activities. See Corporate Governance at Old National Bancorp – Environmental, Social and Governance on page 17.

Community Growth Plan

In January of 2022, we announced our $8.3 billion Community Growth Plan that builds on our long-standing commitment to support historically underserved and economically disadvantaged individuals, families and communities throughout the combined Company’s footprint. Over a five-year period, the Community Growth Plan contemplates nearly $5 billion in community lending and affordable housing commitments to underserved and low-to-moderate income (“LMI”) borrowers and approximately $3.3 billion in community development initiatives and philanthropic programs in LMI and majority-minority neighborhoods.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement relates to our Annual Meeting to be held on May 18, 2022, at 9:00 a.m., Central Daylight Time. The Company is holding the Annual Meeting in a virtual-only meeting format. We have determined that holding a virtual meeting facilitates the ability of a shareholder to attend the Annual Meeting and minimizes any possible COVID-19 impact to those who may attend the Annual Meeting. As such, you will not be able to attend the Annual Meeting in person at a physical location. This Proxy Statement and the Proxy Card are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors.

We are pleased to take advantage of the SEC rule that permits companies to furnish proxy materials to shareholders over the Internet at www.oldnational.com/Proxy which will be available by April 8, 2022. Beginning on or about April 8, 2022, we will send to most of our shareholders, by mail or email, a Notice and Access Card for the shareholder meeting containing instructions on how to access the proxy materials over the Internet and vote online. This method offers a convenient, cost-effective and environmentally friendly way for shareholders to review the materials and vote. The Notice and Access Card is not a proxy card and cannot be used to vote. If you receive the Notice and Access Card and would like to receive paper copies of the proxy materials, please follow the instructions in the Notice and Access Card and the materials will be mailed to you. Shareholders who do not receive the Notice and Access Card for the shareholder meeting will continue to receive a paper copy of our proxy materials, which will be sent on or about the same day.

A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal office upon written request by a shareholder beginning five business days prior to the Annual Meeting and will remain accessible throughout the Annual Meeting at www.virtualshareholdermeeting.com/ONB2022.

Important Notice Regarding the Availability of Proxy Materials

A copy of the Company’s 2021 annual report to shareholders accompanies this Proxy Statement. The Notice of Annual Meeting, this Proxy Statement and our 2021 annual report to shareholders are available at www.oldnational.com/Proxy. If you would like to receive, without charge, a paper copy of our annual report, please contact our Corporate Secretary at Old National Bancorp, P.O. Box 718, Evansville, Indiana 47708.

Who can attend the Annual Meeting?

Shareholders of the Company of record as of the Record Date of March 10, 2022 and guests of the Company may attend the Annual Meeting.

Who may vote at the Annual Meeting?

This Proxy Statement and our annual report to shareholders are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only holders of the Company’s common stock of record on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 292,218,288 shares of common stock of the Company were outstanding.

To the knowledge of the Company, no person or firm, other than BlackRock, Inc., The Vanguard Group, Inc., Dimensional Fund Advisors LP and State Street Corporation beneficially owned individually more than 5% of the outstanding common stock of the Company as of December 31, 2021. As of the Record Date, no individual director, director nominee or officer beneficially owned more than 5% of the outstanding common stock of the Company.

How do I attend the Annual Meeting?

Our Annual Meeting will take place via a webcast at www.virtualshareholdermeeting.com/ONB2022. You will not be able to attend the Annual Meeting in person at a physical location. If you are a registered shareholder as of the Record Date, you may attend the Annual Meeting by visiting the virtual meeting website and entering the 16-digit control number that is printed on your Notice and Access Card or Proxy Card. If you are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/ONB2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote or submit questions during the meeting. You may log in beginning at 8:45 a.m., Central Daylight Time on May 18, 2022. The Annual Meeting will begin promptly at 9:00 a.m., Central Daylight Time.

How do I submit questions during the Annual Meeting?

Shareholders will be able to submit questions upon accessing the virtual meeting until the conclusion of the meeting by typing the question into the “Ask a Question” field and clicking “Submit.” We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we may group such questions together. Questions relevant to meeting matters that we do not have time to answer during the Annual Meeting will be posted to our website following the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.

Rules of Conduct for the Annual Meeting

We will post rules of conduct for the Annual Meeting at www.virtualshareholdermeeting.com/ONB2022.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the Annual Meeting during the check-in process or the meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

Voting and Proxy Procedures

Each share of the Company’s outstanding common stock on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice and Access Card by mail, you will not receive a printed copy of the Proxy Statement or our annual report to shareholders unless you request the materials by following the instructions included in the Notice and Access Card.

If your shares are registered in your name, you may vote your shares via the Internet, by telephone, or by completing, signing, dating and returning your Proxy Card in the postage-paid envelope provided. Simply follow the instructions on the Proxy Card or Notice and Access Card provided. If your shares are held in “street name” through a broker, bank, or other nominee, please follow the instructions provided by your broker, bank, trustee, or other nominee on the voting instruction form or Notice and Access Card in order to vote your shares via the Internet, or by signing, dating and returning the voting instruction form provided by such entity. We refer to brokers, banks, trustees and other nominees in this Proxy Statement collectively as “brokers.” In this circumstance, you are a shareholder whose shares are held in “street name” and your broker is considered the shareholder of record.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your Proxy Card or use Internet or telephonic voting, but do not specify how you want to vote your shares, the designated proxies will vote your shares FOR each of the sixteen director nominees and each of the other items being proposed by the Board and in the judgement of the designated proxies as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Quorum Requirements

Holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting must be present, either in attendance virtually or represented by proxy, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting.

Can I change my vote after I return the Proxy Card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your Proxy or change your electronic or telephonic vote at any time before the Annual Meeting by one of the following methods:

●	Submitting another proper Proxy with a more recent date than that of the Proxy first given by: (1) following the Internet voting instructions; or (2) completing, signing, dating and returning a Proxy Card to the Company’s Corporate Secretary at the Company’s main office.

●	Sending written notice of revocation to the Company’s Corporate Secretary.

●	Voting your shares via Internet or by telephone at the Annual Meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your Proxy by following instructions provided by your broker, bank or other nominee. No notice of revocation or later-dated Proxy will be effective until received by the Company’s Corporate Secretary prior to the Annual Meeting.

How many votes are needed to have each of the proposals pass?

Election of Directors. Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election of directors, which means that nominees who receive the greatest number of votes will be elected, even if such amount is less than a majority of the votes cast. Shareholders are not able to cumulate their votes in the election of directors.

Our Board has adopted a corporate governance policy regarding director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a director promptly following the certification of the shareholder vote. The Nominating and Corporate Governance Committee, without participation by any director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the director’s resignation, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a press release that will also be furnished to the SEC on Form 8-K.

Approval of an Amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan. The affirmative vote of a majority of the shares of Company common stock in attendance virtually or represented by Proxy at the Annual Meeting is required for approval of the proposed amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Approval of a Non-Binding Advisory Proposal on Executive Compensation.  The advisory vote on executive compensation will be determined by the affirmative vote of a majority of the shares of Company common stock in attendance virtually or represented by Proxy at the Annual Meeting. Because the vote is advisory, it will not be binding on the Board. Our Compensation Committee and our Board will review the voting results and take the results into consideration when making future decisions regarding executive compensation. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Company common stock in attendance virtually or represented by Proxy at the Annual Meeting is required for ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for fiscal year 2022. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not expected to exist because brokers will have discretionary authority to vote on this item.

What is “householding”?

We have adopted a procedure called “householding.” Under this procedure, a single copy of this Proxy Statement and our annual report to shareholders will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

Shareholders who participate in householding will continue to receive separate Proxy Cards.

Householding will not affect dividend check mailings in any way.

If your household received a single Notice and Access Card or, if applicable, a Proxy Statement and Proxy Card this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll-free number, 866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will then be sent separate copies of the materials.

Shareholders sharing an address who are receiving multiple copies of the Proxy Statement and our annual report to shareholders may request a single copy by contacting the Company’s Transfer Agent, Continental Stock Transfer & Trust Company, at 917-262-2373, or by writing Continental at 1 State Street, New York, New York 10004-1561, or via email to Proxy@continentalstock.com.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your broker, bank or other nominee to request information about householding.

How are abstentions and broker non-votes treated?

An abstention occurs when a shareholder is in attendance or represented by Proxy at the Annual Meeting and either does not vote or returns a Proxy Card with an “abstain” instruction. An abstention will not affect the outcome of the election of directors.  Abstentions will have the same effect as a vote against each of the other proposals to be voted on at the Annual Meeting.

A “broker non-vote” occurs when, with respect to shares held in “street name,” a broker is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker with such instructions. If your shares are held in “street name,” you must instruct your broker on how to vote your shares by following the instructions provided by your broker. If you do not give your broker voting instructions, your broker will have discretion to vote your shares only for routine matters. It is expected that the proposal to ratify the appointment of the independent registered public accounting firm will be the only routine matter to be voted on at the Annual Meeting. For the election of directors and each of the other proposals to be voted on at the Annual Meeting, the votes associated with shares held in “street name” for which you do not give your broker voting instructions will be considered “broker non-votes,” which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will not affect the outcome of the election of directors, approval of the amendment to the Company’s Amended and Restated 2008 Incentive Compensation Plan or the advisory vote on executive compensation. The proposal to ratify the appointment of our auditors is considered a routine matter and, therefore, broker non-votes are not expected to exist on this proposal.

How are shares held in Company benefit plans treated?

Participants in the Old National Bancorp Employee Stock Ownership and Savings Plan, First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors and/or First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan will receive correspondence from Broadridge describing how to access proxy materials and vote your shares.

The trustees under these plans will vote the shares held for the account of each participant in accordance with the instructions received from the participant. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the participants are not the record owners of the related shares, the participants may not vote these shares at the Annual Meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.

How do I designate my proxy to vote at the Annual Meeting?

A Proxy is your direction to another person to vote your shares. By completing, dating, signing and returning your Proxy Card, or by voting via the Internet or by telephone, you are directing the proxies named in the Proxy Card to vote in accordance with your instructions thereon. If you wish to give your Proxy to someone other than the proxies identified on the Proxy Card, you may do so by crossing out all the names of these named proxies appearing on the Proxy Card and inserting the name of another person, and this signed card must be sent by mail to the Company’s Corporate Secretary and received in advance of the Annual Meeting.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. In addition to solicitations by mail, directors and officers of the Company and its subsidiaries may solicit proxies personally, by telephone, fax, electronic mail or in person, but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding proxy materials to beneficial owners of our stock.

Other matters related to the Annual Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s Amended and Restated By-Laws will be considered. Other than the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the designated proxies will vote them in accordance with their judgment.

Should any nominee for director become unable or unwilling to accept nomination or election, the designated proxies intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

CORPORATE GOVERNANCE AT OLD NATIONAL

The Nominating and Corporate Governance Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Nominating and Corporate Governance Committee operates under a written charter which conforms to the requirements of the SEC and the NASDAQ. The committee’s charter is posted on the Company’s website at www.oldnational.com under the Investor Relations/Corporate Governance link.

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Team, which is the executive management team charged with the conduct of the Company’s business. Having selected the Executive Leadership Team, the Board acts as an advisor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and in exercising such responsibility, receives information from management about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

Board Composition Following the Merger

In connection with the Merger and pursuant to the terms of the Merger Agreement, the By-Laws of the Company were amended (the “By-Law Amendment”) to provide for the post-merger composition of the Board. The By-Law Amendment provides that for a period of three years following the closing of the Merger:

●	The Board will be comprised of sixteen directors, eight of which will be former members of the board of directors of Old National as designated by Old National (the “legacy Old National directors”), including James C. Ryan, III, and eight will be former members of the board of directors of First Midwest as designated by First Midwest (the “legacy First Midwest directors”), including Michael L. Scudder, who will be the Executive Chairman of the Board for a period of two years. In addition, Rebecca S. Skillman (or another independent member from the Board) will serve as the Lead Independent Director of the Board.

●	If a legacy Old National director or a successor to a legacy Old National director leaves the Board, the remaining legacy Old National directors may select the successor to the departing director. Similarly, if a legacy First Midwest director or a successor to a legacy First Midwest director leaves the Board, the remaining legacy First Midwest directors may select the successor to the departing director.

●	The Board will maintain the following standing committees: Executive Committee, Audit Committee, Corporate Responsibility Committee, Enterprise Risk Committee, Nominating and Corporate Governance Committee and Talent Development and Compensation Committee. The Board may, by resolution (which will require the affirmative vote of at least 75% of the Board), establish any committees not expressly contemplated above as it may determine to be necessary or appropriate for the conduct of business of the Company, and may prescribe the composition, duties and responsibilities of these additional committees.

●	Each committee of the Board will (i) have at least four members, (ii) have an even number of members and (iii) be composed of 50% legacy Old National directors and 50% legacy First Midwest directors (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the NASDAQ listing requirements.

●	The Chair of the Executive Committee will be the Chairman of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee will be the lead independent director. The Chair positions of all other standing committees specifically identified above will be held so that 50% are held by legacy Old National directors and 50% are held by legacy First Midwest directors.

Executive Chairman and CEO Roles

Prior to the Merger with First Midwest, the Company combined the roles of the Chairman and Chief Executive Officer. James C. Ryan, III served as Chairman and CEO of the Company through February 15, 2022. On February 15, 2022, the closing date of the Merger and pursuant to the Merger Agreement, Michael L. Scudder, the former Chairman and CEO of First Midwest, became the Executive Chairman of the Board of Directors of the Company, with Mr. Ryan remaining as CEO. The Merger Agreement provides that this arrangement will be in effect for two years. After two years, Mr. Ryan is expected to return to his role as Chairman and CEO. The Board believes this structure is effective and in the best interest of shareholders and serves the Company well at this time.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for a Lead Independent Director, currently Rebecca S. Skillman, who, among other things, presides at all meetings of the Board at which the Executive Chairman is not present; leads sessions of the independent directors of the Board; consults and meets with any or all independent directors as required; advises on the scope, quality, quantity and timeliness of information sent to the Board; is responsible for leading the Board’s annual self-assessment process; mentors and counsels new members of the Board to assist them in becoming active and effective directors; leads the Board in the annual evaluation of the CEO’s performance; and performs such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.

Board Size

In 2021 and through February 15, 2022, the Board consisted of the following thirteen directors: Andrew E. Goebel, Jerome F. Henry, Jr., Daniel S. Hermann, Ryan C. Kitchell, Phelps L. Lambert, Austin M. Ramirez, James C. Ryan, III, Thomas E. Salmon, Randall T. Shepard, Rebecca S. Skillman, Derrick J. Stewart, Katherine E. White, and Linda E. White.

As described above, the By-Law Amendment provides for an increase the size of the Board from thirteen to sixteen directors. The By-Law Amendment also requires that the Board consist of eight legacy First Midwest directors and eight legacy Old National directors.

As a result of the By-Law Amendment and the changes in composition of the Board, effective February 15, 2022, the following Old National directors resigned from Board: Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Randall T. Shepard and Linda E. White; and the following legacy First Midwest directors were appointed to the Board: Barbara A. Boigegrain, Thomas L. Brown, Kathryn J. Hayley, Peter J. Henseler, Ellen A. Rudnick, Michael L. Scudder, Michael J. Small and Stephen C. Van Arsdell.

Our Board believes its current size and structure provides significant advantages as we integrate the two legacy organizations following the Merger. As integration proceeds, the Board intends to regularly evaluate its size and structure in light of the evolving needs of the Company.

Nominating and Corporate Governance Committee Scope of Responsibilities

The Nominating and Corporate Governance Committee is responsible, among other items, for recruiting and nominating new directors, assessing the qualifications and independence of directors, coordinating the annual self-assessment of the Board, reviewing and assessing the adequacy of the Corporate Governance Guidelines, providing input on director education programs, monitoring CEO succession planning and retaining outside advisors as needed to assist and advise the Board with respect to corporate governance matters. The Nominating and Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. Additionally, the Nominating and Corporate Governance Committee has responsibility for overseeing the preparation and publication of the Company’s ESG report.

CEO Succession Planning

Among the Nominating and Corporate Governance Committee’s responsibilities in 2021 was to oversee CEO succession planning and leadership development for potential CEO candidates. The Board plans for succession of the CEO and annually reviews the succession strategy for both “unplanned” and “planned” events. As part of this process, the independent directors annually review the Nominating and Corporate Governance Committee’s recommended candidates for consideration as the CEO under either a planned or unplanned scenario. The criteria used when assessing the qualifications of potential CEO successors include certain leadership, management and personal behaviors. The individual must also possess the skill and talent to lead the organization in a positive manner with wisdom, enthusiasm and humility and champion the Company’s culture.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted a Code of Ethics for our CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Business Conduct and Ethics and the Code of Ethics for our CEO and Senior Financial Officers are available on our website at www.oldnational.com under the Investor Relations/Corporate Governance link. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website promptly following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Ethics. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Code of Business Conduct and Ethics addresses, among other things, the following topics: responsibilities of every Old National employee; seeking answers and reporting violations; making ethical decisions; civility and respect for one another; preventing discrimination and harassment; preventing substance abuse and violence; protecting confidential information; guidelines for protecting private information; using company assets responsibly; reporting accurately and honestly; engaging in political activities; working with media; ethical handling of personal transactions; preventing conflicts of interest; serving on for-profit and non-profit boards; ethical handling of gifts, meals and entertainment; preventing fraud; prohibiting insider trading; competing fairly; and earning incentives.

The Board reviews annually and updates as needed both Codes of Ethics.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, along with the Company’s Articles of Incorporation, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the:

●	minimum qualifications for directors;
●	diversity and skills objectives for directors;
●	independence standards for directors;
●	responsibilities of directors;

●	requirements for mandatory director retirement;
●	majority voting policy applicable to director elections;
●	committees of the Board;
●	considerations for director tenure and Board refreshment;
●	procedures for committee rotations;
●	Directors’ compensation and expense reimbursement;
●	procedures for director orientation and development;
●	procedures for an annual review of the CEO and management succession planning;
●	stock ownership guidelines for executives and directors;
●	bonus recoupment or “clawback” policy; and
●	procedures for an annual self-evaluation of the Board.

Our Corporate Governance Guidelines are posted on the Company’s website at www.oldnational.com under the Investor Relations/Corporate Governance link. The Board reviews annually and updates as needed the Corporate Governance Guidelines.

Director Selection and Qualifications

Members of the Board must possess certain personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance.

In seeking individuals to serve as directors, the Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds who possess a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management’s performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board. In addition, directors should not have any interest that would materially impair their ability to exercise independent judgment or the discharge the fiduciary duties owed as a director to the Company and its shareholders.

The Nominating and Corporate Governance Committee has determined that all directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. In addition, the Nominating and Corporate Governance Committee has determined that all directors are able to objectively appraise management’s performance, possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business, professional, governmental, scientific or educational endeavors. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

In addition to the general skills stated above, the Nominating and Corporate Governance Committee has determined that no directors have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders. As stated on pages 19 through 27, our director nominees have demonstrated significant achievement and have significant management experience in one or more fields of business, professional, governmental or educational endeavors. We believe that our directors’ extensive management and policy-making experiences provide them with the skills and judgment necessary to function effectively in an oversight role. In addition, they have a general appreciation regarding major issues facing public companies.

Director Diversity Objectives

The Nominating and Corporate Governance Committee believes that a diverse Board leads to better decisions and outcomes for our shareholders, employees, clients and communities. In addition to the background, skills and experience considerations highlighted above, the Nominating and Corporate Governance Committee evaluates potential directors across many dimensions, including but not limited to gender, race, ethnicity, sexual orientation, age, background, geography and physical ability. The Company’s Corporate Governance Guidelines require the Company to have no less than two female directors and at least one director from an ethnic minority background on the Board at all times. In addition, any third party engaged to assist the Nominating and Corporate Governance Committee in searching for director candidates is requested to present a diverse slate of candidates.

Director Diversity Matrix (As of April 8, 2022)

	Female	Male
Total Number of Directors	16
Part I: Gender Diversity
Directors	5	11
Part II: Demographic Background
African American or Black	1	1
Hispanic or Latinx	-	1
White	4	9

Director Tenure and Retirement

A director of the Company shall no longer qualify to serve as a director effective as of the end of the term during which the director becomes seventy-five (75) years of age. The Nominating and Corporate Governance Committee reviews each director’s continuation on the Board on a regular basis and annually considers upcoming retirements, the average tenure and the overall mix of individual director tenures of the Board.

The Nominating and Corporate Governance Committee is responsible for regularly reviewing Board composition, succession planning, talent development and the broader aspects of diversity. The Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted director independence standards that meet the applicable NASDAQ listing requirements. The independence standards are incorporated in our Corporate Governance Guidelines.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of director independence in March of 2022. During this review, the Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries.

Each non-employee director is required to complete an annual questionnaire that provides information about any relationship that might affect a determination of independence. Management then provides the Nominating and Corporate Governance Committee and the Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the rules of the applicable NASDAQ listing requirements.

Based on this review, the Board affirmatively determined that each of the directors nominated for election at the Annual Meeting is independent of the Company and management in that none has a direct or indirect material relationship with the Company, with the exception of Michael L. Scudder, our Executive Chairman, and James C. Ryan, III, our CEO, who are employees of the Company.

The independent directors of the Company are Barbara A. Boigegrain, Thomas L. Brown, Kathryn J. Hayley, Peter J. Henseler, Daniel S. Hermann, Ryan C. Kitchell, Austin M. Ramirez, Ellen A. Rudnick, Thomas E. Salmon, Rebecca S. Skillman, Michael J. Small, Derrick J. Stewart, Stephen C. Van Arsdell and Katherine E. White.

In addition, all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the NASDAQ listing requirements and the director independence standards set forth in our Corporate Governance Guidelines. In addition, as described below, each member of the Audit Committee has the ability to “read and understand fundamental financial statements” as required by the NASDAQ listing requirements. Additionally, at least two of the members of the Audit Committee qualify as “Audit Committee Financial Experts” as defined by the SEC.

Board and Committee Meetings

The Board met seven times during 2021. Each director attended 75% or more of the meetings of the Board and the meetings of committees on which he or she served in 2021. Directors as a group attended an average of over 99% of the Board meetings and meetings of committees on which they served in 2021.

Executive sessions and independent directors’ sessions are held at regular intervals for both the Board and its committees. The Board holds executive sessions and independent directors’ sessions a minimum of four times each year in connection with its quarterly meetings and at other times as needed.

The Company has not established a formal policy regarding director attendance at its Annual Meeting, but it encourages all directors to attend these meetings and reimburses expenses associated with attendance. All the directors attended the Annual Meeting in 2021.

Board and Committee Self-Assessments

The Board of Directors and each of the Board committees conduct an annual self-assessment, which includes both a qualitative and quantitative assessment by each director of the performance of the Board and the committees on which the director serves. The Nominating and Corporate Governance Committee oversees these evaluations. As part of this process, each director completes an annual self-evaluation of the Board and the committees on which the director serves and has an individual meeting with the Chairperson of the committee. The results of the self-evaluations are reported to the Board of Directors.

Director Education

The Executive Chairman of the Board oversees director education at the Company, with the input of the Nominating and Corporate Governance Committee. Director education occurs for the full Board and for each of the Board’s committees. Our education program involves presentations on relevant topics by management, outside advisors or industry experts, attendance at national and local conferences and meetings, access to board and governance related portals maintained by outside advisors or industry experts and subscriptions to pertinent periodicals and other materials.

Committees of our Board

The members of our Board are elected to various committees. In 2021 and through February 15, 2022, the Board had established the following standing Committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Culture, Community and Social Responsibility Committee, Enterprise Risk Committee, Finance and Corporate Development Committee and Funds Management Committee.

Effective February 15, 2022, following the completion of the Merger and the appointment of additional directors pursuant to the terms of the Merger Agreement and the By-Law Amendment, the Funds Management Committee and the Finance and Corporate Development Committee were eliminated, and an Executive Committee was created. Certain of the duties and responsibilities of the Funds Management Committee and the Finance and Corporate Development Committee were assumed by the Executive Committee. In addition, on February 15, 2022, the Corporate Governance and Nominating Committee was re-named as the Nominating and Corporate Governance Committee and the Culture, Community and Social Responsibility Committee was re-named as the Corporate Responsibility Committee.

The standing committees of the Board now consist of an Audit Committee, a Compensation Committee, a Corporate Responsibility Committee, an Enterprise Risk Committee, an Executive Committee and a Nominating and Corporate Governance Committee. The committee charters are reviewed annually and include information regarding each committee’s composition, purpose, duties and responsibilities.

The number of meetings held in 2021, membership as of February 15, 2022, and the key responsibilities for each committee are set forth below:

Committee	Key Responsibilities	Committee Members	Meetings Held in 2021
Audit

–

Assists the Board in its oversight of:

●

the integrity of the Company’s financial statements

●

the appointment, independence, qualifications and performance of the independent registered public accounting firm

●

the scope and results of the independent registered public accounting firm’s audits and other services, if any

●

the Company’s system of internal controls over financial reporting

●

the services and performance of the Company’s internal audit function

●

the Company’s actions in response to matters raised by the independent registered public accounting firm or internal auditors

●

the Company’s compliance with legal and regulatory requirements in relation to financial reporting

–

Is responsible for the preparation of a report as required by the SEC to be included in this Proxy Statement

		Stephen C. Van Arsdell*† Thomas L. Brown Daniel S. Hermann Ryan C. Kitchell† Michael J. Small Katherine E. White	8
Corporate Responsibility Previously, the Culture, Community and Social Responsibility Committee	– Oversees management relating to the Community Reinvestment Act and Fair Lending practices as well as management relations with community organizations – Reviews policies and programs relating to diversity, equity and inclusion, ESG, ethics and employee and client satisfaction and engagement initiatives and monitors the Company’s affirmative action plan – Monitors company-wide volunteerism and the activities of the Old National Bank Foundation through which major charitable gifts from the Company are funded	Derrick J. Stewart* Kathryn J. Hayley Peter J. Henseler Ryan C. Kitchell Austin M. Ramirez Ellen A. Rudnick	4
Enterprise Risk

–

Monitors the Company’s key enterprise risks: market/liquidity, credit, strategic/reputational, operational (including information technology and information security), compliance/regulatory, legal and human resources/talent management

–

Reviews the Company’s credit controls and loan review program

–

Assists the Board in the oversight of management regarding the Company’s enterprise-wide risk management framework, policies, procedures and risk appetite

–

Oversees the Company’s policies, procedures and practices relating to credit, operational, fraud, information technology/cyber and compliance risks

		Thomas L. Brown* Kathryn J. Hayley Thomas E. Salmon Michael J. Small Derrick J. Stewart Katherine E. White	4
Executive

–

Reviews and recommends to the Board the annual operating plan and budget as well as the multi-year strategic plan of the Company

–

Assesses and monitors the Company’s performance against the annual and multi-year strategic plan

–

Reviews strategic direction of the Company with management

–

Reviews the Company’s capital plan and policy and recommends to the Board dividends and any share repurchase program of the Company

–

Discusses corporate development and other acquisition opportunities with management

		Michael L. Scudder* Thomas L. Brown Daniel S. Hermann Ellen A. Rudnick James C. Ryan, III Rebecca S. Skillman Derrick J. Stewart Stephen C. Van Arsdell	-0- (new committee in 2022)
Nominating and Corporate Governance Previously, the Corporate Governance and Nominating Committee	– Annually recommends to the Board, the Company’s director nominees to stand for election at our annual meeting of shareholders and assesses the independence of directors – Recruits, as needed, new directors for the Board – Leads the Board in its annual performance evaluation – Reviews and assesses the adequacy of the Corporate Governance Guidelines – Reviews with the Board, on an annual basis, the size, requisite skills and characteristics of Board members as well as the composition of the Board as a whole – Oversees management in the production of the Company’s ESG report	Rebecca S. Skillman* Barbara A. Boigegrain Peter J. Henseler Ryan C. Kitchell Austin M. Ramirez Ellen A. Rudnick Stephen C. Van Arsdell Katherine E. White	3
Talent Development and Compensation	– Evaluates and approves the Company’s employee compensation and benefit programs and ensures the competitiveness of those programs – Advises the Board regarding the talent development and succession management of key executives of the Company – Annually reviews, approves and recommends to the Board for its approval all elements of the compensation of the CEO and other executive officers who report directly to the CEO – Determines awards to employees of stock or stock options pursuant to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan	Daniel S. Hermann* Barbara A. Boigegrain Kathryn J. Hayley Peter J. Henseler Thomas E. Salmon Rebecca S. Skillman	9

* Chairperson

† Designated as an ‘‘audit committee financial expert’’

Environmental, Social and Governance

ESG considerations, and other elements of corporate social responsibility, are integrated and embedded within the policies, procedures and principles that govern the Company. Our Company is committed to serving as a cornerstone of the local community and maintaining transparency in governance, as well as environmental responsibility and sustainability. We also aim to strengthen the communities we serve through employee volunteerism and corporate philanthropy efforts.  We are pleased to present our 2021 ESG Report, which summarizes the Company’s approach to corporate social responsibility.  The full report can be found on our website at www.oldnational.com/esg. Beginning with our 2020 ESG Report, we have aligned our disclosures with the Sustainability Accounting Standards Board (SASB) Commercial Bank standard.

As we continue to progress with our integration efforts in connection with the Merger, the Company will evaluate issues that collectively represent the combined Company’s most significant and material risks as well as opportunities for enhanced stakeholder value. The combined Company plans to reassess ESG priorities in 2022, including climate-related risks and opportunities.

In addition, for the 11th consecutive year, the Company has been recognized by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, as one of the 2022 World’s Most Ethical Companies. This recognition honors companies demonstrating exceptional leadership and a commitment to business integrity through best-in-class ethics, compliance and governance practices. We are one of only three U.S. banks recognized and one of five honorees in the banking industry worldwide.

Communications from Shareholders to Directors

The Board believes it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. As such, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Executive Chairman, Lead Independent Director or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the Executive Chairman, the Lead Independent Director or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for directors are governed by its By-Laws. Each year the Nominating and Corporate Governance Committee makes a recommendation to the entire Board regarding nominees for election as directors. The Nominating and Corporate Governance Committee will review suggestions from shareholders regarding nominees for election as directors. All such suggestions from shareholders must be submitted in writing to the Nominating and Corporate Governance Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which directors are to be elected. All written suggestions of shareholders must set forth:

●	the name and address of the shareholder making the suggestion;
●	the number and class of shares owned by such shareholder;
●	the name, address and age of the suggested nominee for election as director;
●	the nominee’s principal occupation during the five years preceding the date of suggestion;
●	all other information concerning the nominee as would be required to be included in the Proxy Statement used to solicit proxies for the election of the suggested nominee; and
●	such other information as the Nominating and Corporate Governance Committee may reasonably request.

A consent of the suggested nominee to serve as a director of the Company, if elected, must also be included with the written suggestion.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and, when appropriate, outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

●	Audit Committee. Risks that raise material issues associated with accounting, financial reporting, tax and effective internal controls over financial reporting.

●	Enterprise Risk Committee. Market/liquidity, credit, strategic/reputational, operational (including information technology and information security), compliance/regulatory, legal and human resources/talent risks as well as litigation that may present a material risk to the Company.

●	Nominating and Corporate Governance Committee. Risks associated with CEO succession planning, as well as corporate governance generally, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

●	Talent Development and Compensation Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans, and talent development.

●	Corporate Responsibility Committee. Risks associated with employee and customer commitment, the Community Reinvestment Act, fair lending, employee and supplier diversity and the Company’s affirmative action plan.

●	Executive Committee. Risks associated with the Company’s strategy, operating plan and operating performance, as well as acquisition opportunities.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for CEO and Senior Financial Officers and the Board committee charters (Executive Committee by April 30, 2022) at www.oldnational.com under the Investor Relations/Corporate Governance link. These documents are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Item 1 – ELECTION OF DIRECTORS

The first item to be acted upon at the Annual Meeting is the election of sixteen directors to the Board. Eight of the nominees listed below previously served as directors of First Midwest and were appointed to the Board pursuant to the Merger Agreement. As set forth in the By-Law Amendment and effective February 15, 2022, the size of the Board was increased from thirteen to sixteen members consisting of eight legacy Old National directors and eight legacy First Midwest directors. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any director nominee named in this Proxy Statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxy holders will have the authority to vote for a substitute nominee named by the Board if the Board determines to fill such nominee’s position. Unless authorization is withheld, the proxy, when properly validated, will be voted ‘‘FOR’’ the election as directors of all the nominees listed in this Proxy Statement.

Nominees for Directors to Be Elected

Barbara A. Boigegrain Age: 64 Tenure: ● Old National: 2022 ● First Midwest: 2008 Committees: Nominating and Corporate Governance Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Ms. Boigegrain has served as the Chief Executive Officer and General Secretary of Wespath Benefits and Investments (formerly the General Board of Pension and Health Benefits of The United Methodist Church) from 1994 until her retirement in January 2022. Wespath is a pension, health and welfare benefit trustee and administrator and an institutional investment manager that is one of the largest faith-based pension funds in the United States, with $29 billion of assets under management. Wespath is a global leader in environmental, social and governance (ESG) investing, and is a founding member of the Transition Pathway Initiative, a global asset-owned led initiative that assesses companies’ preparedness for the transition to a low carbon economy.

Prior to 1994, Ms. Boigegrain spent eleven years as a consultant with Towers Perrin and four years with KPMG LLP and Dart Industries as a manager and analyst.

Ms. Boigegrain currently serves on the board of the Iliff School of Theology and the Texas Medical Foundation. Previously, Ms. Boigegrain served as a member and chair of the boards of directors of Church Benefits Association and the Church Alliance. She is also a former member of the board of trustees of Emory & Henry College. Ms. Boigegrain was recognized as one of Crain’s Chicago 2020 Notable Women Executives Over 50.

As the CEO and General Secretary of Wespath, Ms. Boigegrain has overseen its restructuring, significantly improved its performance and services and increased its assets under management. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin.

Ms. Boigegrain earned a Bachelor of Arts degree in Biology and Psychology from Trinity University in 1979.

REASONS FOR NOMINATION

Through her extensive employee benefits, compensation, executive and corporate governance experience, Ms. Boigegrain brings significant leadership, business development, operations and management skills to our Board of Directors.

She also provides valuable knowledge of compensation, financial markets, strategic growth, and ESG and sustainable investing.

Thomas L. Brown Age: 65 Tenure: ● Old National: 2022 ● First Midwest: 2017 Committees: Audit Enterprise Risk Executive

EXPERIENCE AND QUALIFICATIONS

Mr. Brown served as the Senior Vice President and Chief Financial Officer of RLI Corp., a specialty insurer serving diverse niche property, casualty and surety markets from 2017 until his retirement on December 31, 2019. From 2011 to 2017, he served as RLI Corp.’s Vice President and Chief Financial Officer.

Previously, Mr. Brown was a partner of PricewaterhouseCoopers LLP, where he served for ten years as its Midwest Regional Financial Services Director and led teams responsible for the banking, insurance, capital markets and investment management business sectors.

Mr. Brown currently serves on the boards of directors of James River Group Holdings Ltd. (NASDAQ) and the Chicago Shakespeare Theater. In addition, Mr. Brown serves on the board of directors of Easter Seals DuPage & Fox Valley, and he previously served on the board of Easter Seals Central Illinois. From 2004 through 2017, Mr. Brown served on the board of trustees of Illinois Wesleyan University.

Mr. Brown earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1979. He is a certified public accountant.

REASONS FOR NOMINATION

With his extensive finance, accounting, risk management and financial services background, combined with the insights of the executive management team of a public company, Mr. Brown brings valuable finance, accounting, strategic planning, risk and senior management skills and experience to our Board of Directors.

Kathryn J. Hayley Age: 63 Tenure: ● Old National: 2022 ● First Midwest: 2016 Committees: Corporate Responsibility Enterprise Risk Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Ms. Hayley has served as the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm, since 2015.

Previously, Ms. Hayley served as an Executive Vice President of UnitedHealthcare (a subsidiary of UnitedHealth Group, Inc. (NYSE), a position in which she served from 2012 to 2015, overseeing a number of strategic initiatives at this global healthcare company. From 2006 to 2012, she served as an executive of Aon plc (NYSE), including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to her service at Aon, Ms. Hayley was an information technology partner at Deloitte Consulting LLP and led the U.S. financial services practice. She also served on the board of directors of Deloitte & Touche LLP U.S.

Ms. Hayley currently serves on the boards of directors of Interior Logic Group, Inc. (since 2021), Concentrix Corporation (since December 2020) (NASDAQ) and Alight Solutions, LLC (since 2018), as well as the advisory board of E.A. Renfroe & Company, Inc. (since 2016). She previously served on the board of directors of Tribridge Holdings, LLC (2015 to 2017). She also serves on the board of the Chicago Shakespeare Theater.

Ms. Hayley earned a Bachelor of Science degree in Applied Computer Science from Illinois State University in 1979 and a Master of Business Administration, with concentrations in Marketing and Finance, from the Kellogg School of Management at Northwestern University in 1984.

REASONS FOR NOMINATION

Through her extensive information technology and financial services background and her broad executive management experience, as well as her employee benefits and talent management experience, Ms. Hayley provides our Board with valuable strategic planning, leadership and human resources and benefits experience, as well as the insights of a former senior executive of several public companies.

Peter J. Henseler Age: 63 Tenure: ● Old National: 2022 ● First Midwest: 2011 Committees: Corporate Responsibility Nominating and Corporate Governance Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Mr. Henseler is the Chairman of TOMY International, a wholly owned subsidiary of TOMY Company, Ltd., a global designer and marketer of toys and infant products. He rejoined TOMY International in 2017 after serving as Vice Chairman until his retirement in 2012. Mr. Henseler previously held the position of President of TOMY International from 2011 until 2012. He was President of RC2 Corporation (NASDAQ) from 2002 to 2011, at which time TOMY Company acquired RC2. He served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002. Mr. Henseler also previously served as a director of RC2.

Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc. In February 2018, he completed his tenure as Chairman of the Toy Industry Foundation and now serves as an executive advisor to the board. He also previously served on the board of directors of the American Toy Industry Association.

Mr. Henseler earned a Bachelor of Science degree in Marketing from Xavier University in 1980.

REASONS FOR NOMINATION

Mr. Henseler brings important executive management, operating and leadership skills and insights to our Board of Directors through his experience as a president of a global public company, as well as his substantial operational, brand management and marketing experience.

Daniel S. Hermann Age: 64 Director Since: 2020 Committees: Audit Executive Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Mr. Hermann is the founding partner of Lechwe Holdings LLC, a family company involved in the startup of and investing in companies. He is also a founder of AmeriQual Group, LLC, where he served as CEO from 2005 to 2015. Prior to 2005, Mr. Hermann spent over 20 years at Black Beauty Coal Company. During his years at Black Beauty, he held various titles, including President and CEO. He has experience in public accounting and was a licensed Certified Public Accountant.

Mr. Hermann currently serves as Chairman of the board of directors of Deaconess Health System, the premier provider of health care service to 26 counties in three states. In addition, he serves as a director of General Signals, Hermann Family Foundation, and Foundation for Youth. He is also a director Emeritus of the Boys and Girls Club of Southern Indiana as well as past Chairman of the Evansville Catholic Foundation and past board member of Foresight Energy, LP (NYSE).

Mr. Hermann earned a Bachelor of Science Degree from Indiana State University in 1979.

REASONS FOR NOMINATION

With over 30 years as a senior executive in the private sector, Mr. Hermann brings extensive business, operations, management, leadership, finance and accounting experience to the Board. He also brings significant public company board experience, given his previous service as a director for Foresight Energy, LP.

Ryan C. Kitchell Age: 48 Director Since: 2018 Committees: Audit Corporate Responsibility Nominating and Corporate Governance

EXPERIENCE AND QUALIFICATIONS

Mr. Kitchell served as Executive Vice President and Chief Administrative Officer of Indiana University Health from 2016 to 2019. Previously, he served as Chief Financial Officer of Indiana University Health from 2012 to 2016. He served as President of IU Health Plans from 2011 to 2012 and Treasurer of Indiana University Health from 2010 to 2011. Prior to joining Indiana University Health, he worked for the State of Indiana, first as a Public Finance Director from 2005 until 2007 and then as a Director of the Office of Management and Budget from 2007 until 2010. He also has previously served in corporate treasury and controllership roles at Eli Lilly and Company (NYSE) and started his career at Prudential Capital, a subsidiary of Prudential Financial, Inc. (NYSE).

Mr. Kitchell currently serves on several boards including the Indiana Sports Corporation, Boy Scouts of America Crossroads Council, OneAmerica Financial Partners, and Help at Home.

Mr. Kitchell earned an economics degree from Indiana University in 1996 and an MBA from the Tuck School of Business at Dartmouth in 2002. He also has earned the Chartered Financial Analyst (CFA) designation.

REASONS FOR NOMINATION

Through his nine years of service with the largest health care system in Indiana, Mr. Kitchell brings to the Board executive leadership experience with a strong finance background. He also brings significant public finance experience.

Austin M. Ramirez Age: 43 Director Since: 2020 Committees: Corporate Responsibility Nominating and Corporate Governance

EXPERIENCE AND QUALIFICATIONS

Mr. Ramirez is the President and CEO of HUSCO International, a global engineering and manufacturing company with over 1,500 employees worldwide. Prior to joining HUSCO in 2003, he was a consultant in the San Francisco office of McKinsey & Company where he specialized in corporate finance and industrial operations. From 2016 to 2017, Mr. Ramirez served as White House Fellow on the National Economic Council in Washington D.C. In 2014, Mr. Ramirez was selected as a Young Global Leader of the World Economic Forum and is the Founding Curator of the Forum’s Global Shaper Hub in Milwaukee.

Mr. Ramirez has volunteered on a number of education-focused boards including Teach for America, the Boys and Girls Clubs, the YMCA and the United Performing Arts Fund. He is a co-founder and board member of St. Augustine Preparatory Academy and a founding member of City Reformed Church. He has also served as a director of the Greater Milwaukee Committee, Metropolitan Milwaukee Chamber of Commerce and the National Association of Manufacturers.

Mr. Ramirez graduated from the University of Virginia in 2001 with degrees in Systems Engineering and Economics. He also holds an MBA from Stanford Graduate School of Business, where he was an Arjay Miller Scholar and Goldman Sachs Fellow.

REASONS FOR NOMINATION

With over 15 years leading an international manufacturing company, Mr. Ramirez brings important executive management, operations and leadership skills to the Board of Directors. In addition, Mr. Ramirez is committed to community service and leadership development through his dedication to education, the arts, and the Milwaukee community.

Ellen A. Rudnick Age: 71 Tenure: ● Old National: 2022 ● First Midwest: 2005 Committees: Corporate Responsibility Executive Nominating and Corporate Governance

EXPERIENCE AND QUALIFICATIONS

Ms. Rudnick has served at the University of Chicago Booth School of Business since 1999. She is currently a Senior Advisor and Adjunct Professor of Entrepreneurship, and previously served as the Executive Director of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago.

Prior to joining the University of Chicago, Ms. Rudnick served as President and Chief Executive Officer of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics and Corporate Vice President of Baxter Healthcare Corporation.

Ms. Rudnick currently serves on the boards of directors of Liberty Mutual Insurance Company (since 2001) and Patterson Companies (since 2003; NASDAQ). Ms. Rudnick previously served on the board of directors of HMS Holdings, Corp. (1997 to April 1, 2021; NASDAQ).

She has spent over thirty years in executive management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and nonprofit organizations in the Chicago metropolitan area, including having served on the board of the Northshore University Health System for over 20 years and on the board of Hyde Park Angels, and currently is on the boards of directors of Chicagoland Entrepreneurship Center (1871) and Matter (a healthcare incubator) as well as the advisory committee for the Ed Kaplan Family Institute for Innovation and Tech Entrepreneurship at the Illinois Institute of Technology.

Ms. Rudnick earned a Bachelor of Arts degree in Italian (with a minor in Economics) from Vassar College in 1972 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1973.

REASONS FOR NOMINATION

With her extensive business background and her public company board experience, Ms. Rudnick brings important leadership, corporate governance, business and entrepreneurial experience to our Board of Directors.

James C. Ryan, III Age: 50 Director Since: 2019 Committees: Executive

EXPERIENCE AND QUALIFICATIONS

Mr. Ryan is the CEO of the Company. Mr. Ryan served as Chairman and CEO of the Company through February 14, 2022. Prior to beginning his role as CEO in 2019, Mr. Ryan was Senior Executive Vice President and CFO of the Company from 2016 until 2019. He has also served the Company as Director of Corporate Development and Mortgage Banking, Integration Executive and Treasurer. Prior to joining Old National in 2005, Mr. Ryan held senior finance positions at Wells Fargo Home Mortgage and Old Kent Financial Corp.

Mr. Ryan is currently Chairman of the Evansville Regional Economic Partnership, Vice Chairman of the Evansville Regional Business Committee and a member of the Southwest Indiana Regional Development Authority. He is a board member for Deaconess Health Systems, Inc. and a member of the Central Indiana Corporate Partnership, Inc.

Mr. Ryan earned a Bachelor’s Degree in Business Administration from Grand Valley State University in Allendale, Michigan in 1994.

REASONS FOR NOMINATION

Mr. Ryan brings to the Board, among other skills and qualifications, extensive bank management experience derived from working over 25 years in the banking industry. Mr. Ryan’s leadership skills, extensive banking experience and knowledge of the Company and its products and services is tremendously valuable to the Board. Mr. Ryan also brings to the Board his ability to develop long-term strategies and find effective and efficient means to implement and communicate those strategies.

Thomas E. Salmon Age: 58 Director Since: 2018 Committees: Enterprise Risk Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Mr. Salmon currently serves as Chairman and CEO of Berry Global, Inc. (NYSE) where he was appointed to the board of directors in February 2017. He previously served as Berry Global’s President and Chief Operating Officer since October 2016, served as President of Berry’s Consumer Packaging Division from November 2015 to October 2016, served as President of Berry’s Rigid Closed Top Division from November 2014 to November 2015, and served as President of Berry’s Engineered Materials Division from 2003 to November 2014.

Prior to joining Berry Global in 2003, Mr. Salmon was General Manager for Honeywell Plastics from 2001 to 2003 and Global Sales Director for Allied Signal’s Engineering Plastics and Films from 1999 to 2001. Prior to joining Honeywell/Allied Signal, Mr. Salmon held several positions at GE Plastics and GE Lighting, divisions of General Electric.

Mr. Salmon serves on several boards including the Evansville Regional Business Committee, Golf Gives Back and Signature School.

Mr. Salmon earned a Bachelor of Business Administration from Saint Bonaventure University in New York in 1985.

REASONS FOR NOMINATION

With almost 20 years of leadership experience at a Fortune 500 global manufacturer and marketer of plastic packaging products, Mr. Salmon brings extensive experience in management, operations, accounting and finance. He also provides valuable knowledge related to public companies and has public company board experience.

Michael L. Scudder Age: 61 Tenure: ● Old National: 2022 ● First Midwest: 2008 Committees: Executive

EXPERIENCE AND QUALIFICATIONS

Mr. Scudder is the Executive Chairman of the Board of Directors of the Company. Previously, Mr. Scudder served as the Chief Executive Officer of First Midwest from 2008 to 2022 as well as the Chairman of the First Midwest board of directors from 2017 to 2022. Mr. Scudder served as First Midwest’s President from 2007 to 2019, and additionally as its Chief Operating Officer from 2007 to 2008 and as its Chief Financial Officer from 2002 to 2007. He also served in various other leadership capacities across all areas of First Midwest in his thirty-five years of service to the company. During his time as President or CEO, First Midwest grew from $8 billion of total assets to $24 billion at the end of 2021.

Mr. Scudder began his professional career at KPMG LLP, an international public accounting firm.

Mr. Scudder is a member of the board of directors of the American Bankers Association and has served as a past chair of ABA’s CEO Council. He is also an active member of the Mid-Size Bank Coalition of America. Mr. Scudder serves on the board of directors of Silver Cross Hospital, the board of trustees of DePaul University, the executive committee of DePaul University’s Center for Financial Services and the Chicago Metropolitan Planning Council’s Executive Advisory Board. Additionally, he is a member of the Economic Club of Chicago, the Commercial Club of Chicago and the Bankers Club of Chicago. He previously served as an inaugural member of the Federal Reserve Bank of Chicago’s Community Depository Institution Advisory Council.

Mr. Scudder earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1982, and a Master of Business Administration with a concentration in Finance from DePaul University in 1993.

REASONS FOR NOMINATION

Mr. Scudder brings extensive executive management, financial and banking experience to our Board derived from nearly 40 years in the banking industry. He has significant abilities in developing and implementing long-term strategic goals and vision and was critical to the growth and success of First Midwest.

Rebecca S. Skillman Age: 71 Director Since: 2013 Committees: Executive Nominating and Corporate Governance Talent Development and Compensation

EXPERIENCE AND QUALIFICATIONS

Ms. Skillman, 71, was appointed as the Company’s Lead Independent Director in 2016. Ms. Skillman currently serves as Chairperson of the Board for Radius Indiana, an economic development regional partnership which represents Crawford, Daviess, Dubois, Greene, Lawrence, Martin, Orange, and Washington Counties in South Central Indiana. She previously served as Senior Advisor of Radius Indiana from July 2016 to December 2016 and she served as CEO of Radius Indiana from February 2013 to July 2016. She serves as an advisor for Bowen Center for Public Affairs, Ball State University, and an advisor for Indiana University’s Center for Rural Engagement.

Ms. Skillman served as the 49th Lieutenant Governor of the State of Indiana from 2005 to 2013 where, in addition to her legislative duties as President of the Indiana Senate, she was responsible for leading the Office of Tourism Development, Energy Group and Indiana Housing and Community Development Authority. She chaired the Indiana Counter Terrorism and Security Council, the intergovernmental entity responsible for homeland security. She also served as the Secretary of Agriculture and Rural Development under the state’s Department of Agriculture and Office of Rural Affairs.

Ms. Skillman earned an Associate’s degree with a business concentration from Indiana Wesleyan University in 2010.

REASONS FOR NOMINATION

Through her lifelong career in public service and leadership, having served in a variety of public offices, including the Indiana Senate from 1992 to 2000 and as Lt. Governor of Indiana from 2005 to 2013, Ms. Skillman brings to the Board expertise and leadership in economic development, administration, community involvement, governmental and political affairs and civil service.

Michael J. Small Age: 64 Tenure: ● Old National: 2022 ● First Midwest: 2010 Committees: Audit Enterprise Risk

EXPERIENCE AND QUALIFICATIONS

Mr. Small is a founder and the Chief Executive Officer of K4 Mobility LLC, a technology developer and provider of satellite communications services, since August 2018.

Previously, Mr. Small served as the President and Chief Executive Officer and a director of Gogo, Inc. (NASDAQ), an airborne communications service provider, from 2010 until March 2018. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and a director of Centennial Communications Corp. (NASDAQ) from 1999 to 2009. From 1995 to 1998, Mr. Small was the Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he held the position of President of Lynch Corporation (NYSEMKT), a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small is an active board member of Leadership Greater Chicago and the Gun Violence Prevention PAC. Mr. Small also serves on the Advisory Council for the Polsky Center for Entrepreneurship and Innovation at the University of Chicago.

Mr. Small earned a Bachelor of Arts degree in History from Colgate University in 1979 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1981.

REASONS FOR NOMINATION

Through his board, executive and financial experience, Mr. Small brings extensive public company, operating and executive experience to our Board of Directors, as well as strategic, financial, technology and merger and acquisition experience. He also provides the perspective of a former chief executive officer of a public company.

Derrick J. Stewart Director Since: 2015 Age: 44 Committees: Corporate Responsibility Enterprise Risk Executive

EXPERIENCE AND QUALIFICATIONS

Mr. Stewart is the Senior Vice President, Education and Communication of the YMCA Retirement Fund. From 2019 until 2022, Mr. Stewart was the President and CEO of the YMCA of Greater Indianapolis. He also served as CEO of the YMCA of Southwestern Indiana from 2009 to 2019, and in various other capacities, including Chief Development Officer and Chief Operating Officer, from 2005 to 2009.

Mr. Stewart is a member of the Board of Trustees of the YMCA Retirement Fund and a member of the board of directors of the YMCA Employee Benefits Management Committee, and the Mitch Daniels Leadership Fellowship. He is a past member of the YMCA of the USA board of directors, where he served on the Financial Development Committee and the International Committee and is past chair of the YMCA of the USA Small and Midsize YMCA Cabinet. He is past President of the Board of the Evansville Regional Airport Authority, and the Public Education Foundation of Evansville, past Vice President of the Evansville Christian School Board, and past member of the Regional Board of Trustees of Ivy Tech Community College. Mr. Stewart worked as a commercial loan officer for Old National Bank from 2004 to 2005.

Mr. Stewart is a graduate of the Indiana University Kelley School of Business in 1999 with a degree in Business and Finance.

REASONS FOR NOMINATION

Mr. Stewart brings to the Board, among other skills and qualifications, prior banking experience as a loan officer of the Company and extensive experience in managing a nonprofit entity in one of the Company’s largest markets. Mr. Stewart is deeply committed to supporting and encouraging the development of a healthier and more vibrant community and providing opportunities for young people from all walks of life to achieve their potential.

Stephen C. Van Arsdell Age: 71 Tenure: ● Old National: 2022 ● First Midwest: 2017 Committees: Audit Executive Nominating and Corporate Governance

EXPERIENCE AND QUALIFICATIONS

Mr. Van Arsdell is a former senior partner of Deloitte & Touche LLP, where he served as Chairman and Chief Executive Officer from 2010 to 2012, and as Deputy Chief Executive Officer from 2009 to 2010. Previously, he served as Deloitte’s partner-in-charge of its financial services practice in the Midwest and was a member of Deloitte’s board from 2003 through 2009.

Mr. Van Arsdell is a member of the Audit Committee of Brown Brothers Harriman & Co. (since 2015). He also is a member of the board of directors and of the Audit Committee of Mueller Water Products, Inc. (since 2019; NYSE). He is a past member of the Dean’s advisory council for the Gies College of Business at the University of Illinois and Past Chair of the board of directors of the University of Illinois Alumni Association. Mr. Van Arsdell currently serves as the chair of the board of trustees of the Morton Arboretum, having previously chaired its Finance Committee, and he previously chaired the board of trustees of the Conservation Foundation.

Mr. Van Arsdell earned a Bachelor of Science degree in Accounting and a Master of Accounting Science degree from the University of Illinois in 1972 and 1973, respectively. He is a certified public accountant.

REASONS FOR NOMINATION

Mr. Van Arsdell brings to our Board extensive finance, accounting, and risk management experience, together with strategic and leadership skills developed through executive leadership positions with a global accounting and advisory services organization.

Katherine E. White Age: 55 Director Since: 2015 Committees: Audit Enterprise Risk Nominating and Corporate Governance

EXPERIENCE AND QUALIFICATIONS

Ms. White is a Brigadier General in the U.S. Army, currently serving in the Michigan Army National Guard as the Deputy Commanding General of the 46th Military Police Command in Lansing, Michigan, since 2019. She is also currently a Professor of Law at Wayne State University Law School in Detroit, Michigan, where she has taught full-time since 1996. Ms. White is also a Regent with the University of Michigan Board of Regents, and she has served in that capacity since 1998.

From 1995 to 1996, Ms. White was a Judicial Law Clerk to the Honorable Randall R. Rader, Circuit Judge U.S. Court of Appeals for the Federal Circuit. From 2000 to 2002, she was appointed by the Secretary of Commerce to serve on the United States Patent and Trademark Office Patent Public Advisory Committee. She was also appointed by the Secretary of Agriculture to the U.S. Department of Agriculture’s Plant Variety Protection Office Advisory Board serving from 2004 to 2008, 2010 to 2012 and 2015 to 2020. From 2003 to 2014, she was a market board member at United Bank and Trust in Ann Arbor, MI.

Ms. White currently serves as a board member of Alta Equipment Group, Inc. (NYSE).

Ms. White received her B.S.E. Degree in Electrical Engineering and Computer Science from Princeton University, a J.D. Degree from the University of Washington, a LL.M. Degree from the George Washington University Law School, and a Master’s Degree in Strategic Studies from the U.S. Army War College. In addition, Ms. White is a Fulbright Senior Scholar, a White House Fellow 2001 to 2002, and a Registered Patent Attorney.

REASONS FOR NOMINATION

Ms. White brings to the Board a long tenure in the U.S. government and military serving advisory and operational roles, as well as her previous experience as a member of several public company boards of directors and board committees.

The Board unanimously recommends that you vote “FOR” the election of the sixteen nominees as directors of the Company.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee annually reviews and recommends to our Board the compensation for our non-employee directors. No fees are paid to directors who are also employees of the Company. As a starting point for its recommendation, the Nominating and Corporate Governance Committee uses peer group compensation data prepared by WTW. The Committee seeks to establish Board compensation that will (i) attract qualified individuals to serve as members of the Board, (ii) align director interests with shareholder interests, and (iii) provide director compensation that is competitive with market practices and the Company’s peer group.

Retainers

For 2021, we paid each non-employee director an annual retainer of $105,000 for serving as a director. Of this amount, we paid $45,000 in cash and $60,000 in common stock of the Company. We paid the cash compensation in four equal quarterly payments and the stock retainer was paid in two equal installments in May and November. In addition, our Lead Independent Director was paid an additional $25,000 retainer.

For 2021, we paid the Audit Committee Chairperson an additional annual retainer of $17,500, the Compensation Committee Chairperson an additional retainer of $14,500, and all other committee chairpersons an additional retainer of $12,500. In 2021, committee members of the Audit Committee received an additional annual retainer of $10,000. Members of the Compensation Committee and the Enterprise Risk Committee received annual retainers of $8,500 and all other committee members received annual retainers of $7,500. James C. Ryan, III was the only director in 2021 who was also an employee of the Company and he received no compensation for his directorship.

Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan for our non-employee directors. A director may defer 25%, 50%, 75% or 100% of his or her cash compensation pursuant to the plan. We credit a director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company common stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the director.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the director until after termination of his or her service. In general, the director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

2021 Director Compensation

Our components of director compensation in 2021 and through the date of the Merger were as follows:

Director Compensation	2021

Annual Cash Retainer	$45,000
Annual Stock Grant	$60,000
Lead Independent Director Fee	$25,000

Committee Compensation	Annual Committee Member Fee/Additional Chair Fee
Audit	$10,000 / $7,500
Enterprise Risk	$8,500 / $4,000
Compensation	$8,500 / $6,000
Nominating and Corporate Governance	$7,500 / $5,000
Corporate Responsibility	$7,500 / $5,000

Director Stock Ownership Guidelines	5x annual cash retainer

The following table provides information concerning the director compensation that we paid to our non-employee directors in 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)

(a)	(b)	(c)	(f)	(h)

Rebecca S. Skillman, Lead Director	98,500(3)	59,988		158,488
Andrew E. Goebel*	73,500(4)	59,988		133,488
Jerome F. Henry, Jr.*	62,500(5)	59,988		122,488
Daniel S. Hermann	79,500(6)	59,988		139,488
Ryan C. Kitchell	77,500(7)	59,988	34,865	172,353
Phelps L. Lambert*	82,500(8)	59,988	60,676	203,164
Austin M. Ramirez	60,000(9)	59,988		119,988
Thomas E. Salmon	53,500(10)	59,988	23,515	137,003
Randall T. Shepard*	73,500(11)	59,988		133,488
Derrick J. Stewart	74,500(12)	59,988	16,011	150,499
Katherine E. White	68,500(13)	59,988	18,279	146,767
Linda E. White*	72,500(14)	59,988	147,494	279,982

*Retired from the Board effective on February 15, 2022

(1)          On May 7, 2021, Andrew E. Goebel, Jerome F. Henry, Jr., Daniel S. Hermann, Ryan C. Kitchell, Phelps L. Lambert, Austin M. Ramirez, Thomas E. Salmon, Randall T. Shepard, Rebecca S. Skillman, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,562 shares of Company stock at a stock price of $19.20 per share with a grant date fair value of $29,990.40, determined in accordance with FASB ASC Topic 718, based on the closing sale price of the Company’s common stock on the date of the grant. On November 5, 2021, Andrew E. Goebel, Jerome F. Henry, Jr., Daniel S. Hermann, Ryan C. Kitchell, Phelps L. Lambert, Austin M. Ramirez, Thomas E. Salmon, Randall T. Shepard, Rebecca S. Skillman, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,725 shares of Company stock at a stock price of $17.39 with a grant date fair value of $29,997.75, determined in accordance with FASB ASC Topic 718, based on the closing sale price of the Company’s common stock on the date of the grant.

(2)          The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3)          Includes $45,000 cash retainer, $12,500 Nominating and Corporate Governance Committee Chair retainer, $8,500 Talent Development and Compensation Committee member retainer, $7,500 retainer for membership on the Finance and Corporate Development Committee, and a $25,000 retainer for serving as lead director.

(4)          Includes $45,000 cash retainer, $12,500 Finance and Corporate Development Committee Chair retainer and $16,000 retainer for membership on the Enterprise Risk Committee and Funds Management Committee. Mr. Goebel retired from the Board effective February 15, 2022.

(5)          Includes $45,000 cash retainer, $10,000 for Audit Committee membership, and $7,500 for Funds Management Committee membership. Mr. Henry retired from the Board effective February 15, 2022.

(6)          Includes $45,000 cash retainer, $10,000 for Audit Committee membership, $8,500 retainer for membership on the Talent Development and Compensation Committee and $16,000 for Enterprise Risk Committee and Finance and Corporate Development Committee membership.

(7)          Includes $45,000 cash retainer, $17,500 for Audit Committee Chair retainer and $15,000 retainer for membership on the Finance and Corporate Development Committee and the Funds Management Committee.

(8)          Includes $45,000 cash retainer, $12,500 Funds Management Committee Chair retainer, $10,000 retainer for membership on the Audit Committee and $15,000 retainer for membership on the Nominating and Corporate Governance Committee and the Finance and Corporate Development Committee. Mr. Lambert retired from the Board effective February 15, 2022.

(9)          Includes $45,000 cash retainer and $15,000 retainer for membership on the Nominating and Corporate Governance Committee and the Corporate Responsibility Committee.

(10)        Includes $45,000 cash retainer and $8,500 retainer for membership on the Talent Development and Compensation Committee.

(11)        Includes $45,000 cash retainer, $12,500 Corporate Responsibility Committee Chair retainer, $8,500 Talent Development and Compensation Committee member retainer and $7,500 for membership on the Nominating and Corporate Governance Committee. Mr. Shepard retired from the Board effective February 15, 2022.

(12)        Includes $45,000 cash retainer, $14,500 Talent Development and Compensation Committee Chair retainer, and $15,000 retainer for membership on the Corporate Responsibility Committee and the Finance and Corporate Development Committee.

(13)        Includes $45,000 cash retainer and $23,500 retainer for membership on Enterprise Risk Committee, the Funds Management Committee and the Nominating and Corporate Governance Committee.

(14)        Includes $45,000 cash retainer, $12,500 Enterprise Risk Committee Chair retainer, and $15,000 retainer for membership on the Corporate Responsibility Committee and the Finance and Corporate Development Committee. Ms. White retired from the Board effective February 15, 2022.

Director Compensation for 2022

Following the Merger, the Nominating and Corporate Governance Committee reviewed non-employee director compensation with WTW to determine appropriate director compensation at the combined Company taking into account peer practices and the larger size of the Company. Based on WTW’s recommendation, the Nominating and Corporate Governance Committee approved and recommended to the Board the compensation for non-employee directors of the combined Company as set forth below. Following review and consideration, the Board accepted the committee’s recommendation and approved director compensation as follows, effective as of the date of the Merger:

Director Compensation	2022

Annual Cash Retainer	$60,000
Annual Stock Grant	$80,000
Lead Independent Director Fee	$35,000

Committee Compensation	Annual Committee Member Fee/ Additional Chair Fee

Audit	$10,000 / $20,000
Enterprise Risk	$8,500 / $13,500
Compensation	$8,500 / $13,500
Nominating and Corporate Governance	$7,500 / $12,500
Corporate Responsibility	$7,500 / $12,500
Executive	$7,500 / NA*

Stock Ownership Guidelines	5x annual cash retainer

*The Executive Committee is presently chaired by Mr. Scudder, who serves as a director and Executive Chairman of the Company. Only non-employee directors are entitled to compensation as directors.

Item 2 – APPROVAL OF AMENDMENT OF THE OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN

The second item to be acted upon at the Annual Meeting is the approval of a further amendment to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (the “Plan”), approved on March 21, 2022 by the Board. The amendment relates to a proposed increase in the number of shares available under the Plan by 9,000,000 shares. This is the first time the Company is requesting an increase to the number of shares available under the Plan since it was first adopted in 2008.

The proposed amendment to the Plan is subject to approval by the shareholders at the Annual Meeting. If the amendment is approved by shareholders, it will become effective as of the date of the Annual Meeting. Outstanding awards under the Plan will continue in effect in accordance with their terms. We are not requesting an extension of the existing term of the Plan.

The Plan was first approved by the Company’s shareholders on May 15, 2008, amended and restated as of May 10, 2012, further amended and restated as of April 27, 2017, and further amended as of April 29, 2021.

The primary reason for the amendment is the need for additional shares for the Plan given the increase in the size of the Company due to the Merger and the resulting greater number of employees who now are eligible to receive equity awards under the Plan. As of March 31, 2021, only 87,911 shares remain available under the Plan. Such remaining shares would not be sufficient to make normal annual awards under the Plan beginning in 2023. If the amendment to the Plan is approved, the aggregate number of shares available under the Plan will be increased by 9,000,000 shares, to a total of 9,087,911 shares.

The Board believes that stock-based and other types of incentive compensation payable in equity and/or cash enable the Company to attract and retain talented employees and provide an incentive for those employees to achieve Board-established corporate goals and, ultimately, increase our value. The Board also believes that stock-based compensation for our directors enables us to attract qualified individuals to serve on our Board as well as establish director compensation that is competitive with market practices and aligned with the median director compensation of our peer group. In addition, the Board believes stock ownership is important because it aligns our employees’ and directors’ interests with the interests of our shareholders.

Available Shares

As of March 31, 2022, prior to the amendment, (i) 4,240,759 shares are subject to outstanding awards under the Plan and (ii) 87,911 shares are available for future grants of awards under the Plan.

If the amendment to the Plan is approved, the total number of shares of the Company’s common stock that may be granted under the Plan after the 2022 Annual Meeting may not exceed the sum of (i) nine million shares, plus (ii) any shares available for awards under the Plan as of the date of the 2022 Annual Meeting, plus (iii) any shares covered by an award under the Plan that are outstanding on the date of the 2022 Annual Meeting that are subsequently forfeited or remain unpurchased or undistributed upon termination or expiration of the award. The impact of the amendment would be to increase the remaining aggregate number of shares available under the Plan for grants after the 2022 Annual Meeting by 9,000,000 shares, to a total of 9,087,911 shares. There are no awards outstanding, or shares available for awards, under the predecessor Old National Bancorp 1999 Equity Incentive Plan.

Run Rate and Potential Dilution

The Company believes that the increased number of shares under the Plan will provide sufficient shares for equity-based compensation needs of the Company for approximately four years following approval at the Annual Meeting. This estimate is based on our historical share usage under the Plan and takes into consideration the impact of the Merger and resulting increased number of employees eligible to receive grants of equity-based awards under the Plan.

The table below shows our historic run rate over the past three years.

	2019	2020	2021	Average
(a) Full value awards granted/earned	534,000	830,000	521,000	628,333
(b) Stock options granted	-0-	-0-	-0-	-0-
(c) Weighted average shares outstanding (basic)	171,907,000	165,509,000	165,178,000	167,531,333
(d) Run rate (a + b) / c	0.31%	0.50%	0.32%	0.38%

The table below shows our overhang as of March 31, 2022:

(a) Outstanding full value awards	4,232,304
(b) Outstanding stock options	8,455
Weighted average exercise price	$5.67
Weighted average remaining term	1 year
(c) Shares remaining under the Plan	87,911
(d) Proposed share increase under the Plan (as proposed by the current amendment to the Plan)	9,000,000
(e) Basic shares of common stock outstanding (March 31, 2022)	292,959,164
(f) Basic overhang (a + b + c + d) / e	4.5%
(g) Fully diluted overhang (a + b + c + d) / (a + b + c + d + e)	4.4%

As commonly calculated, the total potential dilution or “overhang” from the approval of the amendment to the Plan would be 4.4% on a fully diluted basis. The Company also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to the holders of our common stock resulting from equity award grants to our employees and directors, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of expected grants under the Plan. Our Compensation Committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of our employees with those of our shareholders, encourage ownership in the Company and serve as a risk management tool.

Without the amendment, we project that we will use up the available shares under the Plan prior to the 2023 Annual Meeting. Therefore, if our shareholders do not approve the amendment to the Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited. This could have negative consequences, including:

●	Limiting pay for performance and alignment with shareholder interests. A key element of our compensation philosophy is to align the long-term economic interests of key employees with those of our shareholders by ensuring that a meaningful component of their compensation is provided in the form of equity awards. We believe that equity-based compensation aligns the interests of our employees and directors with those of our shareholders by rewarding for long-term value creation and performance achievements as well as stock price appreciation. If the amendment to the Plan is not approved, we would not be able to grant equity-based awards and would need to rely instead on cash-based awards, which do not have the same alignment of interests.

●	Impede ability to attract and retain executives. The attraction and retention of talented employees is critical to executing our business strategy successfully, and we believe that equity awards are a competitive tool to recruit and motivate key employees. If the amendment to the Plan is not approved, we would be limited in our ability to use a valuable incentive tool and would be at a significant disadvantage in attracting new talent and retaining existing talent.

●	Impact on ability to attract qualified directors. The use of stock is an important element of our director compensation program and is aligned with market practices for director compensation. If the amendment to the Plan is not approved, we believe our director compensation program would not be consistent with director compensation at our peers.

Summary of the Plan

The following summary of the material features of the Plan, as amended, is qualified in its entirety by reference to the full text of the Plan and its amendments, which are set out in Appendix I, II, and III to this Proxy Statement.

Eligibility

The Compensation Committee, in its discretion, may grant an award under the Plan to any eligible Employee (as defined in the Plan) or director of the Company or an affiliate. As of March 31, 2022, we had approximately 1,947 Employees and fourteen non-employee directors eligible to participate in the Plan, and there were approximately 437 Employees and fourteen non-employee directors participating in the Plan.

Common Stock Subject to the Plan

Under the Plan, as amended, the total number of shares of the Company’s common stock that may be granted under the Plan after the 2022 Annual Meeting may not exceed the sum of (i) nine million shares, plus (ii) any shares available for awards under the Plan as of the date of the 2022 Annual Meeting, plus (iii) any shares covered by an award under the Plan that are outstanding on the date of the 2022 Annual Meeting and that are subsequently forfeited or remain unpurchased or undistributed upon termination or expiration of the award. Under the Plan, any shares used to pay the exercise price of an option will not be added back to the aggregate number of shares available; however, shares covered by an award under the Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award will be added back to the aggregate number of shares available under the Plan.

In the event of any stock split, stock dividend, spin-off or other relevant change affecting the Company’s common stock, the Compensation Committee may adjust the number of shares available for grants and the number of shares and price under outstanding grants made before the event, as provided in the Plan.

Administration

The Plan is administered by the Compensation Committee, which has broad discretionary authority under the Plan. The Compensation Committee may delegate all or any part of its authority and powers under the Plan to one or more directors or officers of the Company. However the Compensation Committee may not delegate its authority and powers:

●	with respect to grants to persons covered by Section 16 of the Exchange Act; or

●	in a way that would jeopardize the Plan’s satisfaction of Rule 16b-3 of the Securities Exchange Act.

The full Board will administer the Plan, as set forth above, with respect to any awards granted to non-employee directors. For purposes of this summary, the Board has the authority and responsibilities attributed to the Compensation Committee with respect to any awards granted to a non-employee director.

Description of Award Types

Subject to the limits imposed by the Plan and described below, the Compensation Committee, in its discretion, may award any of the following types of awards to eligible employees: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights (“SARs”), (iv) restricted shares, (v) unrestricted shares, (vi) performance shares, (vii) performance units, and (viii) restricted stock units. The Compensation Committee may also grant short-term incentive awards as provided in the Plan to any key executive employee.

Limits on Awards

Subject to the Plan’s adjustment provisions in connection with certain corporate events, the Board may not grant any awards to any non-employee director under the Plan during any calendar year period that would result in (i) more than 10,000 shares being issued to such non-employee director or (ii) cash payments in excess of $20,000 (the cash retainer component of director compensation is not paid under the Plan).

Performance Targets and Performance Measures

The Compensation Committee may condition awards on the achievement of certain objective performance targets (“Performance Targets”). The performance measures used to establish the Performance Targets will be based on any of the factors listed below or such other factors specified by the Compensation Committee, alone or in combination, as determined by the Compensation Committee. Such factors may be applied on a corporate-wide or business-unit basis, include or exclude one or more of the Company’s subsidiaries, may be in comparison with plan, budget, or prior performance, and may be on an absolute basis or in comparison with peer-group performance. Performance measures may differ from participant to participant and from award to award. The factors that may be used as performance measures will be one or more of the following: (1) interest income; (2) net interest income; (3) interest expense; (4) net interest margin; (5) non-interest income; (6) fee income; (7) revenues; (8) securities gains or losses; (9) other income; (10) deposits; (11) deposit growth; (12) deposit market share; (13) non-interest expense; (14) total expenses; (15) efficiency ratio; (16) credit quality; (17) non-performing assets; (18) net charge-offs; (19) provision expense; (20) operating income; (21) budgeted margin (which is business unit income before taxes excluding intangible amortization and unallocated expenses); (22) net income; (23) earnings per share; (24) return on assets; (25) return on equity; (26) return on average tangible common equity; (27) return on average tangible common shareholders’ equity; (28) regulatory capital ratios; (29) stock price; (30) dividends; (31) total shareholder return; (32) operating leverage; (33) productivity; (34) customer satisfaction; (35) employee diversity goals or employee turnover; (36) specified objective social goals; and (37) goals relating to acquisitions or divestitures of subsidiaries or business units.

No Liberal Share Counting/Recycling Provisions

The Plan prohibits liberal share counting by requiring that no shares tendered in payment of an option’s exercise price may be added back into the aggregate share limit. The Plan also provides that no shares withheld in satisfaction of tax withholding obligations may be added back into the aggregate share limit. The number of shares of common stock covered by a stock appreciation right, to the extent that it is exercised and settled in common stock, and whether or not shares are actually issued to a participant upon exercise of the stock appreciation right, will be considered issued or transferred. Lastly, in the event that the Company repurchases shares of common stock with option exercise proceeds, those shares will not be added to the aggregate plan limit.

Minimum Vesting Periods

The Plan provides for a one-year minimum vesting period for stock options, SARs and performance-based full value awards and a three-year minimum vesting period for time-based full value awards (which can vest in ratable tranches over the three-year period). Full value awards include grants of restricted stock, restricted stock units, performance shares and share grants. In addition, a “basket” of shares is reserved in the Plan, in which 10% of the shares available under the Plan can be used for awards that are not subject to the minimum vesting restrictions.

No Repricing

The Company has never repriced underwater stock options or SARs, and repricing or replacing of underwater options and SARs is prohibited without shareholder approval under the Plan, except in connection with certain corporate events or transactions described in the Plan.

Stock Options

The Compensation Committee may grant incentive stock options, nonqualified stock options, or any combination thereof. The Compensation Committee establishes the exercise price, which may not be less than 100% of the fair market value of the stock on the grant date. The Compensation Committee establishes the vesting date and the term of the option, subject to a maximum term of ten years. A participant may pay the option price in cash or, if permitted by the Compensation Committee, by cashless exercise through a broker-dealer, by a net exercise, or by delivering shares already owned by the participant having a fair market value equal to the option price. An award agreement for an option may provide that such option becomes exercisable in the event of the participant’s death, disability or retirement or in connection with a change in control.

Additional limits and rules apply to incentive stock options. For example, the Compensation Committee may not grant an employee incentive stock options to the extent that it would result in the employee first being able to exercise incentive stock options to purchase shares with an aggregate fair market value (determined as of the grant date) of more than $100,000 in any one calendar year. Additionally, the total number of shares actually issued or transferred by the Company upon the exercise of incentive stock options will not exceed one million (1,000,000) shares.

As of March 31, 2022, the price for one share of the Company’s common stock was $16.38.

Stock Appreciation Rights

The Compensation Committee may grant SARs. The value of a SAR is based on the increase in the value of the Company’s common stock from the grant date to the date on which the employee exercises the SAR. The Compensation Committee determines the vesting and exercise periods for each SAR. A SAR must expire not later than ten years after the grant date. SARs may be granted in connection with or separate from option grants. An award agreement for a SAR may provide that such SAR becomes exercisable in the event of the participant’s death, disability or retirement or in connection with a change in control.

Restricted Stock

The Compensation Committee may grant restricted shares of Company stock. At the time of grant, the Compensation Committee will specify the period of restriction, the number of shares granted and the conditions of the award. At the time of the award, the Compensation Committee will establish the period that must lapse and/or the performance targets that must be satisfied for the restrictions to lapse. In the case of performance-based restricted stock, the Compensation Committee will base Performance Targets on one or more of the performance measures listed under “Performance Targets and Performance Measures” above. An award agreement for restricted stock may provide for the earlier termination of restrictions on such restricted stock in the event of the participant’s death, disability or retirement or in connection with a change in control.

Performance Units/Shares

The Compensation Committee may grant performance units and/or performance shares. The Compensation Committee will set Performance Targets, based on one or more of the performance measures listed under “Performance Targets and Performance Measures” above, which, depending on the extent to which they are met, will determine the number or value of performance units or performance shares that will be paid to the participant. Performance units and performance shares may be paid in the form of cash, shares, or a combination of cash and shares. During the applicable performance period, the participant will have no right to transfer any rights under his or her award and will have no right to vote the units or shares. An award agreement for performance shares or performance units may provide for the earlier lapse of restrictions or other modifications in the event of the participant’s death, disability or retirement or in connection with a change in control.

Restricted Stock Units

The Compensation Committee may grant restricted stock units. Restricted stock units will be evidenced by an award agreement containing such terms and provisions, consistent with the Plan, as the Compensation Committee may approve. A grant of restricted stock units constitutes an agreement by the Company to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the common shares deliverable upon payment of the restricted stock units, and will have no right to vote the common shares. An award agreement for restricted stock units may provide for the earlier termination of restrictions on such restricted stock units in the event of the participant’s death, disability or retirement or in connection with a change in control.

Share Grants

The Compensation Committee may grant shares, without restrictions on the shares granted.

Dividends and Dividend Equivalents

The Plan specifies that dividends or dividend equivalents issued with respect to shares of common stock subject to performance-based awards will be deferred until and paid contingent upon the achievement of the applicable performance target.

Short-Term Incentive Awards

The Compensation Committee may grant performance awards under the Company’s short-term incentive program to key employees. Such awards will be contingent on the achievement of Performance Targets based on one or more of the performance measures listed under “Performance Targets and Performance Measures” above. Short-term incentive awards may be paid in the form of cash, shares, or a combination of cash and shares, but may not exceed, for a calendar year, the lesser of (i) two times the employee’s base salary for such year or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000).

Change in Control

The Plan includes a “double-trigger” vesting provision, under which:

●	if, upon a change in control, an outstanding award is replaced with a new award with comparable terms and conditions as the original award, then the award will continue vesting under its original terms, provided that if the participant’s employment is terminated without cause or for good reason within two years following the change in control, then the awards will fully vest, with performance-based awards vesting as if a target level of performance was achieved; or

●

if, upon a change in control, an outstanding award is not replaced with a new award with comparable terms and conditions, then such outstanding award will fully vest upon the change in control, with performance-based awards vesting as if a target level of performance was achieved.

Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time, provided that generally no such supplement, amendment, alteration or discontinuation may impair the rights of a participant under an existing award without the participant’s consent. Shareholder approval of an amendment will be required only to the extent necessary to satisfy applicable legal and regulatory agency rules. Under its current terms, the Plan will terminate automatically on April 27, 2027, provided that previously granted awards will remain outstanding per their terms. The proposed amendment to the Plan that will be considered by shareholders at the Annual Meeting will not change or extend the current Plan termination date.

In addition, the Compensation Committee may waive any vesting or performance requirements upon a participant’s death or disability or in connection with a change in control.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with or be exempt from the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent.

Federal Income Tax Consequences

Tax Consequences for Participants

The federal income tax consequences to a participant vary depending upon the type of award granted under the Plan. Generally, there are no federal income tax consequences to the participant upon the grant or exercise of an incentive stock option. If an employee holds the shares purchased through the exercise of an incentive stock option for more than two years after the grant day and one year after the exercise date (“required holding period”), the employee will be eligible for capital gains treatment on any excess of the sales price over the option price upon selling the shares. However, if the employee sells the shares during the required holding period, he must recognize ordinary income on the date of sale equal to the difference between the option price and the fair market value of the shares on the exercise date. The balance of the employee’s gain, if any, on the sale of the shares is subject to capital gains treatment.

The recipient of a non-qualified stock option realizes ordinary income upon exercising the option equal to the difference between the option price and the fair market value on the exercise date of the shares purchased. Upon the subsequent sale of any such shares by the recipient, any appreciation or depreciation in the value of the shares after the exercise date will be treated as a capital gain or loss for the recipient.

A participant generally does not recognize income from the grant of restricted shares until the restrictions on the shares lapse. Any dividends on restricted shares paid to participants before the lapse of restrictions are taxable to the participant.

A participant generally does not recognize income from the grant of restricted stock units until the restrictions on the restricted stock units lapse. At that time, the participant must recognize as ordinary income an amount equal to the fair market value of the shares underlying the restricted stock units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

In general, other awards under the Plan are taxable to the participant and deductible by the Company at the time paid.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In the case of grants of incentive stock options, the Company does not receive an income tax deduction, provided that the employee disposes of the shares after the required holding period.

New Plan Benefits

Awards under the Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Plan in the future are not determinable at this time. Awards under the Plan during fiscal year 2021 are set forth under the “Grants of Plan-Based Awards During 2021” table on page 61. The awards granted under the Plan for the 2021 fiscal year are set forth in the following table and, for our Named Executive Officers, in the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards table included in the Compensation Discussion and Analysis section of this Proxy Statement.

New Plan Benefits

Name and Position	Dollar Value	Number of PSUs	Number of Restricted Shares	Number of Shares of Common Stock
James C. Ryan, III, Chairman and CEO	$1,540,832	72,237	24,080	-0-
Brendon B. Falconer, Senior EVP and CFO	$362,536	16,996	5,666	-0-
James A. Sandgren, President and Chief Operating Officer	$580,069	27,195	9,065	-0-
Jeffrey L. Knight, EVP and Chief Legal Counsel	$271,911	12,747	4,250	-0-
Kendra L. Vanzo, Senior EVP and Chief Administrative Officer	$271,911	12,747	4,250	-0-
Executive Group(1)	$5,321,687	248,572	82,865	-0-
Non-Executive Officer Employee Group(2)	$2,960,335	-0-	171,540	-0-
(1)	This group includes all of the Company’s executive officers as of December 31, 2021.
(2)	This group includes all of the Company’s employees as of December 31, 2021, excluding the Company’s executive officers.

	Dollar Value	Number of PSUs	Number of Restricted Shares	Number of Shares of Common Stock(2)
Non-Executive Directors Group(1)	$59,988	-0-	-0-	3,287

(1)	The dollar value and number of shares of common stock are presented on a per person basis. This group includes all of the Company’s non-employee directors as of December 31, 2021. There were 12 non-employee directors that comprised the Non-Executive Director Group on December 31, 2021.
(2)	Reflects the number of shares awarded in 2021.

Vote Required

The approval of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this proposal.

The Board unanimously recommends a vote “FOR” the proposal contained in Item 2 to approve and adopt the second amendment of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

EXECUTIVE LEADERSHIP TEAM

The Executive Leadership Team of the Company as of February 15, 2022 is listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Office and Business Experience
Chady M. AlAhmar	Chief Executive Officer, Wealth Management of the Company since January 2020. Previously, Senior Vice President and Head of Strategy and Business Development of U.S. Bank from December 2013 to January 2020; age 48.

Nicholas J. Chulos	Chief Legal Officer and Corporate Secretary of the Company since February 2022. Previously, Executive Vice President, General Counsel and Corporate Secretary of First Midwest from January 2013 to February 2022; age 62.

Caroline J. Ellspermann	Chief People Officer of the Company since 2020. Previously, Executive Vice President and Chief Talent Management Officer from 2018 to 2020. Executive Vice President and Chief Talent Development Officer from 2016 to 2018. President and CEO of Wealth Management from 2007 to 2016. Manager of the Corporate Private Client Group prior to 2007; age 54.

Scott J. Evernham	Chief Risk Officer of the Company since August 2019. Previously, Executive Vice President, Wealth Management from May 2016 to August 2019. President of Old National Insurance from December 2014 to May 2016. Senior Vice President, Assistant General Counsel from October 2012 to December 2014; age 44.

Brendon B. Falconer	Chief Financial Officer of the Company since May 2019. Previously, Senior Vice President and Treasurer of the Company from November 2016 to May 2019. Senior Vice President and Director of Credit Operations from March 2013 to November 2016. Loss Share President from January 2012 to March 2013. Vice President and Bank Controller from April 2009 to January 2012; age 46.

Corliss V. Garner

Chief Diversity, Equity and Inclusion Officer of the Company since February 2022. Previously, Senior Vice President and Head of Corporate Social Responsibility and Diversity, Equity and Inclusion at First Midwest from 2019 to February 2022. Vice President and Senior Advisor, Diversity & Inclusion at BMO Harris Bank from 2018 to 2019. Vice President and Senior Manager of Diverse Markets, Corporate Giving at BMO Harris Bank from 2013 to 2019. Vice President and Senior Commercial Banker, Business Banking Group at BMO Harris Bank from 2005 to 2013. Vice President and Senior Trust/Estate Administrator, Private Wealth Management at BMO Harris Bank from 1995 to 2005; age 48.

Kevin P. Geoghegan	Chief Credit Officer of the Company since February 2020. Previously, Executive Vice President and Chief Credit Officer of First Midwest from April 2019 to February 2022. Executive Vice President and Regional Credit Executive for PNC Financial Services from 2009 to 2019; age 62.

Paul S. Kilroy	Chief Information Officer of the Company since February 2020. Previously, Segment Chief Information Officer in Architecture and Information Management from October 2018 to January 2019 and Segment Chief Information Officer in Consumer Lending at Huntington National Bank. Managing Director and Chief Development Officer of Mortgage Bank at JPMorgan Chase & Co from January 2017 to April 2017. Managing Director and CTO of Chase Auto Finance at JPMorgan Chase & Co from March 2015 to January 2017. Managing Director and Infrastructure CTO of Mortgage Bank at JPMorgan Chase & Co from June 2011 to March 2015; age 49.

Joan M. Kissel*	Chief Auditing and Ethics Officer of the Company since 2017. Previously, Corporate Controller of the Company from 2006 to 2017. Assistant Corporate Controller from 2005 to 2006; age 53.

Jeffrey L. Knight	Chief Government Relations Officer of the Company since February 2022. Previously, Executive Vice President and Chief Legal Counsel of the Company from December 2004 to February 2022. Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company from 1994 to February 2022 and General Counsel of the Company from 1993 to 2004; age 62.

John V. Moran	Chief Strategy Officer of the Company since 2021. Previously, Chief Financial Officer for NBT Bancorp from 2019 to 2021. Director of Corporate Development and Strategy of the Company from 2017 to 2019. Senior Equity Analyst at Macquarie Capital (USA) from 2010 to 2017; age 46.

Jeff C. Newcom	Chief Operations Officers of the Company since February 2022. Previously, Executive Vice President and Chief Risk Officer of First Midwest from 2016 to February 2022. Chief Compliance and Enterprise Risk Management Officer at Fulton Financial Corporation from 2014 to 2016; age 49.

James C. Ryan, III	Chief Executive Officer of the Company since May 2, 2019. Mr. Ryan served as Chairman and CEO of the Company from May 2, 2019 through February 15, 2022, which was the closing date of the Merger. Prior to beginning his role as CEO in 2019, Mr. Ryan was Senior Executive Vice President and Chief Financial Officer of the Company from 2016 until 2019. He has also served the Company as Director of Corporate Development and Mortgage Banking, Integration Executive and Treasurer. Prior to joining Old National in 2005, Mr. Ryan held senior finance positions at Wells Fargo Home Mortgage and Old Kent Financial Corp; age 50.

Mark G. Sander	President and Chief Operating Officer of the Company since February 2022. Previously, President and Chief Operating Officer of First Midwest from 2019 to February 2022. Director at First Midwest from 2014 to February 2022. Senior Executive Vice President and Chief Operating Officer of First Midwest from 2011 to 2019. Previously held executive level positions in Commercial Banking with Associated Banc-Corp, Bank of America, and LaSalle Bank; age 63.

James A. Sandgren	Chief Executive Officer, Commercial Banking of the Company since February 2022. Previously, President and Chief Operating Officer of the Company from May 2016 to February 2022. Executive Vice President and Chief Banking Officer of the Company from April 2014 to May 2016. Executive Vice President and Regional CEO of the Company from May 2007 to April 2014. Executive Vice President and Southern Division Chief Credit Officer from January 2004 to May 2007; age 55.

Kathy A. Schoettlin	Chief Communications, Culture and Social Responsibility Officer of the Company since February 2022. Previously, Executive Vice President and Chief Brand & Culture Officer from 2020 to February 2022. Executive Vice President and Chief Cultural Officer from 2018 to 2020. Executive Vice President and Chief Community Relations and Social Responsibility Officer from 2011 to 2018. Chief Marketing and Communications Officer from 2009 to 2011. Director of Marketing and Communications from 2008 to 2009. Director of Public Relations from 2007 to 2008; age 51.

Roland B. Shelton	Chief Strategic Business Partnership Officer of the Company since 2020. Previously, Senior Vice President and Executive Business Development Officer from 2019 to 2020. Vice President and Senior Business Development Officer from 2017 to 2019; age 56.

James A. Stadler	Chief Marketing Officer of the Company since February 2022. Previously, Executive Vice President and Chief Marketing and Communications Officer of First Midwest from 2018 to February 2022; age 58.

Kendra L. Vanzo	Chief Administrative Officer of the Company since March 2021. Executive Vice President, Chief Administrative Officer of the Company from January 2020 to March 2021. Executive Vice President and Chief People Officer from May 2018 to January 2020. Executive Vice President, Associate Engagement and Integrations Officer from June 2014 to May 2018. Executive Vice President and Chief Human Resources Officer from January 2010 to June 2014. Senior Vice President and Chief Human Resources Officer from March 2007 to January 2010; age 55.

* ex-officio

TALENT DEVELOPMENT AND COMPENSATION COMMITTEE MATTERS

The Compensation Committee of the Board is currently composed of six non-employee directors, each of whom is independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website at www.oldnational.com under the Investor Relations/Corporate Governance link.

Compensation Consultant

The Compensation Committee has the authority to hire outside compensation consultants to advise it on the structure and amount of compensation of the executive officers. For 2021 compensation decisions, the Compensation Committee retained WTW as its independent compensation consultant to provide analyses and advice regarding executive compensation.

All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by WTW. To the extent that WTW’s services involves director compensation, that work is shared with the Nominating and Corporate Governance Committee, which is responsible for reviewing and making recommendations to the Board regarding director compensation.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs and advising the Board regarding the talent development and succession management of key executives of the Company. The Compensation Committee is responsible for annually reviewing, approving and recommending to the Board for its approval all elements of the compensation of the CEO and other executive officers who report directly to the CEO. The Compensation Committee is also responsible for determining equity awards to employees pursuant to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2021, there were no Compensation Committee interlocks or insider participation.

Assessing Risk in Compensation

Our compensation programs do not use incentives that drive risky short-term behavior. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. With the balance of compensation distributed among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted versus other elements. In addition, the use of multiple performance measures in the short-term and long-term incentive plans ensures that executives must excel in a number of areas – rather than simply maximizing performance on a single performance measure – in order to earn their variable compensation.

In addition, we have stock ownership guidelines and a bonus recoupment policy that provide a strong incentive to ensure that the Company is managed with a long-term view and helps to ensure that Company management avoids excessive risk taking in the short-term.

Our Compensation Committee annually reviews the relationship between our risk management policies and practices and the incentive compensation provided to our Named Executive Officers. After review with the Company’s Chief Risk Officer and representatives of WTW, the Compensation Committee determined in 2021 that our incentive compensation programs do not encourage unnecessary or excessive risk taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Daniel S. Hermann, Chairperson

Barbara A. Boigegrain

Kathryn J. Hayley

Peter J. Henseler

Thomas E. Salmon

Rebecca S. Skillman

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other executive officers employed at the end of 2021 who were most highly compensated for 2021. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs,” appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

The following individuals served as our Named Executive Officers for the fiscal year ended December 31, 2021:

James C. Ryan, III Chairman and CEO	Brendon B. Falconer Chief Financial Officer	James A. Sandgren President and COO	Jeffrey L. Knight Chief Legal Counsel	Kendra L. Vanzo Chief Administrative Officer

This Compensation Discussion and Analysis consists of the following parts:

●	Executive Summary
●	Review of 2021 Advisory Vote on Executive Compensation
●	Responsibility for Executive Compensation Program
●	Compensation Philosophy and Objectives
●	Role of Executive Officers in Compensation Decisions
●	Compensation Committee Procedures
●	Executive Compensation in 2021
●	Changes in Executives and Executive Compensation in 2022 and Impact of the First Midwest Merger

Executive Summary

Pay for Performance in 2021. We seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards paid in equity. These compensation components, combined with our stock ownership guidelines and bonus recoupment policy, extend the time horizon for incentive compensation beyond the vesting and/or performance periods and provide balance between rewarding short-term and long-term performance.

The Company delivered record operating results in 2021. As more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, the Company took certain transformational actions in 2021 to position the Company for future growth, most notably the merger of equals transaction with First Midwest, as discussed in more detail throughout this Proxy Statement. During 2021, the Company’s management worked on conversion and integration planning matters to ensure the Merger would be successful in achieving its announced strategic benefits of the Merger. The Company closely assessed the relative executive compensation and benefit programs, practices and principles of the two standalone companies and determined to make several changes to our executive compensation program for 2022, described in more detail under the heading Changes in Executives and Executive Compensation in 2022 and Impact of the First Midwest Merger starting on page 55.

The conversion and integration planning accomplished in 2021 was also designed to ensure the Merger would deliver the compelling financial benefits to shareholders of the combined Company, which are expected to include, among others:

●	Significant earnings per share accretion in 2022 and beyond;
●	Top quartile pro forma profitability; and
●	Modest tangible book value per share earnback.

The Merger with First Midwest was completed on February 15, 2022 and created a financial services company with $46 billion in assets, $34 billion of assets under management and offices in six states. Although we consider the combination of the Company and First Midwest to be financially compelling for shareholders, the Company, on a standalone basis in 2021, executed on its initiatives focused on organic growth and other efficiency efforts which resulted in strong earnings as evidenced by the following 2021 highlights:

●	Earnings per share of $1.67 compared to $1.36 in 2020
○	Adjusted earnings per share of $1.73 compared to $1.50 in 2020
●	Record net income of $277.5 million compared to $226.4 million in 2020
○	Record adjusted net income of $286.5 million compared to $250.3 million in 2020
●	Record wealth management revenues
●	Total loan and total commercial loan growth, excluding PPP loans, of 4.6% and 7.2%, respectively
●	Continued strong credit quality, with net charge-offs (recoveries) to average loans of (0.03)% compared to 0.02% in 2020
●	Adjusted return on average tangible common equity of 15.4% compared to 14.6% in 2020
●	Continued favorable adjusted efficiency ratio of 56.8%, which was consistent with 2020 and continues to reflect effective cost controls

This 2021 performance, which positioned the Company to produce strong future shareholder returns, is reflected in variable compensation outcomes for the year and demonstrates our commitment to pay for performance.

●	Strong actual financial performance compared to our targets for the three metrics of our STIP, namely earnings per share, return on average tangible common equity and efficiency ratio, resulted in short-term incentives to be earned at 150% of target. The Company’s ability to achieve maximum performance in 2021 for these metrics occurred primarily due to record net income; record wealth management revenues; stronger than expected commercial loan growth, core deposit growth and PPP fee income; mortgage banking and capital markets revenues that exceeded expectations; effective cost controls; and a lower than anticipated provision for credit losses as a result of exceptional credit discipline and quality. See Annual Incentive Compensation beginning on page 48.

●	Performance-based restricted stock units granted in 2019 with a three-year performance period ended on December 31, 2021, which are earned based on TSR and ROATCE metrics, were deemed earned at target (100%) in connection with the Merger but are still subject to service-based vesting requirements for the remainder of the applicable performance period, as further discussed on page 58 of this Proxy Statement.

Executive Compensation Framework in 2021. There are three core elements of our executive compensation framework reflecting short and long-term performance horizons:

Compensation Element and Purpose	Key Features
Base Salary Fixed compensation for performing the responsibilities associated with an executive’s position

●      Set with reference to market data, role scope, changes in duties, individual performance and experience

●      Informed by market data for similar positions at other peer group companies, generally targeted at median

●      Reviewed annually with changes effective in April

Annual Incentive Compensation Reward short-term financial and operational performance

●      Variable cash incentive

●      Target value aligned to similarly-situated executives within peer group

●      Capped at 150% of target; 50% of target paid for threshold performance

●      Target opportunities expressed as a percentage of base salary as follows:

2021 NEO	2021 Target
Chairman and CEO	100%
CFO	75%
President and COO	85%
Chief Administrative Officer	65%
Chief Legal Counsel	50%

● 2021 awards based on EPS (60%), ROATCE (20%) and Efficiency Ratio (20%) ● Subject to bonus recoupment policy

Long-Term Incentive Compensation Align executive interests with those of our shareholders over the long-term, incentivize sustainable share price growth and retain talent	● Variable equity incentive ● Awarded as a combination of performance-based restricted stock units and service-based restricted stock:

2021 NEO	2021 Equity Mix
	Performance-Based	Service-Based
Chairman and CEO	75%	25%
All other NEOs	75%	25%

● Target value aligned to market median within peer group ● Capped at 150% of target; 25% of target paid for threshold performance ● Target opportunities expressed as a value in dollars as follows:

2021 NEO	Target
Chairman and CEO	$1,700,000
CFO	$400,000
President and COO	$640,000
All other NEOs	$300,000

●      Performance-based restricted stock units based on three-year ROATCE (50%) and three-year TSR (50%), with both metrics measured relative to our peer group

●      Service-based restricted stock vest in three approximately equal installments over three years

●      Subject to bonus recoupment policy

Performance metrics for our incentive compensation programs are selected given their alignment to long-term value creation and our areas of strategic focus. We have selected the following performance metrics for our incentive compensation programs because these are metrics that are commonly used by investors to evaluate a financial institution’s performance. In addition, these metrics are based on the audited financial results of the Company and are the foundation of a responsible incentive program that rewards performance without encouraging excessive risks:

Measure	Why It Matters
One-Year Performance Measures
EPS	Indicates the overall profitability of the Company.
ROATCE	ROATCE is a key factor to long-term profitable growth due to the strong correlation of higher ROATCE to higher market price-to-tangible book value valuations for common stock of publicly traded bank holding companies.
Efficiency Ratio	Provides focus on expense management.
Three-Year Performance Measures
Relative ROATCE	Operational performance measure with clear line of sight to participants, while also being aligned with long-term shareholder value creation. Measuring over a three-year period against our peer group assesses our success of sustaining multi-year outperformance.
Relative TSR	Clear alignment with shareholder interests and our ability in delivering strong relative value creation.

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by the following:

COMPANY’S COMPENSATION PROGRAM – BEST PRACTICES IMPLEMENTED

✓  Long Term Performance Based Compensation

We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units, which vest following the completion of a three-year period upon the achievement of specific goals. With a three-year vesting period, we hope to more closely align our NEOs’ incentives with the long-term interests of our shareholders.

✓ Lack of Gross-Up Our employment agreements do not provide for: ● Tax gross-ups on severance benefits; or ● Tax gross-ups on perquisites

✓ Clawback Policy

We have a bonus recoupment policy which provides our Board with authority to recover a bonus or other incentive payout paid to any executive officer in the event there is a material restatement of the Company’s financial results.

✓ Shareholder Advisory Vote Each year, shareholders provide an advisory “say-on-pay” vote.
✓ Rigorous Stock Ownership Guidelines NEOs are required to own a certain minimum amount of stock depending upon their salary.	✓ Internal Pay Equity We consider a person’s responsibilities, skill level and effort in relation to other similarly-situated NEOs when making compensation determinations.

✓ Responsible Employee Ownership

We prohibit employees, including the NEOs, from engaging in any short-term, speculative transactions with respect to Company securities, including purchasing securities on margin, engaging in short sales, buying or selling put or call options and trading in options.

✓ Hedging and Pledging Prohibition Policy Our policy prohibits our directors, NEOs and other key executive officers from hedging or pledging, as more fully described on page 54.
✓ A Well-Informed Compensation Committee Our Compensation Committee is informed as to all compensation that is available at target performance levels to our NEOs.	✓ Independent Compensation Consultant The Compensation Committee engages an independent consultant in determining executive compensation that does not provide any services to management.

✓ Compensation Risk Assessment

Our Compensation Committee oversees the ongoing evaluation of the relationship between our compensation programs and risk management. The Committee annually reviews the risk associated with executive compensation.

✓ Minimum Vesting Periods Our equity awards have a period of not less than three years for full vesting to occur, subject to certain limited exceptions.

Review of 2021 Advisory Vote on Executive Compensation

Our shareholders have the opportunity at each Annual Meeting to provide an advisory vote on the compensation paid to our NEOs, more commonly referred to as a “say-on-pay” vote. At our 2021 Annual Meeting, 97.6% of the votes cast by our shareholders were in favor of the compensation provided to our NEOs. This result affirmed a significant majority of shareholder support of our approach to executive officer compensation and informed the Compensation Committee’s discussions during the year.

In addition, in recognition of the Board’s and shareholders’ majority preference expressed at the 2017 Annual Meeting, the Compensation Committee recommended, and the Board approved, an annual non-binding “say-on-pay” vote to occur at each annual shareholder meeting, so that any shareholder concerns about executive pay can be acknowledged and considered in a timely manner. The Compensation Committee will continue to consider the results from this year’s say-on-pay advisory vote and future advisory votes on executive compensation and any related feedback received from our shareholders via other channels when making its compensation decisions.

Responsibility for Executive Compensation Program

Our Compensation Committee is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for our CEO and all of our executive officers reporting directly to the CEO, including our NEOs, subject to approval by our Board. The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2021, the Compensation Committee made no delegation of its authority over compensation matters relating to our NEOs.

Compensation Philosophy and Objectives

The Merger increased the size of the Company and transformed the composition of the executive leadership team. After the Merger, the Compensation Committee reconsidered executive compensation in light of these changes, including the selection of a new peer group for the Company based on guidance from WTW. Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. This philosophy and its objectives are generally consistent over time, accommodating modifications as economic and business conditions change to ensure continued alignment.

The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important because it aligns our executives’ interests with those of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Board intends to continue to reward management’s performance with cash and equity compensation based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2021 performance and to establish incentive goals for 2021.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee approves, and recommends to our Board for approval, the compensation of our CEO and each of our executive officers who reports to the CEO. Our CEO annually reviews with the Compensation Committee the performance of each of our executive officers who report to him, the compensation of each of these executive officers (including base salary, annual incentive compensation and long-term incentive awards) and makes compensation recommendations to the Compensation Committee for these officers for the following year. The Compensation Committee considers the recommendations of the CEO in determining, and recommending to the Board for approval, the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers who report to the CEO. The Compensation Committee reviews our CEO’s compensation with representatives from the Committee’s independent compensation consultant (in conjunction with the annual performance review led by the Company’s Lead Independent Director) and makes a recommendation to the Board with respect to the CEO’s compensation for the following year. The CEO is not involved in the final determination regarding his own compensation, and all decisions with respect to the CEO’s compensation are made in executive sessions of the Compensation Committee and the Board, without the CEO present.

Compensation Committee Procedures

The Compensation Committee considers the information provided by its independent consultant, including peer data, compensation reports and best practices as a baseline for establishing targeted total compensation, principal compensation components and the allocation of total potential compensation components for each NEO and other executives of the Company. The Company seeks to establish total compensation, base salaries, annual incentive compensation and long-term equity incentive compensation for each position at the median of the Company’s peer group if target performance is achieved, and at or near the 75th percentile of the peer group if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group practices.

The Compensation Committee engaged WTW to assist the Compensation Committee in evaluating the executive compensation program for 2021. The Compensation Committee reviewed its relationship with WTW and concluded that the consultant was independent and free of any conflicts of interest in regard to the advice it provided the Compensation Committee and the Nominating and Corporate Governance Committee.

The following is a description of the services WTW provided to the Compensation Committee to assist it in establishing compensation for the NEOs and other members of management for 2021:

●	assessed the competitiveness of our compensation packages for executive officers;
●	provided comparative peer compensation data;
●	analyzed our business performance over one-year and three-year periods;
●	evaluated the relationship between executive officer pay and our performance; and
●	assisted in merger-related activities and planning related to executive compensation.

In examining our business performance, the consultant focused on the Company’s relative performance in three key metrics, including total shareholder return, return on assets and return on equity.

In evaluating the competitiveness of our compensation levels for NEOs and our other executives, the consultant gathers pay and performance data from a peer group of publicly traded financial services companies that includes a broad representation of regional banks and which are similar in asset size to the Company. The consultant identifies the peer group with input and approval from the Compensation Committee. The Compensation Committee then considers the peer group data when evaluating compensation. The composition of the peer group may be updated from year to year to take account of mergers, acquisitions and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times in the past removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and not reflective of the Company’s asset size. For 2021 compensation decisions, WTW recommended that the Company use the following peer group, consisting of 20 bank holding companies which had asset sizes ranging from $12 billion to $50 billion, with a median asset size of $30 billion:

Associated Banc-Corp	First Midwest Bancorp, Inc.	Umpqua Holdings Corporation
BancorpSouth Bank	Fulton Financial Corporation	United Bankshares, Inc.
Bank OZK	Great Western Bancorp, Inc.	Valley National Bancorp
Cadence Bancorporation	Hancock Holding Company	Webster Financial Corporation
Commerce Bancshares, Inc.	TCF Financial Corporation	Western Alliance Bancorporation
F.N.B. Corp.	Trustmark Corporation	Wintrust Financial Corporation
First Financial Bancorp	UMB Financial Corporation

Under SEC disclosure rules, companies generally limit executive compensation disclosure to certain of their most highly compensated executive officers. To determine competitive pay for these positions, the consultant uses data from publicly filed documents as well as data from its proprietary market surveys. For the remaining executives, the consultant uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a general reference and is one of a number of factors considered in determining where pay is actually set.

Following the closing of the Merger with First Midwest in early 2022, the Compensation Committee undertook a review of the Company’s peer group to be used for 2022 compensation decisions, as discussed further under the heading Changes in Executives and Executive Compensation in 2022 and Impact of the First Midwest Merger starting on page 55.

Executive Compensation in 2021

In making its recommendations to the Compensation Committee regarding executive officer compensation in 2021, the consultant reviewed the compensation practices and performance of the companies in the above peer group and discussed our performance and strategic objectives with our CEO, CFO and Chief Administrative Officer. In January 2021, the Compensation Committee reviewed our executive compensation structure, its competitiveness relative to the peer group companies and the alignment of our executive pay with the Company’s performance. Over periods of one year and three years, the Company continued to remain within competitive ranges in ROA and ROE relative to peers. For example, for the three year period ended December 31, 2020, the Company’s TSR was at the 90th percentile relative to peers. Target compensation levels were positioned at or below our peer median for a majority of the NEOs. As a result of this review, the Compensation Committee approved 2021 base salaries for our NEOs as described on page 48.

Pay Mix. In establishing the 2021 compensation for our executive officers, the Compensation Committee:

●	analyzed the compensation levels of comparable executive officers in our peer group;
●	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;
●	assessed our executive officers’ performance; and
●	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

●	base salary;
●	annual incentive compensation; and
●	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group. Based on the advice of WTW, our pay mix is more performance-oriented than our peers.

In structuring our long-term incentive awards for our CEO and the other NEOs in 2021, we emphasized the use of performance-based equity awards with 75% of the long-term incentive awards being performance-based. The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk and the reasonable potential compensation in light of that risk.

2021 Cash Compensation. The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2021, we paid the following cash compensation to our NEOs:

2021 Named Executive Officers’ Cash Compensation
Name	Base Salary ($)	Non-Equity Incentive Plan Compensation (1) ($)	Total Cash Compensation ($)
James C. Ryan, III Chairman and CEO	913,462	1,370,192	2,283,654

Brendon B. Falconer Senior EVP and CFO	465,769	523,990	989,759

James A. Sandgren President and Chief Operating Officer	561,539	715,962	1,277,501

Jeffrey L. Knight EVP and Chief Legal Counsel	419,231	314,423	733,654

Kendra L. Vanzo Senior EVP and Chief Administrative Officer	369,231	360,000	729,231

(1) Annual incentive compensation awards were earned based on 2021 performance and paid on March 11, 2022.

Base Salary. Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges at the median for the peer group. We review base salaries annually and we adjust them in April of each year to take into account such factors as market changes, changes in duties, individual performance and experience.

In assessing Mr. Ryan’s performance for 2021 compensation decisions, the Compensation Committee considered, among other items, the role Mr. Ryan played in selecting and leading the management team in the execution of The ONB Way strategic plan. The Compensation Committee determined that Mr. Ryan’s leadership skills and financial acumen within the Company were significant contributors to the Company’s success during the year, which set certain records for the Company’s financial performance. These accomplishments, and the fact that Mr. Ryan’s base salary lagged behind the median of peers, were considered by the Compensation Committee in its decision to increase Mr. Ryan’s base salary for 2021.

In assessing the performance of Messrs. Falconer, Sandgren and Knight, and Ms. Vanzo, Mr. Ryan subjectively evaluated their contributions to the strategic, operational and financial performance of the Company in 2020. Messrs. Falconer, Sandgren and Knight, and Ms. Vanzo met or exceeded the performance expectations set for them for 2020 and, based on Mr. Ryan’s recommendation, the Compensation Committee increased their base salaries in 2021 as indicated in the table below.

Named Executive Officer	2021 Base Salary (1) ($)	% Increase from 2020
James C. Ryan, III Chairman and CEO	940,000	13.9%
Brendon B. Falconer Senior EVP and Chief Financial Officer	475,000	9.2%
James A. Sandgren President and Chief Operating Officer	565,000	2.7%
Jeffrey L. Knight EVP and Chief Legal Counsel	425,000	6.3%
Kendra L. Vanzo Senior EVP and Chief Administrative Officer	375,000	7.1%
(1) 2021 base salaries became effective in April 2021

Annual Incentive Compensation. Our practice is to award annual cash incentive awards based on the Company’s achievement of pre-established objective performance goals. In this regard, the Compensation Committee endeavors to establish rigorous STIP metrics that require strong performance to achieve target payout. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. Our STIP under the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan is intended to be our primary vehicle for awarding such incentives. The STIP does not preclude us from making discretionary bonus payments or special awards to STIP participants outside of the STIP. In establishing performance goals for 2021, the Compensation Committee made a determination at the beginning of 2021 to exclude certain severance charges, merger charges and certain charges associated with acquisitions and branch closings that occurred in 2021.

The amount of cash incentive payments under the STIP is based entirely on financial measures and the achievement of the performance goals established by the Compensation Committee at the beginning of the year. Payout levels are determined by the Compensation Committee after evaluating actual performance through the end of the year and reviewing peer and survey data provided by WTW.

The 2021 STIP contained targeted annual incentives and provided an opportunity for participants, including the NEOs, to earn between 50% and 150% of their target opportunities provided certain performance thresholds are met. The Compensation Committee believes having a payout range helps to ensure that pay varies with performance and aligns it with market. No payouts under the STIP are made for performance below minimum threshold performance. If the threshold is achieved, an incentive payout equal to 50% of the targeted incentive level for each of the NEOs will be paid. If the targeted profitability measures are achieved, each of the NEOs will receive 100% of the target incentive payout.

The performance metrics, as well as the weighting given to the metrics, for the 2021 STIP for Messrs. Ryan, Falconer, Sandgren and Knight and Ms. Vanzo included the following:

The Compensation Committee established the performance metrics of EPS and ROATCE as part of the STIP design for 2021 because of their correlation with creating shareholder value and their frequent use to assess short-term corporate performance by shareholders and the investment community. The Compensation Committee determined to utilize the efficiency ratio metric as part of the STIP design to ensure management focuses on managing expenses within the Company.

The Compensation Committee established the 2021 potential payouts to each NEO. Under the STIP, the target incentive payout for the CEO was established at 100% of base salary, for the President and Chief Operating Officer was established at 85% of base salary, for the CFO was established at 75% of base salary, for the Chief Administrative Officer was established at 65% of base salary and for the other NEO was established at 50% of base salary. The maximum payout under the STIP is 150% of the target incentive payout and is earned only when actual performance significantly exceeds the target.

The 2021 STIP performance and payout results for Messrs. Ryan, Falconer, Sandgren and Knight, and Ms. Vanzo were as follows, resulting in a bonus payout of 150% of target:

Percentage amounts under the caption “Performance Factor” in the table above reflects the overall percentage of annual incentive compensation earned with respect to each metric after giving effect to the weighting factor applied to the metric and the performance level achieved for that metric.

Strong actual financial performance compared to our targets for the three metrics of our STIP, namely earnings per share, return on average tangible common equity and efficiency ratio, resulted in short-term incentives to be earned at 150% of target. The Company’s ability to achieve maximum performance in 2021 for these metrics occurred primarily due to record net income; record wealth management revenues; stronger than expected commercial loan growth, core deposit growth and PPP fee income; mortgage banking and capital markets revenues that exceeded expectations; effective cost controls; and a lower than anticipated provision for credit losses as a result of exceptional credit discipline and quality.

Long-Term Incentive Compensation. We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards.

In 2021, the awards for the CEO and other NEOs consisted of a combination of performance-based restricted stock units and service-based restricted stock. The majority of the value awarded (75%) consisted of performance-based restricted stock units, as described below:

Named Executive Officer Long-Term Incentive Compensation

Performance-Based Restricted Stock Units – 75%	ROATCE – 50% Return on Average Tangible Common Equity relative to peer group measured over a three-year performance period ending December 31, 2023.
TSR – 50% Total shareholder return relative to peer group measured over a three-year period ending December 31, 2023.
Service-Based Restricted Stock – 25%	Three-Year Annual Vesting – 100% The restricted stock will vest in three approximately equal annual installments over a three-year period ending February 1, 2024.

Each of these forms of equity awards encourages ownership by our executives of our common stock, aligns the executive’s interests with those of our shareholders, encourages the retention of executives of the Company, whose future service is deemed essential to the ongoing success of the Company, and promotes performance excellence and teamwork.

Our practice is to determine the dollar amount of equity compensation that we provide, based on consultation with WTW who advises the Compensation Committee concerning current market practices. In general, we seek to pay equity incentive compensation that approximates the median for our peer group if target performance is achieved, and the 75th percentile for our peer group if maximum performance is achieved. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January of each year, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as possible, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year.

Long-term incentive compensation awards were made on January 28, 2021, pursuant to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan. These awards are reflected in the table entitled “Grants of Plan-Based Awards During 2021” on page 61.

Performance-Based Restricted Stock Units. Our Compensation Committee continued the use of performance-based restricted stock units (“PSUs”) in 2021. PSUs may be earned based on the level of achievement of two performance metrics that are measured at the end of the performance period: TSR and ROATCE. Earned PSUs are converted into shares of our common stock after actual results have been determined for the applicable performance metrics and any other vesting requirements have been satisfied.

PSU awards have a three-year performance period. Our executive officers will earn PSUs only if we meet the applicable performance criteria for the performance period, and the executive officer remains employed throughout the performance period and during any subsequent required service or vesting period until shares are distributed in respect of such awards.

The Committee allocated 50% of the 2021 PSU awards based on TSR and 50% based on ROATCE. For each PSU award, we have established threshold, target and maximum performance levels at attainment percentages relative to the companies in our peer group, as shown in the table below. The actual performance level for the performance period will determine the PSUs earned. No PSUs will be earned if our results are less than the required relative threshold performance, except as described below with respect to certain Company standalone ROATCE minimum and maximum attainment levels. Subject to the same exceptions, if the relative target level is achieved, all of the PSUs awarded will be earned, and if the maximum performance level is achieved, 150% of the awarded PSUs will be earned, in each case subject to any additional vesting requirements.

The following performance measures and levels were approved for 2021 PSU awards:

Measure	Threshold	Target	Maximum
Relative TSR (50%)	25th percentile	50th percentile	80th percentile
Relative ROATCE (50%)	25th percentile	50th percentile	80th percentile
Associated Payout	25% of target	100% of target	150% of target

The TSR performance metric is based on TSR over the three-year performance period, including both stock price appreciation and cash dividends (assuming dividend reinvestment) or stock dividends, expressed as a percentage increase or decrease. TSR is measured for the Company and for each member of our peer group, with the Company’s TSR then compared to all of the companies in our peer group for purposes of determining the Company’s relative percentage performance level ranking (as used in the above table).

Similarly, ROATCE is measured for the Company and for each member of our peer group, with the Company’s ROATCE then compared to all of the companies in our peer group for purposes of determining the Company’s relative percentage performance level ranking (as used in the above table). Notwithstanding the Company’s actual ROATCE compared to the peer group, a PSU award will not be earned for the ROATCE metric unless the Company’s ROATCE is at least 8.50% even if such achievement level otherwise would be at or above the threshold performance level. In addition, a PSU award will be earned at the maximum level for the ROATCE metric for a performance period if the Company’s ROATCE is at 17.61% or higher without regard to the Company’s ROATCE attainment relative to the peer group.

Shares distributed upon vesting of any PSUs must be held until the Company’s stock ownership guidelines are met. Dividends on vested PSUs that were accrued as dividend equivalents during the performance period are paid in shares of the Company’s common stock on vesting after the performance period and are also subject to the Company’s stock ownership guidelines.

In general, even after the performance period has ended and performance results have been determined, an NEO must remain employed by the Company through the vesting date (the date on which shares of Company stock are distributed for PSU awards having the same performance period) in order to avoid forfeiture of the PSU award. If the NEO is not employed by the Company during the entire performance period, the PSU will be forfeited with certain limited exceptions. If an executive’s employment is terminated on account of death during the performance period, the PSU award will be deemed earned at the target level of performance upon death. If the executive’s employment is terminated due to a qualifying disability or retirement, the executive will be treated as if he or she had continued employment through the end of the performance period, at which time the level of achievement for the PSU award is determined.

Upon a change in control (as defined in the Amended and Restated 2008 Incentive Compensation Plan) after the award date and the employment of the NEO is terminated involuntarily by the Company without cause or by the NEO for good reason within two years after the change in control, then any unearned PSUs awarded to the NEO will be deemed earned at the target level of performance.

As described in more detail below under the heading Changes in Executives and Executive Compensation in 2022 and Impact of First Midwest Merger, the performance components of the Company’s 2019-2021 PSU awards were deemed earned at target upon the completion of the Merger.

Service-Based Restricted Stock. Our Compensation Committee also continued the use of service-based restricted stock awards in 2021. Service-based restricted stock granted in 2021 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2024. We pay current cash dividends on service-based restricted stock to our executive officers during the period of restriction. The service-based restricted stock must be held until our stock ownership guidelines are met by that individual, even if the restrictions have lapsed.

If the NEO is not employed by the Company during the entire period of restriction, the restricted stock award will be forfeited with certain limited exceptions. If an executive’s employment is terminated on account of death during the period of restriction, the restricted stock award will vest in full upon death. If an executive’s employment is terminated on account of a qualifying disability or retirement, the executive will be treated as if he or she had continued employment through the end of the period of restriction, at which time the award will vest in full.

Upon a change in control (as defined in the Amended and Restated 2008 Incentive Compensation Plan) after the award date and the employment of the NEO is terminated involuntarily by the Company without cause or by the NEO for good reason within two years after the change in control, then any unvested restricted stock awards will vest in full.

Retirement Plans. Until December 31, 2005, we maintained a qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

In 2016, the Board terminated the Retirement Plan and paid out the proceeds to former and current employees on October 21, 2016. The Supplemental Plan was not terminated.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan or our “401(k) Plan,” for eligible employees. The 401(k) Plan allows employees to make pre-tax and Roth 401(k) contributions. Subject to the conditions and limitations of the 401(k) Plan, new employees are automatically enrolled in the 401(k) Plan with an automatic deferral of 5% of eligible compensation, unless participation is changed or declined. All active participants receive a Company match of 75 cents on the dollar of the first 4% contributed into the Savings Plan, and 50 cents on the dollar of the next 4% of eligible compensation that is contributed to the 401(k) Plan. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or became disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the STIP, in which case the deferral amount will be credited to his or her plan account. The Executive Deferred Compensation Plan applies the same matching formula that is used for the 401(k) Plan. We provide matching contribution credits under the plan, reduced by any matching contributions under the 401(k) Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit-sharing contributions under the 401(k) Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2021.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company common stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. The earnings credited under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 59.

All amounts paid under the Executive Deferred Compensation Plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive plan benefits in a lump sum or in annual installments over two to ten years.

Employment Arrangements. We have entered into employment agreements or severance and change in control agreements with each of the NEOs (referred to collectively as “employment agreement(s)” or “agreements”). The employment agreements provide for, among other provisions:

●	No Gross-up on Severance Benefits - The Company has adopted a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

●	No Gross-up on Perquisites - There will be a continuation of benefit coverage to be provided by the Company for the requisite number of months. However, any tax resulting from these payments will be the executive’s responsibility.

●	No Walk Away Provision - The Company has eliminated the ability of the executive to voluntarily terminate his or her employment within 12 months of a Change in Control without good reason. The executive will continue to have the right to terminate employment within 24 months of a Change in Control with good reason and receive severance and other benefits.

These agreements were entered into after reviewing prevailing market and developing executive compensation best practices. Under each of their respective agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment agreements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Under the employment agreements, we are generally obligated to pay certain non-change in control severance benefits to the NEO if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. An NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her severance benefits.

The employment agreements also provide for double trigger change in control severance benefits for each NEO. The Company is required to pay change in control severance benefits if, within two years following a change in control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “cause” or the NEO’s disability, or if the executive resigns within two years after a change in control after we have taken certain actions detrimental to the NEO.

The Compensation Committee believes that the employment agreements, which include change in control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by assuring them of some financial security in the event of a change in control. The change in control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change in control. The Compensation Committee established the change in control payouts to each of the NEOs after reviewing peer data and consulting with its compensation consultant.

The Potential Payments on Termination or Change in Control tables on pages 67 through 71 and the discussion of the employment agreements beginning on page 65 set forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Perquisites and Other Compensation. Detailed information regarding perquisites and other compensation is provided in note 5 to the Summary Compensation Table on page 59. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation.

Stock Ownership Guidelines. The Compensation Committee and Board have adopted stock ownership guidelines for the Company’s executive officers, including the NEOs, that are consistent with market practices, and ensure executives retain a specified percentage of stock of the Company until the target ownership level is achieved. Under the guidelines, the NEOs are required to hold shares of our stock with a value which is the lesser of the following:

Position or Salary	Target Ownership Guidelines
Chief Executive Officer	5x salary in stock or 200,000 shares
Chief Operating Officer	4x salary in stock or 100,000 shares
Salary equal to or greater than $250,000	3x salary in stock or 50,000 shares
Salary below $250,000	2x salary in stock or 25,000 shares

As of the date of this Proxy Statement, each of the NEOs has met the applicable stock ownership guideline requirement. For purposes of the guidelines, vested in-the-money options, unearned PSUs, unvested service-based restricted stock and phantom shares in the Nonqualified Deferred Compensation Plan are taken into account.

Recoupment Policy. The Board has adopted a bonus recoupment, or “clawback,” policy that provides the Board with authority to recover a bonus or other cash or equity incentive paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results. The Board believes that this policy, along with a requirement that executive officers maintain a significant level of stock ownership in the Company while they are employees, provides significant incentives to help ensure that executives are not encouraged to take inappropriate risks and that the Company is managed with a long-term view.

Prohibition on Hedging and Pledging. All directors, officers and employees, including family members and anyone designated to engage in securities transactions on behalf of any director, officer or employee, are prohibited at all times from (a) holding any Company securities in a margin account, or borrowing against any account in which Company securities are held, or pledging Company securities as collateral for loan without the approval of our Chief Legal Officer; (b) engaging in puts, calls or other derivative transactions relating to the Company’s securities; (c) short-selling securities of the Company; and (d) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of any equity securities of the Company. The foregoing restrictions apply to all securities of the Company owned directly or indirectly by director, officers or employees, including securities of the Company owned by family members where the directors, officer or employee is deemed to beneficially own such securities, and their respective designees. These restrictions will not preclude any director, officer or employee, their family members or their designees from engaging in general portfolio diversification or investing in broad-based index funds.

Effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code was amended by the Tax Cuts and Jobs Act of 2017 to eliminate the tax deduction for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the $1 million per year compensation deduction limit per covered employee under Section 162(m). The Compensation Committee intends to continue the pay-for-performance philosophy of awarding executive pay notwithstanding the deductibility limitation of Section 162(m).

Changes in Executives and Executive Compensation in 2022 and Impact of the First Midwest Merger

As previously described in the Company’s Form 8-K filed on February 16, 2022, certain of the Company’s NEOs resigned from their previous roles and assumed new roles at the Company following the completion of the Merger with First Midwest. The following table includes the post-Merger title for each of our 2021 NEOs:

Named Executive Officer	Pre-Merger Title	Post-Merger Title

James C. Ryan, III	Chairman and Chief Executive Officer	Chief Executive Officer
Brendon B. Falconer	Chief Financial Officer	Chief Financial Officer
James A. Sandgren	President and Chief Operating Officer	Chief Executive Officer, Commercial Banking
Jeffrey L. Knight	Chief Legal Counsel	Chief Government Relations Officer
Kendra L. Vanzo	Chief Administrative Officer	Chief Administrative Officer

Additionally, effective February 15, 2022, Michael L. Scudder, the former Chairman and Chief Executive Officer of First Midwest, became the Executive Chairman of the Company, and Mark G. Sander, the former President and Chief Operating Officer of First Midwest, became the President and Chief Operating Officer of the Company.

In March 2022, in light of the closing of the Merger and the integration of the Company’s and First Midwest’s executive leadership teams, the Compensation Committee reviewed and approved compensation for the Company’s executive leadership team that became effective on March 7, 2022. In making its compensation decisions, the Compensation Committee considered the commitments to maintain compensation and benefit levels negotiated between the Company and First Midwest as part of the Merger Agreement, as well as the letter agreements entered into with certain executives in connection with the merger (discussed further below), and sought to find the appropriate balance between short- and long-term incentives, cash/stock mix of compensation, revenue and risk metrics and absolute and relative performance measures.

In setting compensation, the Compensation Committee and the Board recognized that the merger of equals transaction approximately doubled the size of the Company and created an organization with over $46 billion in assets, which resulted in the need for the Compensation Committee and the Board to align the compensation of the combined Company’s executive leadership team with institutions of similar sizes. Based on an agreed set of factors for assessing peer relevance, namely size, product scope, geographic scope and competition for talent, and a recommendation from the Committee’s compensation consultant, an adjusted peer group consisting of sixteen companies was approved for fiscal year 2022, with asset sizes ranging from $35 billion to $95 billion and a median asset size of $52 billion, comprised of the following companies:

Associated Banc-Corp	Hancock Whitney Corporation	Webster Financial Corporation
BOK Financial Corporation	People’s United Financial	Western Alliance Bancorporation
Cadence Bank	Synovus Financial Corp.	Wintrust Financial Corporation
Comerica Incorporated First Horizon Corporation F.N.B. Corporation	UMB Financial Corporation Umpqua Holdings Corporation Valley National Bancorp	Zions Bancorporation

The following table details the 2022 compensation that was approved for James C. Ryan, III, Brendon B. Falconer, Mark G. Sander, James A. Sandgren and Kendra L. Vanzo in light of this holistic review. The Compensation Committee and the Board, with input from the Committee’s consultant, determined the compensation of the Company’s executive leadership team, including the following:

Compensation Element	2022 Description
Base Salary

●      Salary increases became effective March 7, 2022

●      Revised salaries take into account the new asset size of the Company consistent with the new peer group pay practices, individual performance and the market competitiveness of base salary and total cash compensation

●      Salaries for each of the following executives generally were positioned at or near the market 50th percentile of the new peer group

Name and Post-Merger Title	Base Salary as of March 7, 2022

James C. Ryan, III Chief Executive Officer	$1,100,000

Brendon B. Falconer Chief Financial Officer	$550,000

Mark G. Sander President and Chief Operating Officer	$715,000

James A. Sandgren Chief Executive Officer, Commercial Banking	$600,000

Kendra L. Vanzo Chief Administrative Officer	$425,000

Annual Incentive Compensation

●      To align with peer practices, the target annual incentive compensation opportunities for 2022 for the executives were set as follows: Mr. Ryan, 125% of base salary; Messrs. Sander and Sandgren, 85% of base salary; Mr. Falconer, 80% of base salary; and Ms. Vanzo, 65% of base salary.

Long-Term Incentive Compensation

●      Also to align with peer practices, the target annual long term incentive compensation opportunities 2022 for the executives were set as follows: Mr. Ryan, 260% of base salary; Mr. Sander, 130% of base salary; Mr. Sandgren,110% of base salary; Mr. Falconer, 110% of base salary; and Ms. Vanzo, 80% of base salary.

Michael L. Scudder, Executive Chairman of the combined Company, will receive compensation during his two-year term as Executive Chairman that is based on a percentage of the compensation of the CEO of the Company. As described in the Company’s joint proxy statement/prospectus on Form S-4/A filed on July 23, 2021, in connection with the execution of the Merger Agreement, each of Messrs. Ryan and Sandgren entered into letter agreements with the Company, and Messrs. Scudder and Sander entered into letter agreements with First Midwest, in each case, amending their existing employment agreements with the Company or First Midwest, as applicable, as summarized below.

Letter Agreements with James C. Ryan, III and James A. Sandgren

Mr. Ryan’s letter agreement provides that he will serve as the Chief Executive Officer, as well as a member of the Board of Directors, of the combined Company, and Mr. Sandgren’s letter agreement provides that he will serve as the Chief Executive Officer, Commercial Banking, of the combined Company.

The letter agreements also provide that Messrs. Ryan and Sandgren waive any right to claim that the Merger constitutes a change in control under their respective employment agreements. In his letter agreement, Mr. Ryan also agreed that not serving in the role as Chairman of the Board of Directors of the combined Company will not constitute good reason under his existing employment agreement so long as he is re-elected as Chairman of the Board of Directors on the second annual anniversary of the closing of the Merger. Similarly, Mr. Sandgren agreed that not serving in the role of President and Chief Operating Officer of the combined Company will not constitute good reason under his existing employment agreement. These waivers and agreements mean that Messrs. Ryan and Sandgren will not be entitled to severance compensation because of the corporate governance changes effected in connection with the Merger.

Under the letter agreements, Messrs. Ryan and Sandgren will be granted integration awards in the form of performance shares issued pursuant to Old National’s Amended and Restated 2008 Incentive Compensation Plan, as amended (discussed further below). Messrs. Ryan’s and Sandgren’s equity awards that are outstanding on the closing of the Merger and any unpaid portion of the integration awards will vest and be payable to the executive, if (for purposes of any unpaid portion of the integration awards, prior to the end of the performance period), there is (i) an early termination of service of the executive by the combined Company other than for “unacceptable performance” or “cause” or (ii) a resignation by the executive for “good reason” (as such terms are defined in their respective employment agreements).

Letter Agreement with Michael L. Scudder

The letter agreement with Mr. Scudder provides that, following the effective time of the Merger, Mr. Scudder will no longer serve as Chief Executive Officer of First Midwest and will serve as the Executive Chairman of the combined Company until the second anniversary of closing. Upon the second anniversary, Mr. Scudder will serve as a consultant to the combined Company for a period of one (1) year (the “consultancy period”). The letter agreement also provides that Mr. Scudder not serving in the role of Chief Executive Officer and any change in his duties and/or responsibilities at the closing will not constitute “good reason” (as defined in Mr. Scudder’s employment agreement with First Midwest).

Under his letter agreement, Mr. Scudder will receive for the duration of the three (3) year service period a salary, annual bonus and annual equity award grants set at 90% of the salary, annual bonus and annual equity award grants of the combined Company’s Chief Executive Officer, and he will receive the same perquisites, office space and administrative support as provided immediately before the closing. Mr. Scudder will also be credited under the First Midwest Bancorp, Inc. Consolidated Pension Plan with one (1) additional year of age at retirement with respect to his service during the consultancy period, or if such crediting is not permitted under the plan, he will receive a supplemental equivalent payment from the combined Company. During the consultancy period, Mr. Scudder will be entitled to indemnification by the combined Company and the combined Company will maintain directors’ and officers’ liability insurance for him, in each case, to the same extent as other officers. If Mr. Scudder is terminated without “cause” or for “good reason,” as both are defined in his employment agreement, any unpaid salary and annual bonus (based on target) and ungranted annual equity awards for his entire period of service will be paid in full in cash, and any outstanding equity awards will accelerate and vest in full, subject to execution of a release. At the end of Mr. Scudder’s period of service, he will receive a prorated annual bonus and any equity awards of the combined Company that are outstanding will accelerate and vest in full (unless such award is subject to a performance condition, in which case it will remain subject to such condition).

In lieu of any severance Mr. Scudder would be entitled to receive in connection with the closing of the Merger, his letter agreement grants Mr. Scudder a cash-based retention bonus equal to $5.4 million, 50% of which will be paid on the first anniversary of the closing and 50% of which will be paid on the second anniversary of the closing, subject to continued employment through such dates. Any unpaid portion of the retention bonus would be paid in a lump sum in full upon early termination without “cause” by the combined Company or due to death or disability or upon a resignation by Mr. Scudder for “good reason.” Pursuant to the letter agreement, any First Midwest equity awards will be converted to equity awards of the combined Company as contemplated by the Merger Agreement and, upon termination without “cause” by the combined Company or due to death or disability or upon a resignation by Mr. Scudder for “good reason,” any unvested equity awards outstanding on the closing will accelerate and vest in full. In consideration of the compensation granted under his letter agreement, Mr. Scudder also agreed to extend his non-compete provision to last a period of five (5) years following the closing and expand the scope of the non-compete.

Letter Agreement with Mark G. Sander

The letter agreement with Mr. Sander provides that, following the effective time of the Merger, Mr. Sander will serve as President and Chief Operating Officer of the combined Company, reporting directly to the Chief Executive Officer, but will no longer serve as a director on the board of directors of First Midwest. His letter agreement also provides that Mr. Sander not serving in the role of director and any change in his duties and/or responsibilities at the closing will not constitute “good reason” (as defined in Mr. Sander’s employment agreement between First Midwest and Mr. Sander). Pursuant to the letter agreement, the compensation committee of the combined Company will set his annual compensation, which will be no less than his annual compensation immediately prior to the closing.

If Mr. Sander is terminated without “cause” by the combined Company or resigns for “good reason,” as both are defined in his employment agreement, he would be eligible for severance under his employment agreement but, for any severance related to a “change in control” (as defined in his employment agreement), he would only receive such severance upon a change in control subsequent to the closing of the Merger.

In lieu of any severance Mr. Sander would be entitled to receive in connection with the closing of the Merger, his letter agreement grants Mr. Sander a cash-based retention bonus equal to $3.55 million,  50% of which will be paid on the first anniversary of the closing and 50% of which will be paid on the second anniversary of the closing, subject to continued employment through such dates. Any unpaid portion of the retention bonus will be paid in lump sum in full upon early termination without “cause” by the combined Company or due to death or disability or upon a resignation by Mr. Sander for “good reason.” Pursuant to the letter agreement, any First Midwest equity awards will be converted to equity awards of the combined Company as contemplated by the Merger Agreement and, upon termination without “cause” by the combined Company or due to death or disability or upon a resignation by Mr. Sander for “good reason,” any unvested equity awards outstanding on the closing will accelerate and vest in full.

Integration Awards

As described in the Company’s Form 8-K filed on March 8, 2022, the Board, upon the recommendation of the Compensation Committee, approved integration awards (“Integration Awards”) on March 2, 2022, for the Company’s executive leadership team, including certain of the Company’s NEOs.

The primary purposes of the Integration Awards are to motivate performance and the achievement of certain cost savings relating to the Merger, foster alignment with the interests of the Company’s shareholders and support retention of certain key leaders of the Company. The Integration Awards consist of either (i) a combination of performance-based stock units (“Performance Units”) issued pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan and cash, or (ii) only Performance Units.

The Board approved the grant of the following number of Performance Units to our NEOs: Mr. Falconer – 41,689 Performance Units; Ms. Vanzo – 41,689 Performance Units; and Mr. Knight – 35,436 Performance Units. As described above, the Board previously approved Performance Units for Mr. Ryan and Mr. Sandgren in connection with their letter agreements in the following amounts: Mr. Ryan – 296,063 Performance Units and Mr. Sandgren – 164,829 Performance Units, and their Performance Units also were granted on March 2, 2022. Mr. Sander did not receive an Integration Award.

Additionally, the Integration Awards granted to the NEOs, other than Messrs. Ryan and Sandgren who received only Performance Units, include a time-based cash component that vests 50% on each of the first and second anniversaries of the Merger. The amounts of cash awarded to such NEOs under the Integration Awards are as follows: Mr. Falconer – $250,000; Ms. Vanzo – $250,000; and Mr. Knight – $637,500.

Treatment of Outstanding Performance-Based Equity Awards Upon the Merger

The Merger Agreement provided that, as a result of the change in control of First Midwest, any performance conditions under outstanding First Midwest performance-based equity awards would be deemed earned at the greater of target or actual performance as of the closing of the Merger, as determined by First Midwest's Compensation Committee. Awards with performance periods still remaining were converted into service-based restricted stock of the Company for the remainder of the original performance period.

Prior to closing, the Compensation Committees of both companies considered the impact of the Merger on the outstanding performance-based equity awards of both companies and determined to treat each of its executive management teams similarly with respect to performance-based equity awards for the 2019, 2020, and 2021 award years, and as such, all performance conditions were deemed earned at target for both companies’ executive management teams upon the closing of the Merger. This determination reflects the Compensation Committees’ recognition of the inherent difficulties in calculating results of pre-established goals after a merger of equals transaction, particularly given the substantial changes in the Company and difficulty in determining performance results that were attributable to the Company as it existed at the time the performance goals were established as well as the extraordinary nature of the Merger and the importance of ensuring internal and external parity between the Company’s and First Midwest’s executive management teams.

The equity awards for the Company’s 2019 grants were paid at target on February 10, 2022 in line with their original service-based vesting schedule. The performance components of the equity awards under the 2020 and 2021 grants were deemed earned at target, but such awards will otherwise continue to be subject to the same terms and conditions (including service-based vesting schedule) as applied to such awards when initially made.

2021 SUMMARY COMPENSATION TABLE

The table below provides information regarding compensation earned by our CEO, CFO and the other three Named Executive Officers employed at the end of 2021 who were most highly compensated for 2021:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James C. Ryan, III Chairman and CEO	2021 2020 2019	913,462 807,692 646,154	-0- -0- -0-	1,540,832 1,424,200 925,588	-0- -0- -0-	1,370,192 1,393,269 945,937	14,610 -0- 8,002	132,005 83,311 47,503	3,971,101 3,708,472 2,573,184
Brendon B. Falconer Senior EVP and CFO	2021 2020 2019	465,769 424,615 341,308	-0- -0- -0-	362,536 356,050 276,162	-0- -0- -0-	523,990 477,692 282,415	78 28 2	23,561 21,608 19,866	1,375,934 1,279,994 919,753
James A. Sandgren President and Chief Operating Officer	2021 2020 2019	561,539 537,308 491,538	-0- -0- -0-	580,069 623,088 404,588	-0- -0- -0-	715,962 604,472 438,010	12,144 3,176 5,551	79,059 74,099 59,344	1,948,773 1,842,141 1,399,031
Jeffrey L. Knight EVP and Chief Legal Counsel	2021 2020 2019	419,231 391,577 361,423	-0- -0- -0-	271,911 267,038 202,294	-0- -0- -0-	314,423 293,683 230,046	882 3,829 596	34,529 25,468 25,901	1,040,975 981,594 820,260
Kendra L. Vanzo Senior EVP and Chief Administrative Officer	2021 2020 2019	369,231 341,923 307,477	-0- -0- -0-	271,911 267,038 202,294	-0- -0- -0-	360,000 256,442 195,709	8,174 -0- 10,611	35,416 33,368 28,107	1,044,731 898,771 744,198

(1) Base salary increases for NEOs became effective on the first pay date of April in 2021.

(2) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock units granted under the Amended and Restated 2008 Incentive Compensation Plan. The grant date value of the awards is as determined under FASB ASC Topic 718. The amount shown for the awards granted by the Company in 2021 was calculated using the assumptions described in Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For performance-based restricted stock, the grant date value is based on the number of units that would be earned at target performance. The value of the award assuming the highest level of performance conditions are achieved for the 2019, 2020, and 2021 awards would be: James Ryan ($1,328,006, $1,954,300, and $2,103,920); Brendon Falconer ($372,696, $488,575, and $495,020); James Sandgren ($546,506, $855,006, and $792,054); Jeffrey Knight ($273,253, $366,431, and $371,274) and Kendra Vanzo ($273,253, $366,431, and $371,274). For the number of shares of service-based and performance-based restricted stock awarded in 2021, please refer to the Grants of Plan-Based Awards Table.

(3) These amounts reflect incentives earned under the Company’s STIP.

(4) These amounts reflect the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2021 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: James Ryan ($0 and $14,610); Brendon Falconer ($0 and $78), James Sandgren ($0 and $12,144); Jeffrey Knight ($0 and $882), and Kendra Vanzo ($0 and $8,174).

The 2020 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: James Ryan ($0 and -$5,386); Brendon Falconer ($0 and $28), James Sandgren ($0 and $3,176); Jeffrey Knight ($0 and $3,829), and Kendra Vanzo ($0 and -$1,951).

The 2019 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: James Ryan ($0 and $8,002); Brendon Falconer ($0 and $2), James Sandgren ($0 and $5,551); Jeffrey Knight ($0 and $596); and Kendra Vanzo ($0 and $10,611).

(5) The amounts specified in Column (i) include the following: perquisites, Company contributions to defined contribution plans, cash dividends on restricted stock, and life insurance premiums.

Name	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans (b) ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (c) ($)	Total ($)
James C. Ryan, III	19,291	89,581	22,352	780	132,005
Brendon B. Falconer	1,471	15,375	5,974	741	23,561
James A. Sandgren	19,520	49,016	9,743	780	79,059
Jeffrey L. Knight	380	29,006	4,480	663	34,529
Kendra L. Vanzo	2,336	28,015	4,480	585	35,416

(a)  Messrs. Ryan and Sandgren received country club membership allowances of $17,820 and $18,780, respectively for business development purposes. Additionally, Messrs. Ryan and Sandgren received company executive physical benefits of $1,091 and $360, respectively.

(b) Company Contributions to Defined Contribution Plans include the following amounts to the Old National Bancorp Employee Stock Ownership and Savings Plan and the Old National Bancorp Executive Deferred Compensation Plan, respectively, for the following executive officers: Mr. Ryan: $14,500 and $75,081; Mr. Falconer: $13,350 and $2,025; Mr. Sandgren: $14,500 and $34,516; Mr. Knight: $14,250 and $14,756; and Ms. Vanzo: $15,383 and $12,632.

(c) Amounts in this column reflect life insurance premiums paid for each executive officer listed. Executive officers receive group life coverage equal to two times base salary.

GRANTS OF PLAN-BASED AWARDS DURING 2021

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James C. Ryan, III	1/28/2021	456,731	913,462	1,370,192
	1/28/2021				18,059	72,237	108,356				1,126,175
	1/28/2021							24,080			414,658

Brendon B. Falconer	1/28/2021	174,663	349,327	523,990
	1/28/2021				4,249	16,996	25,494				254,968
	1/28/2021							5,666			97,569

James A. Sandgren	1/28/2021	238,654	477,308	715,962
	1/28/2021				6,799	27,195	40,793				423,970
	1/28/2021							9,065			156,099

Jeffrey L. Knight	1/28/2021	104,808	209,615	314,423
	1/28/2021				3,187	12,747	19,121				198,726
	1/28/2021							4,250			73,185

Kendra L. Vanzo	1/28/2021	120,000	240,000	360,000
	1/28/2021				3,187	12,747	19,121				198,726
	1/28/2021							4,250			73,185

(1) All non-equity incentive plan awards are made pursuant to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

(2) The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan. The performance period for 100% of the performance-based awards is the three-year period ending December 31, 2023. The restriction period for 100% of the performance-based grant ends on the date of the Company’s annual filing of Form 10-K in 2024. For all executive awards, 50% of the grant is based on the Company’s Return on Average Tangible Common Equity with the other 50% of the grant based upon Total Shareholder Return as compared to the Company’s peer group. Dividends accumulate on earned shares and are paid in the form of shares. As described in more detail under the heading “Changes in Executives and Executive Compensation in 2022 and Impact of First Midwest Merger,” the performance components of the Company’s 2021 PSU awards were deemed earned at target upon the closing of the merger.

(3) The shares in Column (i) are service-based restricted shares granted under the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan that vest in three substantially equal installments on February 1 of 2022, 2023 and 2024. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4) No stock options were granted in 2021.

(5) The fair market value of the service-based restricted stock units reported in Column (l) is the grant date value of the awards based on the closing stock price. The fair market value of the internal performance-based restricted stock units reported in Column (l) is the grant date value based on the closing stock price less the present value of dividends expected to be paid during the requisite performance period. A Monte-Carlo simulation is used to determine the fair market value of the relative performance-based restricted stock units.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
James C. Ryan, III						2,500	(1A)	45,300	68,680	(2)	1,244,482
						13,334	(1B)	241,612	64,252	(3)	1,164,246
						24,080	(1C)	436,330	74,521	(4)	1,350,321

Brendon B. Falconer						1,667	(1A)	30,206	16,486	(2)	298,726
						3,334	(1B)	60,412	16,062	(3)	291,043
						5,666	(1C)	102,668	17,534	(4)	317,716

James A. Sandgren						2,500	(1A)	45,300	24,840	(2)	450,101
						5,834	(1B)	105,712	28,110	(3)	509,353
						9,065	(1C)	164,258	28,055	(4)	508,357

Jeffrey L. Knight						1,250	(1A)	22,650	12,420	(2)	225,050
						2,500	(1B)	45,300	12,048	(3)	218,310
						4,250	(1C)	77,010	13,151	(4)	238,296

Kendra L. Vanzo						1,250	(1A)	22,650	12,420	(2)	225,050
						2,500	(1B)	45,300	12,048	(3)	218,310
						4,250	(1C)	77,010	13,151	(4)	238,296

(1A) Service-based restricted shares granted in 2019 that will become vested on February 1, 2022.

(1B) Service-based restricted shares granted in 2020 that will become vested in two substantially equal installments on February 1 of 2022 and 2023.

(1C) Service-based restricted shares granted in 2021 that will become vested in three substantially equal installments on February 1 of 2022, 2023and 2024.

(2) This award represents performance-based restricted stock units granted in 2019. The number of units assumes that target performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing of Form 10-K in 2022. At threshold performance, the number of shares that would vest would be 17,171; 4,122; 6,211; 3,105; and 3,105 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo. At maximum performance, the number of shares that would vest would be 103,020; 24,728, 37,260, 18,631, and 18,631 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo.

(3) This award represents performance-based restricted stock units granted in 2020. The number of units assumes that target performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing of Form 10-K in 2023. At threshold performance, the number of shares that would vest would be 16,062; 4,016; 7,029; 3,013; and 3,013 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo. At maximum performance, the number of shares that would vest would be 96,378; 24,094, 42,165, 18,071, and 18,071 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo.

(4) This award represents performance-based restricted stock units granted in 2021. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be the date of the Company’s annual filing of Form 10-K in 2024. At threshold performance, the number of shares that would vest would be 18,631; 4,383; 7,014; 3,287; and 3,287 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo. At maximum performance, the number of shares that would vest would be 111,782; 26,300, 42,083, 19,725, and 19,725 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo.

(5) Based on a closing price of the Company’s common stock as reported by NASDAQ on December 31, 2021 of $18.12

OPTION EXERCISES AND STOCK VESTED IN 2021

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James C. Ryan, III	-0-	-0-	36,737	651,171
Brendon B. Falconer	-0-	-0-	9,950	175,635
James A. Sandgren	-0-	-0-	32,987	587,121
Jeffrey L. Knight	-0-	-0-	16,837	299,901
Kendra L. Vanzo	-0-	-0-	10,771	191,079

2021 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
James C. Ryan, III	212,404	75,081	27,374	-0-	622,631
Brendon B. Falconer	13,973	2,025	358	-0-	18,390
James A. Sandgren	75,147	34,516	19,772	-0-	373,562
Jeffrey L. Knight	44,456	14,756	3,590	-0-	135,002
Kendra L. Vanzo	48,000	12,632	14,070	-0-	293,014

(1) These amounts are also included under All Other Compensation in the Summary Compensation Table on page 59.

(2) Of the 2021 balances reported in this column, the amounts of $14,610; $78; $12,144; $882; and $8,174 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo, respectively, were reported under Change in Pension Value and Non-Qualified Deferred Compensation in the Summary Compensation Table, on page 59.

(3) Of the 2021 balances reported in this column, the amounts of $69,211, $1,995, $75,471, $43,227, and $28,859 with respect to Messrs. Ryan, Falconer, Sandgren, Knight, and Ms. Vanzo, respectively, were reported in the Summary Compensation Table in prior years.

CEO PAY RATIO

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create shareholder value, and our Compensation Committee monitors the relationship between the compensation of our executive officers and our non-executive employees.

For 2021, the ratio of Mr. Ryan’s total compensation to the median employee’s total compensation is as follows:

Median Employee Total Compensation	$59,258
CEO’s Total Compensation	$3,971,101
Ratio of CEO to Median Employee Compensation	67:1

In determining the median employee, a ranked list was prepared of all employees other than the CEO as of October 1, 2021 based on their compensation for 2021. The ranked list of all employees for 2021 had an even number of employees; therefore, the Company was unable to select one median employee.  In order to arrive at the median employee total compensation, the Company averaged total compensation of the two employees nearest the median.

The calculation of compensation for the median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table to arrive at the median employee total compensation.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Employment Agreements. The following discussion is as of December 31, 2021. As described above under the heading Changes in Executives and Executive Compensation in 2022 and Impact of First Midwest Merger starting on page 55, certain members of our executive leadership team entered into new letter agreements in connection with the Merger Agreement that amended their terms of employment, and such arrangements became effective on February 15, 2022 upon the consummation of the Merger.

We have entered into employment agreements with each NEO (collectively referred to as “employment agreements” or “agreements”). The agreements are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company or from the Company’s public filings with the SEC.

The agreements contain automatic one-year extensions unless the NEO or the Company provides 60 days’ notice before the end of the year of intent not to renew the agreement. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment for Messrs. Ryan, Falconer, and Sandgren, and one year for Mr. Knight and Ms. Vanzo.

Under each of their respective employment agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change in control severance benefits to the NEO if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change in control of the Company as defined within the agreement. An NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, in order to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes: (i) the NEO’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Company or its reputation; (ii) the NEO’s willful and material failure to perform the duties of his/her employment (except in the case of a termination of employment for Good Reason or on account of the NEO’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the NEO’s willful and material violation of our Code of Business Conduct and Ethics or written discrimination or harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the NEO’s employment be terminated; (v) the NEO’s arrest or indictment for (a) a felony or (b) a lesser criminal offense involving dishonesty, breach of trust or moral turpitude; or (vi) the NEO’s intentional breach of a material term, condition or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board of Directors specifying such breach in detail.

We are generally required to pay change in control and non-change in control benefits under the employment agreements if the NEO terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the NEO’s notice of termination. These actions include (i) a material reduction in the NEO’s duties, responsibilities or authority with the Company; (ii) a reduction in the NEO’s base salary or failure to include the NEO with other similarly situated employees in any incentive, bonus or benefit plans as may be offered by the Company from time to time; (iii) a reduction in the NEO’s total compensation opportunity: (iv) a change in the primary location at which the NEO is required perform the duties of his/her employment to a location that is more than 50 miles from the location at which his/her office is located on the effective date of this Agreement; or (v) the Company’s material breach of the Agreement.

The non-change in control severance benefits for our CEO, CFO and Chief Operating Officer provide for a severance payment of two-times the sum of the annual base salary and targeted cash incentive compensation for the year the severance is paid. The non-change in control severance benefits payable for all other NEOs provide for a severance benefit of one-times the sum of the annual base salary and targeted cash incentive compensation for the year the severance is paid. Such non-change in control severance benefits are payable in a single lump sum within 60 days after the date of the NEO’s termination of employment.

The employment agreements also provide for change in control severance benefits for each NEO. The Company is required to pay change in control severance benefits if, within two years following a change in control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “cause” or the NEO’s disability. The Board believes that the employment agreements, which include change in control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by providing them some measure of financial security in the event of a change in control. The change in control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change in control. The Compensation Committee established the change in control payouts to each of the NEOs after reviewing peer data and consulting with WTW.

The change in control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three times (for the CEO, CFO and Chief Operating Officer and two (2) times for our other NEOs) (ii) the sum of (A) the NEO’s annual base salary, at the greater of the rate in effect on the change in control date or the termination date, plus (B) the NEO’s target bonus for the year containing the change in control date, or, if greater, the calculated bonus percentage for the year preceding the change in control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Following a change in control and non-change in control severance, each NEO receives the following benefits: (i) the Company will continue to provide group medical coverage for the NEO and the NEO’s spouse and dependents for a period of  24 months; (ii) the Company will continue to provide 24 months of term life insurance coverage in substantially the same amount as provided to the NEO immediately before the NEO’s termination of employment; and (iii) 12 months of outplacement services.

Following a change in control, all outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the NEO’s termination of employment. The grants of performance-based restricted stock will be paid to the NEOs who are also terminated after a change in control as if target performance had been achieved. Service-based restricted stock awards will vest immediately upon an involuntary or good reason termination of a NEO following a change in control. Otherwise, they will vest according to their original terms and conditions.

Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount (which is the average W-2 compensation over five years). The employment agreements do not contain tax gross ups and adopt a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will provide the executive the largest total after-tax benefit.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

OR CHANGE IN CONTROL

The following tables provide information regarding potential payments upon termination of employment or a Change in Control as of December 31, 2021 for our NEOs. Amounts shown in the tables below assume the NEO terminated employment on December 31, 2021, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2021. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment.

As described above under the heading Changes in Executives and Executive Compensation in 2022 and Impact of First Midwest Merger starting on page 55 certain NEOs entered into new letter agreements in connection with the Merger Agreement that amended their terms of employment, and such arrangements became effective on February 15, 2022 upon the consummation of the Merger. The following tables are based on the terms of the employment agreements with the Company’s NEOs as in effect on December 31, 2021, and we have used the closing price of our stock on that date which was $18.12, as reported by NASDAQ.

James C. Ryan, III

Chairman and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control	Termination on Account of Disability	Termination on Account of Death
Compensation:
Base Salary	-0-	$1,880,000	-0-	-0-	-0-	-0-
Short-Term Incentive	-0-	$1,880,000	-0-	-0-	-0-	-0-
Change in Control Severance	-0-	-0-	-0-	$7,684,500 (1)	-0-	-0-
Long Term Incentive
Performance-Based Restricted Stock Shares
2020-2022 (Performance Period)	-0-	-0-	-0-	$1,087,200 (2)	$1,630,800 (3)	$1,087,200 (4)
2021-2023 (Performance Period)	-0-	-0-	-0-	$1,308,934 (2)	$1,963,402 (3)	$1,308,934 (4)
Stock Options
Unvested & Accelerated	-0-	-0-	-0-	-0-	-0-	-0-
Service-Based Restricted Stock
Unvested Awards	-0-	-0-	-0-	$723,242 (2)	$723,242 (3)	$723,242 (4)
Benefits and Perquisites:
Medical / Life & Outplacement	-0-	$75,760	-0-	$75,760	-0-	-0-
Total	-0-	$3,835,760	-0-	$10,879,636	$4,317,444	$3,119,376

(1) The Change in Control severance is calculated using Mr. Ryan’s actual 2020 bonus percentage at 150% of target.

(2) Performance-based restricted stock units and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Ryan terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(3) If Mr. Ryan terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period.  The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Ryan dies while an employee, the period of restriction will lapse, and 2020 and 2021 performance-based restricted stock units will be treated as earned at the “target” level.

Brendon B. Falconer

Senior Executive Vice President

Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control	Termination on Account of Disability	Termination on Account of Death
Compensation:
Base Salary	-0-	$950,000	-0-	-0-	-0-	-0-
Short-Term Incentive	-0-	$712,500	-0-	-0-	-0-	-0-
Change in Control Severance	-0-	-0-	-0-	$3,028,125 (1)	-0-	-0-
Long Term Incentive
Performance-Based Restricted Stock Shares
2020-2022 (Performance Period)	-0-	-0-	-0-	$271,800 (2)	$407,700 (3)	$271,800 (4)
2021-2023 (Performance Period)	-0-	-0-	-0-	$307,968 (2)	$461,951 (3)	$307,968 (4)
Stock Options
Unvested & Accelerated	-0-	-0-	-0-	-0-	-0-	-0-
Service-Based Restricted Stock
Unvested Awards	-0-	-0-	-0-	$193,286 (2)	$193,286 (3)	$193,286 (4)
Benefits and Perquisites:
Medical / Life & Outplacement	-0-	$65,682	-0-	$65,682	-0-	-0-
Total	-0-	$1,728,182	-0-	$3,866,861	$1,062,937	$773,054

(1) The Change in Control severance is calculated using Mr. Falconer’s actual 2020 bonus percentage at 150% of target.

(2) Performance-based restricted stock units and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Falconer terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Falconer dies while an employee, the period of restriction will lapse, and 2020 and 2021 performance-based restricted stock units will be treated as earned at the “target” level.

James A. Sandgren

President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control	Termination on Account of Disability	Termination on Account of Death
Compensation:
Base Salary	-0-	$1,130,000	-0-	$0	-0-	-0-
Short-Term Incentive	-0-	$960,500	-0-	$0	-0-	-0-
Change in Control Severance	-0-	-0-	-0-	$3,601,875 (2)	-0-	-0-
Long Term Incentive
Performance-Based Restricted Stock Shares
2020-2022 (Performance Period)	$713,475 (1)	-0-	-0-	$475,650 (3)	$713,475 (4)	$475,650 (5)
2021-2023 (Performance Period)	$739,160 (1)	-0-	-0-	$492,773 (3)	$739,160 (4)	$492,773 (5)
Stock Options
Unvested & Accelerated	-0-	-0-	-0-	-0-	-0-	-0-
Service-Based Restricted Stock
Unvested Awards	$315,270 (1)	-0-	-0-	$315,270 (3)	$315,270 (4)	$315,270 (5)
Benefits and Perquisites:
Medical / Life & Outplacement	-0-	$65,760	-0-	$65,760	-0-	-0-
Total	$1,767,905	$2,156,260	-0-	$4,951,328	$1,767,905	$1,283,693

(1) If Mr. Sandgren voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using Mr. Sandgren’s actual 2020 bonus percentage at 150% of target.

(3) Performance-based restricted stock units and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Sandgren terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Sandgren dies while an employee, the period of restriction will lapse, and the 2020 and 2021 performance-based restricted stock units will be treated as earned at the “target” level.

Jeffrey L. Knight

Executive Vice President

Chief Legal Counsel

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control	Termination on Account of Disability	Termination on Account of Death
Compensation:
Base Salary	-0-	$425,000	-0-	-0-	-0-	-0-
Short-Term Incentive	-0-	$212,500	-0-	-0-	-0-	-0-
Change in Control Severance	-0-	-0-	-0-	$1,487,500 (2)	-0-	-0-
Long Term Incentive
Performance-Based Restricted Stock Shares
2020-2022 (Performance Period)	$305,775 (1)	-0-	-0-	$203,850 (3)	$305,775 (4)	$203,850 (5)
2021-2023 (Performance Period)	$346,463 (1)	-0-	-0-	$230,976 (3)	$346,463 (4)	$230,976 (5)
Stock Options
Unvested & Accelerated	-0-	-0-	-0-	-0-	-0-	-0-
Service-Based Restricted Stock
Unvested Awards	$144,960 (1)	-0-	-0-	$144,960 (3)	$144,960 (4)	$144,960 (5)
Benefits and Perquisites:
Medical / Life & Outplacement	-0-	$65,526	-0-	$65,526	-0-	-0-
Total	$797,198	$703,026	$0	$2,132,812	$797,198	$579,786

(1) If Mr. Knight voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using Mr. Knight’s actual 2020 bonus percentage at 150% of target.

(3) Performance-based restricted stock units and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Knight terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2020 and 2021 performance-based units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Knight dies while an employee, the period of restriction will lapse, and 2020 and 2021 performance-based units will be treated as earned at the “target” level.

Kendra L. Vanzo

Senior Executive Vice President

Chief Administrative Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control	Termination on Account of Disability	Termination on Account of Death
Compensation:
Base Salary	-0-	$375,000	-0-	-0-	-0-	-0-
Short-Term Incentive	-0-	$243,750	-0-	-0-	-0-	-0-
Change in Control Severance	-0-	-0-	-0-	$1,312,500 (2)	-0-	-0-
Long Term Incentive
Performance-Based Restricted Shares
2020-2022 (Performance Period)	$305,775 (1)	-0-	-0-	$203,850 (3)	$305,775 (4)	$203,850 (5)
2021-2023 (Performance Period)	$346,463 (1)	-0-	-0-	$230,976 (3)	$346,463 (4)	$230,976 (5)
Stock Options
Unvested & Accelerated	-0-	-0-	-0-	-0-	-0-	-0-
Service-Based Restricted Stock
Unvested Awards	$144,960 (1)	-0-	-0-	$144,960 (3)	$144,960 (4)	$144,960 (5)
Benefits and Perquisites:
Medical / Life & Outplacement	-0-	$54,570	-0-	$54,570	-0-	-0-
Reduction for 280G				-$362,263 (6)
Total	$797,198	$673,320	-0-	$1,584,593	$797,198	$579,786

(1) If Ms. Vanzo voluntarily terminates her employment, based upon her age and years of service, her termination would be classified as a retirement. As such, she will continue as a participant through the service and performance period, and her 2020 and 2021 performance-based shares (including the forfeiture of some or all shares) and her unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using Ms. Vanzo’s actual 2020 bonus percentage at 150% of target.

(3) Performance-based restricted stock units and all service-based restricted stock units are treated as fully earned at target level and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Ms. Vanzo terminates employment on account of her disability, she will continue as a participant through the service and performance period, and her 2020 and 2021 performance-based units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Ms. Vanzo dies while an employee, the period of restriction will lapse, and the 2020 and 2021 performance-based shares will be treated as earned at the “target” level.

(6) Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1).  In order to provide Ms. Vanzo with the “best after tax” benefit in accordance with her Severance and Change In Control agreement, her payment would be reduced to the safe harbor amount which is three times her base amount less $1.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of our common stock and our depositary shares (each representing a 1/40th interest in a share of our Series C preferred stock) as of March 10, 2022 by each director and Named Executive Officer and all directors and executive officers as a group. Except as described below, each person has sole voting and investment power for all shares shown. Unless otherwise indicated, the address of each beneficial owner is c/o Old National Bancorp, One Main Street, Evansville, Indiana 47708.

For common stock, we calculated the percent of class based on 292,218,288 shares of common stock outstanding on March 10, 2022. We include shares of restricted stock subject to future vesting conditions for which an individual has voting but not dispositive power. We also include shares underlying performance-based restricted stock units and service-based restricted stock that could vest within 60 days of March 10, 2022, even though an individual has neither voting nor dispositive power. Those shares are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For our depositary shares (each representing a 1/40th interest in a share of our Series C preferred stock), we calculated the percent of class based on 4,900,000 depositary shares outstanding as of March 10, 2022.

Name of Person	Number of Depositary Shares	Percent of Class	Number of Common Shares/Units (1)(2)(3)(4)	Percent of Class

Barbara A. Boigegrain	-	*	53,877	*
Brendon B. Falconer	-	*	54,269	*
Thomas L. Brown	-	*	33,570	*
Kathryn J. Hayley	12,000	*	26,072	*
Peter J. Henseler	4,000	*	38,857	*
Daniel S. Hermann	-	*	27,740	*
Ryan C. Kitchell	-	*	27,865	*
Jeffrey L. Knight	-	*	116,081	*
Austin M. Ramirez	-	*	11,880	*
Ellen A. Rudnick	3,000	*	48,269	*
James C. Ryan, III	-	*	280,304	*
Thomas E. Salmon	-	*	18,114	*
Michael L. Scudder	4,000	*	438,122	*
James A. Sandgren	-	*	155,288	*
Rebecca S. Skillman	-	*	28,777	*
Michael J. Small	-	*	36,105	*
Derrick J. Stewart	-	*	20,045	*
Stephen C. Van Arsdell	2,000	*	32,849	*
Kendra L. Vanzo	-	*	83,236	*
Katherine E. White	-	*	19,503	*
Directors and Executive Officers as a Group (25 persons)	28,000	0.57%	2,034,628	0.70%

(1)	Some of our directors and officers have deferred cash compensation (in the form of phantom common stock) or stock option gains (in the form of common stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in cash and others in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with the Company. The directors participating in the First Midwest Bancorp, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors have voting and investment power for the shares of phantom common stock but no dispositive power for the common stock equivalent shares. The directors and officers participating in the Old National Bancorp Directors Deferred Compensation Plan or the Old National Bancorp Executive Deferred Compensation Plan do not have voting, investment or dispositive power for their shares of phantom common stock. All shares held under our deferred compensation plans are included in the totals for our directors and officers. The number of shares of common stock to which our directors and officers would be entitled had their service or employment with the Company terminated as of March 10, 2022 is as follows: Mr. Brown, 30,170 shares; Mr. Henseler, 2,355 shares; Mr. Kitchell, 27,765 shares; Mr. Knight, 6,215 shares; Mr. Ryan, 6,383 shares; Mr. Salmon, 18,114 shares; Mr. Sandgren, 11,362 shares; Mr. Scudder, 12,407 shares; Mr. Stewart, 11,244 shares; Mr. Van Arsdell, 14,145 shares; Ms. Vanzo, 3,610 shares; and Ms. White, 10,703.

(2)	Includes the following shares of common stock held through the Company’s 401(k) Plan: Mr. Knight, 12,936 shares; Mr. Ryan, 1,548 shares; Mr. Sandgren, 6,303 shares; and Ms. Vanzo, 5,860 shares.

(3)	Includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power: Mr. Falconer, 22,260 shares; Mr. Knight, 9,253 shares; Mr. Ryan, 86,312 shares; Mr. Sandgren, 27,305 shares; Mr. Scudder, 105,458 shares; and Ms. Vanzo, 13,534 shares.

(4)	Excludes the following shares underlying restricted stock units would not vest within 60 days of March 10, 2022 under the terms of the applicable award agreements and therefore are not included in the table: Mr. Falconer, 89,009 shares, Mr. Knight, 61,711 shares; Mr. Ryan, 517,508 shares; Mr. Sandgren, 234,277 shares; Mr. Scudder, 175,262 shares; and Ms. Vanzo, 73,967 shares.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company by each person or entity known by us to own beneficially more than 5% of our Common Stock as of December 31, 2021.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock

BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	24,254,518	(1)	14.60%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	18,561,683	(2)	11.19%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,547,044	(3)	6.40%

State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	9,958,135	(4)	6.01%

(1)	Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on January 27, 2022, which reported 24,254,518 shares beneficially owned with sole voting power over 24,046,934 shares and sole dispositive power over 24,254,518 shares.

(2)	Ownership based on the Schedule 13G/A filed by The Vanguard Group on February 10, 2022, reporting 18,561,683 shares beneficially owned with shared voting power over 145,366 shares, sole dispositive power over 18,265,073 shares, and shared dispositive power over 296,610 shares.

(3)	Ownership based on the Schedule 13G/A filed by Dimensional Fund Advisors, LP on February 8, 2022, reporting 10,547,044 shares beneficially owned with sole voting power over 10,332,714 shares, and sole dispositive power over 10,547,044 shares.

(4)	Ownership based on the Schedule 13G filed by State Street Corporation on February 10, 2022, reporting 9,958,135 shares beneficially owned with shared voting power over 9,604,352 shares and shared dispositive power over 9,604,352 shares.

DELIQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company common stock to file with the SEC reports showing ownership of and changes of ownership in shares of the Company’s common stock and other equity securities. On the basis of reports and representations submitted by the Company’s directors, executive officers and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2021 were timely made.

Item 3 – APPROVAL OF A NON-BINDING ADVISORY PROPOSAL

ON EXECUTIVE COMPENSATION

In accordance with applicable SEC requirements, we are seeking advisory shareholder approval of the compensation of the NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our shareholders with the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section of this Proxy Statement).

In response to the voting results for the frequency of the “say-on-pay” vote at the 2017 Annual Meeting, we are providing shareholders with the opportunity to provide annually a “say-on-pay” advisory vote.

Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our shareholders and practices of companies in our peer group.

We believe that our CEO and executive management have successfully managed the Company in a competitive and ever changing economic and banking environment, including navigation of the effects of the COVID-19 pandemic. In 2021, the Company delivered strong standalone operating results. Financial highlights for 2021 include:

●	Earnings per share of $1.67 compared to $1.36 in 2020

○	Adjusted earnings per share of $1.73 compared to $1.50 in 2020

●	Record net income of $277.5 million compared to $226.4 million in 2020

○	Record adjusted net income of $286.5 million compared to $250.3 million in 2020

●	Record wealth management revenues

●	Total loan and total commercial loan growth, excluding PPP loans, of 4.6% and 7.2%, respectively

●	Continued strong credit quality, with net charge-offs (recoveries) to average loans of (0.03)% compared to 0.02% in 2020

●	Adjusted return on average tangible common equity of 15.4% compared to 14.6% in 2020

●	Continued favorable adjusted efficiency ratio of 56.8%, which was consistent with 2020 and continues to reflect effective cost controls

Our Board recommends a vote FOR this resolution because it believes the programs and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in achieving the Company’s goals of rewarding financial performance, aligning our executives’ long-term interests with those of the shareholders and also motivating the executives to remain with the Company for long and productive careers.

Shareholders are encouraged to carefully review the information provided in this Proxy Statement regarding the compensation of our NEOs in the section captioned “Compensation Discussion and Analysis” beginning on page 41.

The Board unanimously recommends that sharesholders vote “FOR” approval of the advisory vote on Executive Compensation

Item 4 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe LLP, as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2022. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to our shareholders. In the event the appointment of Crowe LLP is not ratified by shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2022, but may determine to retain Crowe LLP nonetheless. A representative of Crowe LLP will attend the virtual Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the approximate fees for services rendered by Crowe LLP for fiscal years 2021 and 2020 to the Company and its subsidiaries, as well as expenses incurred in connection with these services.

	2021	2020
Audit Fees	$1,664,000	$1,503,250
Audit Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	58,500	-0-
Total	$1,722,500	$1,503,250

Audit Fees

Audit Fees consist of fees for professional services and related services rendered for the audits of (i) the Company’s consolidated financial statements and its internal control over financial reporting as of December 31, 2021 and 2020, (ii) the limited reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2021, HUD audits for 2021 and consents in connection with registration statements filed by the Company with the SEC in 2021.

All Other Fees

All Other Fees consist of fees for all other services provided other than those described above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm; all of the fees and services described above were pre-approved under these procedures. The Audit Committee also will pre-approve non-audit services that are permissible under the Sarbanes-Oxley Act of 2002 and the rules of the SEC on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. Such pre-approvals are reported to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of six independent directors meeting the applicable requirements of the SEC and NASDAQ. Additionally, two of the members, Stephen C. Van Arsdell and Ryan C. Kitchell, qualify as “Audit Committee Financial Experts” as defined by the SEC and have been so designated.

Audit Committee Responsibilities and Actions

The Audit Committee’s key responsibilities are set forth in its charter, which has been approved by the Board and which is available on the Company’s website.

The principal responsibilities of the Audit Committee are, among others, to assist the Board in its oversight of:

(i)	the integrity of the Company’s financial statements;

(ii)	the appointment, independence, qualifications and performance of the independent registered public accounting firm;

(iii)	the scope and results of the independent registered public accounting firm’s audits and other services, if any;

(iv)	the Company’s system of internal controls over financial reporting;

(v)	the services and performance of the Company’s internal audit function;

(vi)	the Company’s actions in response to matters raised by the independent registered public accounting firm or the internal auditors; and

(vii)	the Company’s compliance with legal and regulatory requirements in relation to financial reporting.

The Audit Committee reviewed and discussed with management and Crowe LLP the Company’s consolidated financial statements for the year ended December 31, 2021 as well as Crowe LLP’s reports on its audit of such financial statements and the Company’s internal control over financial reporting at December 31, 2021; discussed with Crowe LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; received the required written disclosures and the letter from Crowe LLP under applicable PCAOB standards regarding auditor independence; and discussed with Crowe LLP its independence.

The Audit Committee has established policies and procedures regarding the pre-approval of all services provided by Crowe LLP; reviewed all proposed audit and non-audit services to be provided by Crowe LLP; considered whether such services are compatible with maintaining Crowe LLP’s independence; and has pre-approved all such services prior to their performance.

While the Enterprise Risk Committee of the Board has primary oversight responsibility for the Company’s compliance activities, the Audit Committee also monitors the Company’s compliance with banking laws and regulations and other risk management activities that might raise material issues regarding the Company’s financial statements, accounting policies or internal controls over financial reporting.

In carrying out its oversight responsibilities, the Audit Committee relies on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors, as follows:

(i)	Management is responsible for preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles and for maintaining appropriate internal controls over financial reporting.

(ii)	The Company’s independent registered public accounting firm was responsible for conducting audits of the Company’s financial statements and the Company’s internal controls over financial reporting and rendering its reports thereon.

(iii)	The Company’s internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives.

It is not the duty of the Audit Committee to plan or conduct audits related to the Company’s financial statements or internal controls nor to conduct other types of audits, accounting reviews or similar procedures.

Sarbanes-Oxley Act of 2002

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the confidential submission of employee concerns regarding accounting, auditing or internal control matters. These procedures provide for appropriate monitoring and follow-up on any such matters submitted. In addition, the Company's Chief Ethics Officer is charged with promptly reporting to the Audit Committee any matter of which the Chief Ethics Officer becomes aware involving any serious or potentially serious breach of the Code of Business Conduct and Ethics or other Company policies involving any accounting or auditing matters, allegations of fraud, or misconduct by senior management.

Conclusion

In reliance on the matters and discussions referred to above, the reports of management and the independent registered public accounting firm and the representations of management, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the same year, as filed with the SEC.

Members of the Audit Committee

Stephen C. Van Arsdell, Chairperson

Thomas L. Brown

Daniel S. Hermann

Ryan C. Kitchell

Michael J. Small

Katherine E. White

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The executive officers and directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with these subsidiaries in the ordinary course of business. In addition, some of the executive officers and directors of the Company are at present, as in the past, officers, directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of our By-Laws and our Code of Business Conduct and Ethics of the Company.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the directors present at the meeting at which the contract or transaction is considered. In the case where a director has an interest in the transaction or contract, the director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested director may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the directors present.

Old National Bank, which is the Company’s banking subsidiary, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company, members of their immediate families and corporations and other entities in which they may have a controlling interest. The loans to such persons are, and will be, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Old National Bank, and did not, or will not, involve more than the normal risk of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2023 ANNUAL MEETING

Proposals submitted by shareholders under SEC Rule 14a-8 to be presented at our 2023 annual meeting of shareholders must be received by the Company at its principal executive office no later December 9, 2022 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be recieved by our Corporate Secretary at P.O. Box 718, Evansville, Indiana 47705-0718 no later than December 9, 2022.

Proposals or director nominations submitted by shareholders under our By-Laws outside of SEC Rule 14a-8 (but not necessarily included in our proxy statement for that meeting) in connection with our 2023 annual meeting of shareholders must comply with the requirements of our By-Laws and be received by the Company at its principal executive office no later than December 9, 2022. Any such nomination should be recieved by our Corporate Secretary at P.O. Box 718, Evansville, Indiana 47705-0718 no later than December 9, 2022.

All nominations of persons to serve as directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. In addition to satisfying the requirements contained in the Company’s By-Laws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934 no later than February 7, 2023.

ANNUAL REPORT

Upon written request, the Company will provide, without charge, to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders with a copy of the Company’s annual report on Form 10-K filed with the SEC for the year ended December 31, 2021. Requests should be addressed to:

Old National Bancorp

c/o Corporate Secretary

P. O. Box 718

Evansville, Indiana 47705-0718

OTHER MATTERS

The Board does not know of any matters for action by shareholders at the 2022 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed Proxy Card will confer upon the named proxies authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the Proxy Card with respect to such matters in accordance with their judgment.

It is important that proxies be returned promptly. Shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy via the Internet or by telephone. If you do not vote your proxy via the Internet or by telephone, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix I

OLD NATIONAL BANCORP

AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN

(Amended and Restated as of May 10, 2012, and

further Amended and Restated as of April 27, 2017, and further Amended as of April 29, 2021)

ARTICLE I.

PURPOSE AND DURATION

Section 1.01. Establishment of the Plan.  Old National Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan, to be known as the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”), amended and restated as of May 10, 2012, and further amended and restated as of April 27, 2017. The Plan was initially approved by the shareholders of the Company on May 15, 2008. This amendment and restatement of the Plan was adopted by the Company’s Board on January 26, 2017, contingent on shareholder approval, and it became effective upon the shareholders’ approval of the Plan on April 27, 2017.

Section 1.02. Purposes of the Plan.  The purposes of the Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants more closely with the interests of the Company’s shareholders; to provide Participants with an additional incentive to excel in performing services for the Company and its Affiliates, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in attracting, motivating, and retaining directors and key employees. To achieve these objectives, the Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, and Short-Term Incentive Awards.

ARTICLE II.
DEFINITIONS AND RULES OF INTERPRETATION

Section 2.01. Definitions.  For purposes of the Plan, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a)	“Act” or “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Affiliate” means any corporation or any other entity (including, but not limited to, a partnership, limited liability company, joint venture, or Subsidiary) controlling, controlled by, or under common control with the Company.

(c)	“Affiliated SAR” means an SAR that is granted in connection with a related Option and is deemed to be exercised at the same time as the related Option is exercised.

(d)	“Aggregate Share Limit” has the meaning specified in Section 4.01(a).

(e)	“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Service-Based Restricted Stock, Performance-Based Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards.

(f)	“Award Agreement” means the written agreement that sets forth the terms and conditions applicable to an Award.

(g)	“Board” or “Board of Directors” means the Company’s Board of Directors, as constituted from time to time.

(h)	“Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price for Options (i) through a same day sale commitment from the Participant and a FINRA member firm, whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay the Exercise Price, and whereby the FINRA member firm irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (ii) through a margin commitment from the Participant and a FINRA member firm whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the FINRA member firm in a margin account as security for a loan from the FINRA member firm in the amount of the Exercise Price and whereby the FINRA member firm irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

(i)	“Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, (i) any act or failure to act that permits the Company or an Affiliate to terminate the written agreement or arrangement between the Participant and the Company or Affiliate for “cause,” as defined in such agreement or arrangement or, (ii) if there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause,” any act or failure to act deemed to constitute “cause” under the Company’s established and applied practices, policies, or guidelines applicable to the Participant.

(j)	“Change in Control” has the meaning specified in Section 15.02.

(k)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)	“Committee” means the Compensation and Management Development Committee of the Board or such other committee appointed by the Board pursuant to Section 3.01 to administer the Plan.

(m)	“Company” means Old National Bancorp, an Indiana corporation, and any successor thereto.

(n)	“Covered Employee” means an Employee who is a “covered employee” as defined in Code Section 162(m)(3).

(o)	“Director” means any individual who is a member of the Board of Directors.

(p)	“Effective Date” means May 15, 2008, which is the date on which the Company’s shareholders initially approved the Plan.

(q)	“Employee” means an officer or key employee of the Company or an Affiliate.

(r)	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

(s)	“Fair Market Value” means, with respect to a Share as of a particular date, the per share closing price for the Shares on such date, as reported by the principal exchange or market over which the Shares are then listed or regularly traded. If Shares are not traded over the applicable exchange or market on the date as of which the determination of Fair Market Value is made, “Fair Market Value” means the per share closing price for the Shares on the most recent preceding date on which the Shares were traded over such exchange or market. If the Shares are not traded on national securities exchange or market, the “Fair Market Value” of a Share shall be determined by the Committee in a reasonable manner pursuant to a reasonable valuation method. Notwithstanding anything to the contrary in the foregoing, as of any date, the “Fair Market Value” of a Share shall be determined in a manner consistent with avoiding adverse tax consequences under Code Section 409A and, with respect to an Incentive Stock Option, in the manner required by Code Section 422.

(t)	“FINRA” means the Financial Industry Regulatory Authority.

(u)	“Fiscal Year” means the annual accounting period of the Company.

(v)	“Freestanding SAR” means an SAR that is granted independently of any Option.

(w)	“Good Reason” means, with respect to any Participant, the meaning ascribed to such term in any employment, severance or change in control agreement entered into by such Participant. If the Participant has not entered into any employment, severance, or change in control agreement with a definition of “Good Reason,” then “Good Reason” means the occurrence of one or more of the following events within the two-year period following a Change in Control:

(i)	A material diminution in the Participant’s authority, duties, or responsibilities or in those of the individual to whom the Participant is required to report;

(ii)	The Participant’s annual base salary is materially reduced;

(iii)	The Participant’s principal place of employment with the Company or the Post-CIC Entity is relocated a material distance (which for this purpose shall be deemed to be more than 50 miles) from such Participant’s principal place of employment immediately prior to the Change in Control; or

(iv)	Any other action or inaction that constitutes a material breach by the Company or the Post-CIC Entity of this Plan, any Award Agreement or any other agreement under which the Participant provides his or her services to the Company or the Post-CIC Entity.

(x)	“Grant Date” means the date specified by the Committee or the Board on which a grant of an Award under this Plan will become effective, which date will not be earlier than the date on which the Committee or the Board takes action with respect thereto.

(y)	“Incentive Stock Option” means an option to purchase Shares that is granted pursuant to the Plan, is designated as an “incentive stock option,” and satisfies the requirements of Code Section 422.

(z)	“1999 Plan” means the Old National Bancorp 1999 Equity Incentive Plan, which was approved by shareholders on April 15, 1999.

(aa)	“Nonqualified Stock Option” means an option to purchase Shares that is granted pursuant to the Plan and is not an Incentive Stock Option.

(bb)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(cc)	“Option Period” means the period during which an Option is exercisable in accordance with the applicable Award Agreement and Article VI.

(dd)	“Participant” means an Employee or a Director to whom an Award has been granted.

(ee)	“Performance Award” means, with respect to a Participant for a Performance Period, an Award under which the amount payable to the Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Performance Period.

(ff)	“Performance-Based Compensation” means compensation described in Code Section 162(m)(4)(C) that is excluded from “applicable employee remuneration” under Code Section 162(m).

(gg)	“Performance-Based Restricted Stock” means Restricted Stock that is subject to forfeiture unless specified Performance Targets are satisfied during the Performance Period.

(hh)	“Performance Measures” means, with respect to a Performance Award, the objective factors used to determine the amount (if any) payable pursuant to the Award. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) on a corporate-wide or business-unit basis, (ii) including or excluding one or more Subsidiaries, (iii) in comparison with plan, budget, or prior performance, and/or (iv) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are: (1) interest income; (2) net interest income; (3) interest expense; (4) net interest margin; (5) non-interest income; (6) fee income; (7) revenues; (8) securities gains or losses; (9) other income; (10) deposits; (11) deposit growth; (12) deposit market share; (13) non-interest expense; (14) total expenses; (15) efficiency ratio; (16) credit quality; (17) non-performing assets; (18) net charge offs; (19) provision expense; (20) operating income; (21) budgeted margin (which is business unit income before taxes excluding intangible amortization and unallocated expenses); (22) net income; (23) earnings per share; (24) return on assets; (25) return on equity; (26) return on average tangible common equity; (27) return on average tangible common shareholders’ equity; (28) regulatory capital ratios; (29) stock price; (30) dividends; (31) total shareholder return; (32) operating leverage; (33) productivity; (34) customer satisfaction; (35 employee diversity goals or employee turnover; (36) specified objective social goals; and (37) goals relating to acquisitions or divestitures of subsidiaries or business units. Performance Measures may differ from Participant to Participant and from Award to Award.

(ii)	“Performance Period” means the period of time during which Performance Targets must be achieved with respect to an Award, as established by the Committee.

(jj)	“Performance Share” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is equal to the Fair Market Value of a Share on the Grant Date.

(kk)	“Performance Targets” means, with respect to a Performance Award for a Performance Period, the objective performance under the Performance Measures for that Performance Period that will result in payments under the Performance Award. Performance Targets may differ from Participant to Participant and Award to Award.

(ll)	“Performance Unit” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is established by the Committee on or before the Grant Date.

(mm)	“Period of Restriction” means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.

(nn)	“Plan” means the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan, as set out in this instrument and as hereafter amended from time to time.

(oo)	“Post-CIC Entity” means any entity (or any successor or parent thereof) that effects a Change in Control pursuant to Article XVI.

(pp)	“Restricted Stock” means an Award granted to a Participant pursuant to Section 8.01.

(qq)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9.01 and represents the right of the Participant to receive Shares or cash at the end of the specified period.

(rr)	“Retirement” means, with respect to a Participant, Termination of Service after having (i) completed at least five years of service with the Company and (ii) reached age fifty-five (55). For purposes of the preceding sentence, service with an Affiliate shall be considered service with the Company.

(ss)	“Rule 16b-3” means Rule 16b-3 under the 1934 Act and any future rule or regulation amending, supplementing, or superseding such rule.

(tt)	“Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions that involve equity securities of the Company.

(uu)	“Service-Based Restricted Stock” means Restricted Stock with restrictions based only on the Participant’s continued service to the Company and/or an Affiliate.

(vv)	“Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in ection 4.04, or the stock of any successor to the Company that is so designated for the purposes of the Plan.

(ww)	“Short-Term Incentive Award” means an Award pursuant to the STIP.

(xx)	“STIP” means the Old National Bancorp Short-Term Incentive Plan for Executive Employees, as set out in Appendix A, and as amended from time to time. The terms of the STIP are part of the Plan as if fully set out herein.

(yy)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection or tandem with a related Option, that is designated as an SAR pursuant to Section 7.01.

(zz)	“Subsidiary” means any corporation (including, without limitation, any bank, savings association, financial institution, or financial services company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aaa)	“Tandem SAR” means an SAR that is granted in tandem with a related Option, the exercise of which requires forfeiture of the right to exercise the related Option with respect to an equal number of Shares and that is forfeited to the extent that the related Option is exercised.

(bbb)	“Termination of Service,” “Terminates Service,” “Terminated,” or any variation thereof means a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

Section 2.02. Rules of Interpretation. The following rules shall govern in interpreting the Plan:

(a)	Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Award Agreements shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles, or rules.

(b)	The Plan and all Awards are intended to be exempt from or comply with the requirements of Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan and any Award Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan. Except as may be expressly provided in another agreement to which the Company is bound, the Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

(c)	Any reference herein to a provision of law, regulation, or rule shall be deemed to include a reference to the successor of such law, regulation, or rule.

(d)	To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.

(e)	If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

(f)	The grant of Awards and issuance of Shares hereunder shall be subject to all applicable statutes, laws, rules, and regulations and to such approvals and requirements as may be required from time to time by any governmental authority or securities exchange or market on which the Shares are then listed or traded.

(g)	The descriptive headings and sections of the Plan are provided for convenience of reference only and shall not serve as a basis for interpretation of the Plan.

ARTICLE III.
ADMINISTRATION

Section 3.01. The Committee.  The Committee shall administer the Plan and, subject to the provisions of the Plan and applicable law, may exercise its discretion in performing its administrative duties. The Committee shall consist of not fewer than three (3) Directors, and Committee action shall require the affirmative vote of a majority of its members. The members of the Committee shall be appointed by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be composed solely of Directors who are both (i) non-employee directors under Rule 16b-3 and (ii) outside directors under Code Section 162(m)(3)(C)(ii).

Section 3.02. Authority of the Committee.  Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to (a) select the Employees who shall participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) construe and interpret the Plan, all Award Agreements, and any other agreements or instruments entered into under the Plan; (e) establish, amend, or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent that such terms and conditions are within the discretion of the Committee, subject to the provisions of this Plan and any applicable law. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. Each Award shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such terms and conditions established by the Committee consistent with the provisions of the Plan. Notwithstanding the preceding provisions, the Committee shall not have any authority to take any action with respect to an Award intended to constitute Performance-Based Compensation that would disqualify it from being such. Except as limited by applicable law or the Plan, the Committee may use its discretion to the maximum extent that it deems appropriate in administering the Plan. The full Board will have the authority outlined above in this Section 3.02 with respect to Awards granted to a non-employee Director. Any reference to the “Committee” in this Plan shall mean “Board” with respect to any Award granted to a non-employee Director.

Section 3.03. Delegation by the Committee.  The Committee may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, the Committee may not delegate its authority and powers (i) with respect to grants to Section 16 Persons, (ii) in a way that would jeopardize the Plan’s satisfaction of Rule 16b-3, or (iii) with respect to grants intended to constitute Performance-Based Compensation.

Section 3.04. Decisions Binding.  All determinations and decisions made by the Committee, the Board, or any delegate of the Committee pursuant to this Article shall be final, conclusive, and binding on all persons, including the Company and Participants.

ARTICLE IV.
SHARES SUBJECT TO THIS PLAN

Section 4.01. Number of Shares.

(a)	Subject to adjustment as provided in Section 4.04 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan pursuant to (i) the exercise of Options, (ii) the grant of Affiliated, Freestanding, and Tandem SARs, (iii) the grant of Restricted Stock, (iv) the payment of Performance Units and Performance Shares, and/or (v) the grant of Shares shall not exceed the sum of the following (the “Aggregate Share Limit”):

(i)	one million Shares, plus

(ii)	any Shares covered by an award under this Plan or the 1999 Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award, plus

(iii)	any Shares available for awards under the 1999 Plan on the date of its termination.

(b)	Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the Aggregate Share Limit as of a given date shall not be reduced by any Shares relating to prior awards that have expired or have been forfeited or cancelled. If the Company pays the benefit provided by any Award granted under the Plan to the respective Participant in cash, any Shares that were covered by such Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein:

(i)	if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall count against the Aggregate Share Limit;

(ii)	any Shares withheld by the Company to satisfy a tax withholding obligation shall count against the Aggregate Share Limit;

(iii)	the number of Shares covered by a SAR, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan and shall count against the Aggregate Share Limit; and

(iv)	in the event that the Company repurchases Shares with proceeds from the exercise of an Option, those Shares will not be added to the Aggregate Share Limit. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on their Fair Market Value, such Shares will not count against the Aggregate Share Limit.

(c)	Shares issued under the Plan may be authorized but unissued Shares, treasury Shares, reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.

(d)	The total number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed One Million (1,000,000) Shares.

 Section 4.02. Restrictions on Shares.  Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions, and restrictions as the Committee may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Shares, cash, or other property before (i) the listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded) and (ii) the completion of any registration or qualification of such shares under federal, state, local, or other law, or any ruling or regulation of any government body that the Committee determines to be necessary or advisable. The Company may cause any certificate for Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in the Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data, or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant and other person entitled to benefits hereunder are to be provided on the condition that such Participant or other person furnish full, true, and complete data, evidence, or other information, and that he or she promptly sign any document reasonably requested by the Committee. No fractional Shares shall be issued under the Plan; rather, fractional shares shall be aggregated and then rounded to the next lower whole Share.

Section 4.03. Shareholder Rights.  Except with respect to Restricted Stock as provided in Article VIII, no person shall have any rights of a shareholder (including, but not limited to, voting and dividend rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee, such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company shall have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant shall not be treated as a shareholder for any purpose before such issuance and transfer. No payment or adjustment shall be made for cash dividends or other rights for which the record date is prior to the date on which such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as provided herein or in an Award Agreement.

Section 4.04. Changes in Stock Subject to the Plan.  In the event of any change in the Shares by virtue of a stock dividend, stock split or consolidation, reorganization, merger, spinoff, or similar transaction, the Committee shall, as it deems appropriate, adjust (i) the aggregate number and kind of Shares available for Awards, (ii) the number and kind of Shares subject to an Award, (iii) the number of Shares available for certain Awards under the limits set forth in Article XIII of this Plan and (iv) the terms of the Award to prevent the dilution of Shares or the diminution of the Awards. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or a Change in Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee’s determination pursuant to this Section shall be final and conclusive, provided, however, no adjustment pursuant to this Section shall (i) be made to the extent that the adjustment would cause an Award to violate the requirements under Code Section 409A or (ii) change the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options first exercisable during a year, as set out in Section 6.01.

Section 4.05. Shares Exempt from Minimum Vesting Requirements.  Notwithstanding any provision in the Plan to the contrary, up to 10% of Aggregate Share Limit, as may be adjusted under Section 4.04 of this Plan, may be used for (i) Awards granted under Articles VIII through X of this Plan that are not subject to the one-year vesting requirements for performance-based Awards set forth in Sections 6.05, 7.04, 8.04(a)(i), 9.04(a)(i) and 10.03(a)(i) of this Plan or the three-year vesting requirements for service-based Awards set forth in Sections 8.04(a)(ii) and 9.04(a)(ii) of this Plan and (ii) Awards of Shares granted pursuant to Article XI of this Plan.

ARTICLE V.
ELIGIBILITY

Except as herein provided, individuals who are Employees or Directors shall be eligible to participate in the Plan and be granted Awards. The Committee may, from time to time and in its sole discretion, select the Employees to be granted Awards and determine the terms and conditions with respect thereto each Award. In making any such selection and in determining the form of an Award, the Committee may give consideration to the functions and responsibilities of the Employee and the Employee’s contributions to the Company or its Affiliates, the value of the Employee’s services (past, present, and future) to the Company or its Affiliates, and such other factors as it deems relevant. The Board will be responsible for determining the terms and conditions of Awards granted to non-employee Directors.

ARTICLE VI.
STOCK OPTIONS

Section 6.01. Grant of Options.  Subject to the terms and provisions of the Plan, the Committee may grant Options to any Employee (or Director) in such amounts as the Committee may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof; provided that only Employees may be granted Incentive Stock Options. The Committee shall determine the number of Shares subject to each Option; subject to the express limitations of the Plan, including Article XIII. Furthermore, no Participant may be granted Incentive Stock Options under this Plan (when combined with incentive stock options granted under any other plan of the Company or an Affiliate) that would result in Shares with an aggregate Fair Market Value (determined as of the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year. To the extent that a purported Incentive Stock Option would violate the limitation specified in the preceding sentence, the Option shall be deemed a Nonqualified Stock Option.

Section 6.02. Option Award Agreement.  Each Option shall be evidenced by an Option Award Agreement that shall specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option, and such other terms and conditions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock Options and related Award Agreements shall comply with the requirements of Code Section 422.

Section 6.03. Exercise Price.  Subject to the provisions of this Section, the Committee shall determine the Exercise Price under each Option.

(a)	Nonqualified Stock Options. The per-Share Exercise Price under a Nonqualified Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date.

(b)	Incentive Stock Options. The per-Share Exercise Price under an Incentive Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date; provided, however, if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the per-Share Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(c)	Substitute Options. Notwithstanding the provisions of Subsections (a) and (b), if the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and the requirements of Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred (100%) of the Fair Market Value of the Shares to which the Options relate determined as of the Grant Dates. In carrying out the provisions of this Section, the Committee shall apply the principles contained in Section 4.04.

Section 6.04. Duration of Options.  The Option Period with respect to each Option shall commence and expire at such times as the Committee shall provide in the Award Agreement, provided that:

(a)	Options shall not be exercisable more than ten years after their respective Grant Dates;

(b)	Incentive Stock Options granted to an Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, taking into account the attribution rules of Code Section 422(d), shall not be exercisable later than five years after their respective Grant Date(s); and

(c)	Subject to the limits of this Article, the Committee may, in its sole discretion, after an Option is granted, extend the option term, provided that such extension is not an extension for purposes of Code Section 409A and the guidance thereunder or, in the case of an Incentive Stock Option, a modification, extension, or renewal for purposes of Code Section 424(h).

Section 6.05. Exercisability of Options.  All Options granted under this Plan shall be exercisable at such times, under such terms, and subject to such restrictions and conditions as the Committee shall determine and specify in the applicable Award Agreement; provided, however, that except as provided in Section 4.05, the scheduled vesting period for any Option shall be at least one year. An Award Agreement for an Option may provide that such Option becomes exercisable in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 6.06. Method of Exercise.  Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the applicable Option Period by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice shall specify the number of Shares subject to the Option to be purchased and shall be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the Committee or the applicable the Award Agreement, payment in full or in part may also be made by:

(a)	subject to any conditions or limitations established by the Committee, delivering Shares already owned by the Participant and having a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

(b)	to the extent permitted by law, the delivery of cash by a broker-dealer pursuant to a Cashless Exercise;

(c)	subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price pursuant to a net exercise arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares so withheld will not be treated as issued and acquired by the Company upon such exercise); or

(d)	a combination of the foregoing;

(e)	to the extent permitted by law, in any other manner then permitted by the Committee.

No Shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of Shares subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.

Section 6.07. Restrictions on Share Transferability.  In addition to the restrictions imposed by Section 17.09 of the Plan, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or regularly traded.

Section 6.08. Prohibition on Repricing of Stock Options.  Except as permitted under Section 4.04 of the Plan, the terms of any outstanding Option may not be amended without shareholder approval to reduce the Exercise Price of such outstanding Option or to cancel such outstanding Option in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original Option.

ARTICLE VII.

STOCK APPRECIATION RIGHTS (“SARs”)

Section 7.01. Grant of SARs.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof to any Employee (or Director) in such amounts as the Committee, in its sole discretion, shall determine. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, the Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and the Exercise Price of a Tandem SAR or an Affiliated SAR shall be equal to the Exercise Price of the Option to which such SAR relates. The number of Shares to which an SAR relates as well as the Exercise Price for an SAR shall be subject to adjustment pursuant to Section 4.04.

Section 7.02. Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. The following requirements shall apply to all Tandem SARs: (i) the Tandem SAR shall expire not later than the date on which the related Option expires; (ii) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and one hundred percent (100%) of the Fair Market Value of the Shares subject to the related Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Option to which the Tandem SAR relates exceeds the Exercise Price of such Option.

Section 7.03. Exercise of Affiliated SARs.  An Affiliated SAR shall be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. Such deemed exercise of an Affiliated SAR shall not reduce the number of Shares subject to the related Option.

Section 7.04. Exercise of Freestanding SARs.  Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall specify in the applicable Award Agreement; provided, however, that, except as provided in Section 4.05, the scheduled vesting period for any Freestanding SAR shall be at least on year. An Award Agreement for a Freestanding SAR may provide that such Freestanding SAR becomes exercisable in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 7.05. SAR Award Agreement.  Each SAR shall be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR, or a combination thereof.

Section 7.06. Expiration of SARs.  Each SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 6.04 also shall apply to Affiliated and Tandem SARs.

Section 7.07. Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	the positive difference between the Fair Market Value of a Share on the date of exercise and the Exercise Price; by

(b)	the number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, such payment may be in cash, in Shares that have a Fair Market Value equal to the cash payment calculated under this Section, or in a combination of cash and Shares.

Section 7.08. Termination of SAR.  An Affiliated SAR or Tandem SAR shall terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR shall terminate at the time provided in the applicable Award Agreement, and under no circumstances more than 10 years from the Grant Date.

Section 7.09. Prohibition on Repricing SARs.  Except as permitted under Section 4.04 of the Plan, the terms of any outstanding SAR may not be amended without shareholder approval to reduce the Exercise Price of such outstanding SAR or to cancel such outstanding SAR in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original SAR.

ARTICLE VIII.
RESTRICTED STOCK

Section 8.01. Grants of Restricted Stock.  Subject to the terms and provisions of the Plan, including Article XIII, the Committee , at any time and from time to time, may grant Shares of Restricted Stock to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine.

Section 8.02. Restricted Stock Award Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Shares granted, and the terms and conditions of the Award. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock that must be satisfied for the restrictions on some or all of the Shares to be released at the end of the Period of Restriction.

Section 8.03. Restrictions on Transferability.  Except as provided in Section 17.09 or this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.

Section 8.04. Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Article.

(a)	General Restrictions. The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.05, the Period of Restriction for such performance-based Shares of Restricted Stock shall be at least one year (ii) vesting based on period of service with the Company and any of its Subsidiaries; provided that, except as provided in Section 4.05, the Period of Restriction for such service-based Shares of Restricted Stock shall be at least three years, but the restrictions may be removed ratably during the three-year period on an annual basis, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b)	Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. If the Committee intends for any Share of Restricted Stock to qualify as Performance-Based Compensation, the specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established by the Committee on or before the latest date permissible to enable the Restricted Stock to so qualify. In granting Restricted Stock that is intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

(c)	Legend on Certificates. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF OLD NATIONAL BANCORP.

Section 8.05. Removal of Restrictions.  Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be released shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Shares are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 8.06. Dividends.  Any grant of Shares of Restricted Stock may require that any or all dividends or other distributions paid thereon during the applicable Period of Restriction be either paid currently or automatically deferred and reinvested in additional Shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Shares of Restricted Stock with restrictions that lapse as a result of the achievement of Performance Targets will be deferred until and paid contingent upon the achievement of the applicable Performance Targets.

Section 8.07. Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

Section 8.08. Return of Restricted Stock to Company.  On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards.

ARTICLE IX.
RESTRICTED STOCK UNITS

Section 9.01. Grants of Restricted Stock Units.  Subject to the terms and provisions of the Plan, including Article XIII, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine.

Section 9.02. Restricted Stock Unit Award Agreement.  Each Award of Restricted Stock Units shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Restricted Stock Units (including the number of Shares or cash to be delivered or paid upon the lapse of restrictions), and the terms and conditions of the Award. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock Units that must be satisfied for the restrictions on some or all of the Shares to be delivered or cash to be paid at the end of the Period of Restriction.

Section 9.03. Restrictions on Transferability.  Except as provided in Section 17.09 or this Article, Restricted Stock Units may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise.

Section 9.04. Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate in accordance with this Article.

(a)	General Restrictions. The Committee may impose restrictions on Restricted Stock Units based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.05, the Period of Restriction for such performance-based Restricted Stock Units shall be at least one year (ii) vesting based on period of service with the Company and any of its Subsidiaries; provided that, except as provided in Section 4.05, the Period of Restriction for such service-based Restricted Stock Units shall be at least three years, but the restrictions may be removed ratably during the three-year period on an annual basis, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b)	Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock Units as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. If the Committee intends for any Restricted Stock Unit to qualify as Performance-Based Compensation, the specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established by the Committee on or before the latest date permissible to enable the Restricted Stock Unit to so qualify. In granting Restricted Stock Units that are intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

Section 9.05. Removal of Restrictions.  Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Restricted Stock Units covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock Units for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be delivered (or cash to be paid) shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Restricted Stock Units are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 9.06. Dividends Equivalents.  The Committee may, at the Grant Date of Restricted Stock Units, provide for the payment of dividend equivalents to the Participant either in cash or in additional Shares on current, deferred or contingent basis; provided, however, that dividends or other distributions on Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Targets will be deferred until and paid contingent upon the achievement of the applicable Performance Targets.

Section 9.07. Ownership.  During the Period of Restriction, the Participant will have no rights of ownership in the Shares subject to the Restricted Stock Units and shall have no right to vote such Shares.

Section 9.08. Cancellation of Restricted Stock Units.  On the date set forth in the applicable Award Agreement, all Restricted Stock Units that have not been earned or vested shall be forfeited and thereafter the Shares subject to such forfeited Restricted Stock Units shall be available for the grant of new Awards.

ARTICLE X.
PERFORMANCE UNITS AND PERFORMANCE SHARES

Section 10.01. Grant of Performance Units/Shares.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to any Employee (or Director) in such amounts as the Committee, in its sole discretion, shall determine. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, subject to the express limitations of the Plan, including Article XIII.

Section 10.02. Value of Performance Units/Shares.  Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

Section 10.03. Performance Objectives and Other Terms.  The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the number of Performance Units or Performance Shares, the Performance Period, the performance objectives, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

(a)	General Performance Objectives. The Committee may set performance objectives based upon (i) the achievement of Performance Targets; provided that, except as provided in Section 4.05, the Performance Period for any Performance Share or Performance Unit shall be at least one year, (ii) applicable Federal or state securities laws, or (iii) any other basis determined by the Committee in its sole discretion.

(b)	Section 162(m) Performance Objectives. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as Performance-Based Compensation, the Committee shall establish the specific Performance Targets applicable to Performance Units or Performance Shares. If the Committee intends for any Performance Unit or Performance Share to qualify as Performance-Based Compensation, the Performance Targets for any such Award shall be set by the Committee on or before the latest date permissible to enable the Performance Unit or Performance Share, as the case may be, to so qualify. In granting Performance Units or Performance Shares to Covered Employees that are intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

Section 10.04. Earning of Performance Units/Shares.  After the applicable Period of Restriction has ended, the holder of Performance Units or Performance Shares shall be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Targets have been achieved. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Performance Shares or Performance Units may provide for the earlier lapse of restrictions or other modifications in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 10.05. Form and Timing of Payment of Performance Units/Shares.  Each Award Agreement for Performance Shares or Performance Units will specify the time and manner of payment for any such Performance Shares or Performance Units that have been earned. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period), or a combination thereof.

Section 10.06. Dividend Equivalents.  The Committee may, at the Grant Date of Performance Shares, provide for the payment of dividend equivalents to the Participant either in cash or in additional Shares on a contingent basis, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

Section 10.07. Cancellation of Performance Units/Shares.  On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares that have not been earned or vested shall be forfeited and thereafter shall be available for the grant of new Awards.

ARTICLE XI.
SHARE GRANTS

Subject to the provisions of the Plan, including Article XIII and this Section, the Committee may make an Award of Shares to any Employee in such amount as the Committee, in its sole discretion, may determine. A grant pursuant to this Section may be evidenced by a Share Award Agreement or such other document as the Committee, in its sole discretion, determines to be appropriate; provided, however, the Shares shall be freely transferable, and the Committee shall not impose Performance Targets, a Period of Restriction, or any other conditions, restrictions, or risks of forfeiture on the Award. Awards of shares pursuant to this Section shall be subject to the withholding requirements of Article XV.

ARTICLE XII.
SHORT-TERM INCENTIVE AWARDS

The Committee may grant performance awards, payable in cash or Shares, pursuant to the terms of the STIP, as set out in Appendix A.

ARTICLE XIII.

LIMITS ON AWARDS

Section 13.01. Limitation on Shares Issued Pursuant to Awards.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant Awards of Options, SARs, Shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or any grant of Shares pursuant to Article XI that are intended to qualify as Performance-Based Compensation under Code Section 162(m) to any Participant under this Plan during any three-year calendar year period that would result in more than Five Hundred Thousand (500,000) Shares being issued to such Participant. For purposes of this Section, Shares issued pursuant to the 1999 Plan shall be deemed issued pursuant to this Plan. The limitations of this Section shall be subject to adjustment as provided in Section 4.04.

Section 13.02. Limitation on Cash Awards.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant Awards payable in cash that are intended to qualify as Performance-Based Compensation under Code Section 162(m) to any Participant under this Plan during any three-year calendar year period in which the payments with respect to such Awards would exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

Section 13.03. Limitation on Awards to Directors.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant any Awards to any non-employee Director under this Plan during any calendar year period that would result in (i) more than Ten Thousand (10,000) Shares being issued to such non-employee Director or (ii) cash payments in excess of Twenty Thousand Dollars ($20,000). For purposes of this Section, Shares issued pursuant to the 1999 Plan shall be deemed issued pursuant to this Plan. The limitations of this Section shall be subject to adjustment as provided in Section 4.04.

ARTICLE XIV.
AMENDMENT, TERMINATION, AND DURATION

Section 14.01. Amendment, Suspension, or Termination.

(a)	The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except that any supplement, amendment, alteration, or discontinuation may be made to (i) avoid a material charge or expense to the Company or an Affiliate, (ii) cause this Plan to comply with applicable law, or (iii) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue this Plan without the approval of the Company’s shareholders so long as any such amendment or alteration does not (i) expand the types of awards eligible for grants or materially increase benefits accruing to Participants under the Plan; (ii) materially increase the number of Shares subject to the Plan (other than pursuant to Section 4.04); (iii) materially increase the maximum number of Options, SARs, Shares of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards that the Committee may award to an individual Participant under the Plan (other than pursuant to Section 4.04); (iv) materially expand the classes of persons eligible or modify the requirements for participation in the Plan; (v) delete or materially limit Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs); or (vi) otherwise require approval by the shareholders of the Company in order to comply with applicable law, the terms of a written agreement or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted. The Committee may supplement, amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section, subject to any approval or limitations the Board may impose.

(b)	If permitted by Code Section 409A and Code Section 162(m), and the regulations thereunder, without resulting in any adverse tax consequences, but subject Section 14.01(c), in case of termination of employment by reason of death, disability, or in the case of a Change in Control, the Committee may, in its sole discretion, accelerate the exercisability of an Option or SAR, accelerate the time at which any restrictions shall lapse or remove any restrictions with respect to Shares of Restricted Stock and Restricted Stock Units, and reduce or waive any Performance Targets or related business criteria applicable to Performance Shares, Performance Units or Short-Term Incentive Awards.

(c)	Subject to Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs), the Committee may amend the terms of any Award granted under this Plan prospectively or retroactively, except in the case of an Award intended to qualify as Performance-Based Compensation (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Targets or the level or levels of achievement with respect to such Award. Except as provided in Section 4.04 of the Plan, no amendment of an Award shall impair the rights of the Participant without his or her consent.

 Section 14.02. Duration of The Plan and Shareholder Approval.  The Plan shall become effective on the Effective Date and shall terminate automatically ten years thereafter, unless terminated pursuant to its terms before that time. Notwithstanding the preceding sentence, termination of the Plan shall not affect any Award granted before the date of termination, unless expressly provided in the applicable Award Agreement or a duly adopted Plan amendment.

ARTICLE XV.
TAX WITHHOLDING

Section 15.01. Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state, and local income and employment taxes required to be withheld with respect to the payment or exercise of such Award.

Section 15.02. Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (i) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld; provided, however, that any shares delivered to the Company shall satisfy the ownership requirements specified in Section 6.06(a). In no event will the Fair Market Value of the Shares withheld and delivered to satisfy applicable withholding taxes in connection with the benefit provided under the Plan exceed the minimum amount of taxes required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

ARTICLE XVI.

CHANGE IN CONTROL

Section 16.01. Definition.  For purposes of the Plan, a “Change in Control” shall mean that the conditions or events set forth in any one or more of the following subsections shall have occurred:

(a)	the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than the Company, a subsidiary, and any employee benefit plan of the Company or a subsidiary, of twenty-five percent (25%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s then outstanding voting securities;

(b)	the persons who were serving as the members of the Board of Directors immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company (“Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this Subsection (b);

(c)	consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);

(d)	a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or

(e)	the shareholders of the Company approve a liquidation of the Company.

Section 16.02. Company Remains Surviving Entity or Awards Assumed by Successor.

(a)	Upon the occurrence of a Change in Control in which either (i) the Company remains the surviving entity or (ii) the Company is not the surviving entity, but the Awards granted under this Plan are Assumed (as defined in Section 16.02(c) below) by the Post-CIC Entity, any Award granted under this Plan prior to the Change in Control shall continue to vest and become exercisable in accordance with the terms of its original Award Agreement unless, during the two-year period commencing on the date of the Change in Control:

(i)	the Participant’s employment or service is involuntarily Terminated by the Company or the Post-CIC Entity, as applicable, for reasons other than for Cause; or

(ii)	the Participant Terminates his or her employment or service for Good Reason.

(b)	If a Participant’s employment or service is Terminated as described in Section 16.02(a) above, (i) any outstanding Options and SARs shall become fully vested and remain exercisable until the earlier of (A) the end of the original term of the Option or SAR or (B) the second anniversary of the date the Termination occurs; provided that, if the Award Agreement provides for a longer period of exercisability following a Termination, then this clause (B) shall be the end of such longer period; (ii) any restrictions that apply to Awards made to such Participant pursuant to this Plan shall lapse; and (iii) Awards made to such Participant pursuant to this Plan that are subject to Performance Measures shall immediately be earned or vest and shall, to the extent permitted under Code Section 409A without resulting in adverse tax effects to the Participant, become immediately payable in accordance with their terms as if all of the Performance Measures had been achieved at their target levels as of the date of Termination; provided, that any Participant who Terminates his or her employment or service for Good Reason must:

(i)	provide the Company with a written notice of his or her intent to Terminate employment or service for Good Reason within sixty (60) days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(ii)	allow the Company thirty (30) days to remedy such circumstances to the extent curable.

(c)	For purposes of this Article XVI, an Award shall be considered assumed by the Post-CIC Entity (“Assumed”) if all of the following conditions are met:

(i)	Options or SARs are converted into replacement awards in a manner that complies with Code Section 409A;

(ii)	Awards of Restricted Stock and Restricted Stock Units that are not subject to Performance Measures are converted into replacement awards covering a number of Shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of Shares would be treated in the Change in Control transaction; provided that, to the extent that any portion of the consideration received by holders of Shares in the Change in Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change in Control;

(iii)	Performance Shares, Performance Units and all other Awards subject to Performance Measures are converted into replacement awards that preserve the value of such Awards at the time of the Change in Control;

(iv)	the replacement awards contain provisions for scheduled vesting and treatment on Termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Participant than the underlying Awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying Awards; and

(v)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

Section 16.03. Awards Not Assumed by Successor.

(a)	Upon the occurrence of a Change in Control in which the Company is not the surviving Company, any Awards made under this Plan that are not Assumed by the Post-CIC Entity shall become fully vested and exercisable on the date of the Change in Control or shall immediately vest and become immediately payable (subject to Section 16.03(e)) in accordance with their terms as if all of the Performance Measures had been achieved at their target levels as of the date of the Change in Control, and any restrictions that apply to such Awards shall lapse, and the following provisions of this Section 16.03 shall apply.

(b)	For each Option and SAR, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Shares in the Change in Control transaction and the exercise price of the applicable Option or SAR, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Shares. Any Options or SARs with an exercise price that is higher than the per share consideration received by holders of Shares in connection with the Change in Control shall be cancelled for no additional consideration.

(c)	The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change in Control transaction had he or she been, immediately prior to such transaction, a holder of the number of Shares equal to the number of Restricted Stock Units and/or Shares of Restricted Stock covered by the Award and the number of Shares payable under Section 16.03(a) for Awards subject to Performance Measures.

(d)	The payments contemplated by Sections 14.03(b) and (c) shall be made at the same time as consideration is paid to the holders of Shares in connection with the Change in Control.

(e)	Notwithstanding anything to the contrary in this Plan, if the payment or benefit constitutes a deferral of compensation under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery shall be made on the date of payment or delivery originally provided for such payment or benefit.

ARTICLE XVII.
MISCELLANEOUS

Section 17.01. Mistake of Fact.  Any mistake of fact or misstatement of facts shall be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

Section 17.02. Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 17.03. Notices.  Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at Box 718, Evansville, Indiana 47705.

Section 17.04. No Effect on Employment or Service.  Neither the Plan, the grant of an Award, or the execution of an Award Agreement shall confer upon any Participant any right to continued employment by the Company or an Affiliate or interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Participant and the Company or Affiliate, as the case may be. If there is any conflict between the provisions of the Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement shall control, including, but not limited to, the vesting and forfeiture of any Awards.

Section 17.05. No Company Obligation.  Unless required by applicable law, the Company, an Affiliate, the Board of Directors, and the Committee shall not have any duty or obligation to disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with the receipt, exercise, or distribution of an Award.

Section 17.06. Participation.  No Employee or Director shall have the right to be selected to receive an Award, or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has accrued under the express terms of the Plan.

Section 17.07. Liability and Indemnification.  No member of the Board, the Committee, or any officer or employee of the Company or any Affiliate shall be personally liable for any action, failure to act, decision, or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers, and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under the Plan and the payment and exercise thereof. Each person who is or shall have been a member of the Committee or the Board or served as an officer of the Company or any of its Subsidiaries shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit, or proceeding before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 17.08. Successors.  All obligations of the Company hereunder with respect to Awards shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company shall not, and shall not permit its Affiliates to, recommend, facilitate, or agree or consent to a transaction or series of transactions that would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of the Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company hereunder.

Section 17.09. Nontransferability of Awards.  Except as provided in Subsection (a) or (b), no Award can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award shall be subject to execution, attachment, or similar process. In no event may any Award be transferred for value. Any attempted or purported transfer of an Award in contravention of the Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant.

(a)	Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to: (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (Immediate Family Members), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, Eligible Transferees); provided, however, that, if the Committee permits the transfer of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke, or restrict, without the prior consent, authorization, or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted shall not be transferable pursuant to this Subsection.

(b)	Exercise by Eligible Transferees. If the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Subsection (a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent, and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his or her death, the Participant’s estate, shall remain liable for all federal, state, local, and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

Section 17.10. No Rights as Shareholder.  Except as expressly provided in Article VIII, no Participant (or any Beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

Section 17.11. Funding.  Benefits payable under this Plan to any person shall be paid by the Company from its general assets. Shares to be distributed hereunder shall be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

Section 17.12. Compliance with Code Section 409A.

(a)	To the extent applicable, it is intended that the Plan and any grants made hereunder comply with (or be exempt from) the provisions of Code Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Code Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)	Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates will have any obligation to provide the Participant with any tax gross-up or indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 17.13. Recoupment.  The Plan will be administered in compliance with Section 10D of the Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations (including, without limitation, the Company’s Bonus Recoupment Policy). In its discretion, moreover, the Committee may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 17.13 will not be the Company’s exclusive remedy with respect to such matters.

Section 17.14. Use of Proceeds.  The proceeds received by the Company from the sale of Shares pursuant to the Plan will be used for general corporate purposes.

***

Appendix A

OLD NATIONAL BANCORP

SHORT-TERM INCENTIVE COMPENSATION PLAN

FOR KEY EXECUTIVES

ARTICLE I.

GENERAL PROVISIONS

Section 1.01. Establishment. The Company has established the Old National Bancorp Short-Term Incentive Compensation Plan for Key Executives (“STIP”). The STIP is part of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”), amended and restated as of May 10, 2012 and further amended and restated as of [April 27, 2017], and the terms of the Plan are incorporated as part of the STIP. The STIP is effective as of the date the Company’s shareholders approve the Plan.

Section 1.02. Purpose. The purpose of the STIP is to advance the interests of the Company and its Subsidiaries by providing an annual incentive bonus to be paid to selected key Executive Employees based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan, as defined in Code Section 162(m), and payments under the Plan are intended to qualify as Performance-Based Compensation.

ARTICLE II.

DEFINED TERMS.

Section 2.01. Definitions. For purposes of this document, unless another definition is set out below, when the initial letter of a word (or each word in a term) is capitalized, the term shall have the meaning specified in Article II of the Plan. For purposes of this document, when the initial letter of the following words (or each word in the following terms) is capitalized, the term shall have the meaning specified below:

(a)	“Executive Employee” means any key executive employee of the Company or a Subsidiary, as determined by the Committee.

(b)	“Participant” means, with respect to a calendar year, an Executive Employee to whom the Committee has granted a Performance Award for the year.

(c)	“Performance Award Payment” means the amount payable, in cash or Shares, under a Performance Award, based on the achievement of Performance Targets.

(d)	“Performance Period” means the calendar year.

ARTICLE III.

ADMINISTRATION

The Committee shall administer the STIP, and it shall have all powers and authority necessary or appropriate to the fulfillment of its duties hereunder. Except as limited by the express provisions of the Plan, the STIP, or resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the STIP, to establish and revise rules and regulations relating to the STIP, and to make any other determinations that it believes necessary or advisable for administration of the STIP.

ARTICLE IV.

PERFORMANCE AWARDS

Section 4.01. Selection of Participants. The Committee shall have the authority to grant Performance Awards to one or more Executive Employees.

Section 4.02. Award Criteria.

(a)	Before March 31 of each calendar year for which it grants a Performance Award, the Committee shall establish (i) the Performance Measures and Performance Targets applicable to each Performance Award for that year and (ii) an objective formula for computing the Performance Award Payment based on such Performance Measures and Performance Targets. The Committee shall have sole discretion to determine the Performance Measures and Performance Targets applicable to each Performance Award and the formula for calculating the amount of the Performance Award Payment. The Committee may establish a minimum level of performance for Performance Award Payments to be made. In addition, the Committee may establish minimum, target, and maximum Performance Targets, with the size of the Performance Award based on the level attained. Once established, Performance Targets, Performance Measures, and the related formula shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award Payment to any Participant.

(b)	The Committee may impose conditions in addition to those imposed pursuant to Subsection (a), including but not limited to a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant re-pay the Award if he engages in prohibited competition with the Company or an Affiliate.

Section 4.03. Certification of Performance. As soon as practicable after the Company’s audited financial statements are available for a Performance Period, the Committee shall determine the Company’s performance in relation to the Performance Targets for the Performance Period; and it shall certify in writing the extent to which the Performance Targets were achieved.

Section 4.04. Performance Award Payments.

(a)	Subject to the provisions of Subsection (b) and (c) and Section 4.05, Performance Awards, as determined Committee in accordance with its pre-established objective formula, shall be paid in cash or Shares. The Performance Award Payment for a Performance Award shall be made by March 15 of the calendar year following the calendar year in which the last day of the Performance Period of the Performance Award occurs. Federal, state and local taxes shall be withheld from the Performance Award Payment.

(b)	Notwithstanding Subsection (a), the Committee may, in its discretion, reduce or eliminate the amount of any Performance Award Payment, as it deems appropriate.

(c)	Notwithstanding any other provision of the STIP, under no circumstances shall the Performance Award Payment amount for a Participant pursuant to the STIP for a calendar year exceed the lesser of (i) two times the Participant’s base salary for such year or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 4.05. Termination of Service. To receive a Performance Award Payment, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period. Notwithstanding the preceding sentence, if a Participant Terminates Service before such date on account of his or her death, Disability, or Retirement, the Committee may determine that the Participant shall be paid all or a portion of the total Performance Award Payment that the Participant would have received if he or she had been employed on the last day of the Performance Period (based on the Company’s performance in relation to the Performance Targets for the Performance Period), provided that any such Performance Award Payment shall be paid on the Performance Award’s scheduled payment date as set forth in Section 4.04(a). If the Participant is employed on the last day of the calendar year, but was not employed during the entire calendar year, the Participant shall receive a pro-rated payout for that part of the year in which he or she was a Participant. If the Participant is deceased at the time of a STIP payment, the payment shall be made to be the person or persons in the first of the following classes in which there are survivors of the Participant: (i) his or her spouse at the time of death; (ii) his or her issue, per stirpes; (iii) his or her parents; (iv) the executor or administrator of his or her estate.

ARTICLE V.

TERM

The STIP is contingent on approval of the Plan, of which the STIP is a part, by the Company’s shareholders at the Company’s 2017 Annual Meeting of Shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company or, if earlier, ten years after its approval by the Company’s shareholders.

ARTICLE VI.

MISCELLANEOUS

Section 6.01. Amendment and Termination. The Committee may amend, suspend or terminate the STIP at any time in its sole and absolute discretion. Any amendment or termination of the STIP, however, shall not affect the right of a Participant to receive any earned but unpaid Performance Award Payment. The Committee may amend the STIP without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 and Code Section 162(m). Termination of the STIP shall not affect any Awards previously granted.

Section 6.02. Section 162(m) Compliance. It is the intent of the Company that awards made pursuant to the STIP constitute Qualified Performance-Based Compensation. Accordingly, the STIP shall be interpreted in a manner consistent with Code 162(m). If any provision of the STIP is intended to but does not comply with, or is inconsistent with, the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to and comply with Section 162(m).

Section 6.03. Additional Payments. Nothing in the STIP precludes the Company from making additional payments or special awards to Participants outside of the Plan that may or may not qualify as Performance-Based Compensation, provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as Performance-Based Compensation.

Section 6.04. Compliance with Code Section 409A. The STIP, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof. The Company intends that the STIP be, at all relevant times, compliant with (or exempt from) Code Section 409A and all other applicable laws, and, if any Participant’s interests hereunder are subject to Code Section 409A, the STIP shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to the STIP or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and other laws. In no event, however, shall this section or any other provisions of the STIP be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, the STIP. Except as may be provided in a separate agreement between the Company or an Affiliate and a Participant, the Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or the any Participant’s beneficiaries) resulting from the terms or operation of the STIP or the Plan.

Section 6.05. Six-Month Delay in Payment. Notwithstanding anything in the STIP or the Plan to the contrary, if at the time of any Participant’s separation from service (as defined under Code Section 409A) with the Company or any Affiliate, the Participant’s interests in the STIP are subject to Code Section 409A and the Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following the Participant’s separation from service with the Company and any Affiliate (or the earliest date as is permitted under Code Section 409A).

Section 6.06. Recoupment. The STIP and the Plan will be administered in compliance with Section 10D of the Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations (including, without limitation the Company’s Bonus Recoupment Policy). In its discretion, moreover, the Committee may require repayment to the Company of all or any portion of any Performance Award if the amount of the Performance Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 6.06 will not be the Company’s exclusive remedy with respect to such matters.

***

Appendix II

FIRST AMENDMENT

OF THE

OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE

COMPENSATION PLAN (AMENDED AND RESTATED AS OF MAY 10, 2012, AND

FURTHER AMENDED AND RESTATED AS OF APRIL 27, 2017, AND FURTHER AMENDED AS OF April 29, 2021)

WHEREAS, Old National Bancorp, an Indiana corporation (the “Company”), established and sponsors the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (Amended and Restated as of May 10, 2012, and Further Amended and Restated as of April 27, 2017) (the “Plan”);

WHEREAS, pursuant to Section 14.01 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan to correct an inadvertent error in the Plan’s definition of “Effective Date.”

NOW, THEREFORE, pursuant to the power reserved by Section 14.01 of the Plan, the Board amends the Plan as follows, subject to and effective upon approval by the Company’s shareholders at the Annual Meeting to be held on April 29, 2021 (the “2021 Annual Meeting”). Defined terms used herein, but not otherwise defined in this 2021 Amendment, shall have the meanings ascribed to them in the Plan:

1. Section 2.01(p) containing the definition of “Effective Date” is hereby amended in its entirety to read as follows in order to correct an inadvertent error in the Plan when last approved by the shareholders in 2017, which amendment, if approved by the shareholders at the 2021 Annual Meeting, shall be effective retroactively to April 27, 2017:

“(p) ‘Effective Date’ means April 27, 2017”

IN WITNESS WHEREOF, this 2021 Amendment, having been first duly authorized, approved and adopted by the Company’s Board of Directors, and approved by the Company’s shareholders at the 2021 Annual Meeting, is hereby executed below by a duly authorized officer of the Company on this            day of                         , 2021.

OLD NATIONAL BANCORP

By:

Name:

Title:

II-1

Appendix III

SECOND AMENDMENT

OF THE

OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE

COMPENSATION PLAN (AMENDED AND RESTATED AS OF MAY 10, 2012, AND

FURTHER AMENDED AND RESTATED AS OF APRIL 27, 2017, AND FURTHER AMENDED AS OF April 29, 2021)

WHEREAS, Old National Bancorp, an Indiana corporation (the “Company”), established and sponsors the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (Amended and Restated as of May 10, 2012, and Further Amended and Restated as of April 27, 2017, and further amended as of April 29, 2021) (the “Plan”);

WHEREAS, pursuant to Section 14.01 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of Shares available under the Plan.

NOW, THEREFORE, pursuant to the power reserved under Section 14.01 of the Plan, the Board amends the Plan as follows, subject to and effective upon approval by the Company’s shareholders at the Annual Meeting to be held on May 18, 2022 (the “2022 Annual Meeting”). This Second Amendment of the Plan (this “Second Amendment”) shall be effective on the date this Second Amendment is approved by the Company’s shareholders. Defined terms used herein, but not otherwise defined in this Second Amendment, shall have the meanings ascribed to them in the Plan:

1. Section 4.01(a) is hereby amended in its entirety to read as follows:

“(a) Subject to adjustment as provided in Section 4.04 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan pursuant to (i) the exercise of Options, (ii) the grant of Affiliated, Freestanding, and Tandem SARs, (iii) the grant of Restricted Stock, (iv) the payment of Performance Units and Performance Shares, and/or (v) the grant of Shares shall not exceed the sum of the following (the “Aggregate Share Limit”):

(i)	nine million Shares, plus

(ii)	any Shares available for awards under this Plan as of May 18, 2022, plus

(iii)	any Shares covered by an award under this Plan that are outstanding on May 18, 2022 that are subsequently forfeited or remain unpurchased or undistributed upon termination or expiration of the award.

IN WITNESS WHEREOF, this Second Amendment, having been first duly authorized, approved and adopted by the Company’s Board of Directors, and approved by the Company’s shareholders at the 2022 Annual Meeting, is hereby executed below by a duly authorized officer of the Company on this       day of                         , 2022.

OLD NATIONAL BANCORP

By:

Name:

Title:

III-1

OLD NATIONAL BANCORP

OLD NATIONAL BANCORP
ATTN: LYNELL WALTON
P.O. BOX 718
EVANSVILLE, IN 47705

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2022 for shares held in an employee benefit plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ONB2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2022 for shares held in an employee benefit plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79511-P68315 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OLD NATIONAL BANCORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barbara A. Boigegrain	09) James C. Ryan, III
02) Thomas L. Brown	10) Thomas E. Salmon
03) Kathryn J. Hayley	11) Michael L. Scudder
04) Peter J. Henseler	12) Rebecca S. Skillman
05) Daniel S. Hermann	13) Michael J. Small
06) Ryan C. Kitchell	14) Derrick J. Stewart
07) Austin M. Ramirez	15) Stephen C. Van Arsdell
08) Ellen A. Rudnick	16) Katherine E. White

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies named herein are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders, and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date